  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996.

                                                     REGISTRATION NO. 333-14043
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                          ACCENT COLOR SCIENCES, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

      CONNECTICUT                    3577                       06-1380314
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
    JURISDICTION OF      CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

                           800 CONNECTICUT BOULEVARD
                       EAST HARTFORD, CONNECTICUT 06108
                                (860) 610-4000

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              NORMAN L. MILLIARD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ACCENT COLOR SCIENCES, INC.
                           800 CONNECTICUT BOULEVARD
                       EAST HARTFORD, CONNECTICUT 06108
                                (860) 610-4000

 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

      WILLARD F. PINNEY, JR., ESQ.                   MARK H. BURNETT, ESQ.
  MURTHA, CULLINA, RICHTER AND PINNEY           TESTA, HURWITZ & THIBEAULT, LLP
             CITY PLACE I                              HIGH STREET TOWER
          185 ASYLUM STREET                             125 HIGH STREET
   HARTFORD, CONNECTICUT 06103-3469              BOSTON, MASSACHUSETTS 02110
             (860) 240-6000                             (617) 248-7000

                               ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (SUBJECT TO COMPLETION)

DATED NOVEMBER 18, 1996

                                3,000,000 Shares

                                     (LOGO)

                          ACCENT COLOR SCIENCES, INC.

                                  COMMON STOCK

                                --------------

  All of the 3,000,000 shares of Common Stock offered hereby are being sold by Accent Color Sciences, Inc.

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ACLR."

                                --------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                           PAGE 7 OF THIS PROSPECTUS.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
--------------------------------------------------------------------------------
Per Share..................................    $           $             $
Total(3)...................................   $           $             $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses, estimated to be $1,000,000, payable by the
    Company.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 450,000 additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $   , $    and
    $   , respectively. See "Underwriting."

                                --------------

  The Common Stock is being offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for such shares will be made at the
offices of Cowen & Company, New York, New York on or about     , 1996.

                                --------------

COWEN & COMPANY
                                                    JANNEY MONTGOMERY SCOTT INC.

       , 1996

                                     (ART)



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to (i) a 3-for-1 Common Stock split which was effected on October 8, 1996, (ii) the conversion of all outstanding shares of Series A Convertible Voting Preferred Stock (the "Series A Preferred Stock") of Accent Color Sciences, Inc. ("Accent Color" or the "Company") into 1,362,312 shares of Common Stock as of the date of this Prospectus and (iii) the conversion of the Company's outstanding 8.00% Convertible Subordinated Debentures (the "Series III Debentures"), including accrued interest thereon, into approximately 606,888 shares of Common Stock upon the closing of this offering. Unless otherwise indicated, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. An investment in the shares of Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

  Accent Color designs, manufactures and sells innovative, high-speed, spot color printing systems ("Truecolor Systems") for integration with digital, high-speed, black-on-white printers and sells related consumables. Spot color printing involves the use of color to enhance traditional black-on-white documents by accenting critical information, such as a balance due on a billing statement, or by printing graphics, such as a company logo. The Company believes its Truecolor Systems are the first, and only, printers capable of cost-effectively printing or highlighting variable data (text or graphics which may vary from page to page) in multiple standard and custom colors with the speed and functionality of existing high-speed (more than 80 pages per minute), black-on-white printers. Truecolor Systems are designed to address what the Company believes is a substantial, unfulfilled demand for spot color printing in the production printing and production publishing segments of the digital printing market. Accent Color's strategy is to rapidly penetrate these global markets through strategic relationships with major original equipment manufacturers ("OEMs"), including Xerox Corporation ("Xerox"), International Business Machines Corporation ("IBM") and Oce Printing Systems USA, Inc. ("Oce").

  Truecolor Systems are designed to print spot color in high-speed, high-volume applications at a low incremental cost per page without diminishing the speed or performance of the high-speed, black-on-white host printer or affecting the end user's existing operational methods. Truecolor Systems are capable of printing up to 310 pages per minute, utilizing up to eight different colors, including custom colors, to print or highlight fixed or variable data. Truecolor Systems combine the Company's proprietary paper handling technology with patented ink jet technology from Spectra, Inc. ("Spectra"). The Company holds an exclusive right to supply products which include Spectra ink jet printheads to print color on the black-on-white output from specified high-speed printers from Xerox, IBM, Oce and certain other parties through the year 2002. In connection with their arrangements with the Company, Xerox and IBM are adapting their existing high-speed, black-on-white printers for integration with the Company's Truecolor Systems.

  The Company intends to market its Truecolor Systems to OEMs of high-speed, black-on-white printers. According to CAP Ventures, Inc. ("CAP Ventures"), a printing industry market research firm, the 1995 year-end installed base of digital, high-speed, black-on-white printers in the U.S. was approximately 22,400 and the installed base of these printers is projected to grow at a five-year compounded annual growth rate ("CAGR") of approximately 11% to 37,100 systems by the year 2000. In addition, approximately 4,800 digital, high-speed, black-on-white printers were sold in the U.S. in 1995. Revenue from new system sales, supplies and service exceeded $3.6 billion in 1995 and is expected to grow at a five-year CAGR of approximately 12% to $6.4 billion by the year 2000. This growth is further driven by the number of pages printed per year, which is projected to grow at a five-year CAGR of approximately 13% by the year 2000.

  To facilitate access to its target markets, the Company has entered into agreements with Xerox and IBM, and has entered into a memorandum of understanding with Oce, which the Company expects to result in an agreement during late 1996. Xerox, IBM and Oce intend to market, sell and service Truecolor Systems under their respective corporate logos and product identifications. Accent Color expects to substantially reduce or eliminate the cost and time required to develop and maintain a direct sales and service organization or distribution channel of its own by using the existing sales and distribution channels of Xerox, IBM and Oce. According to Dataquest, a market research firm, Xerox (excluding its DocuTech systems), IBM and Oce accounted for approximately 80% of the high-speed, black-on-white printing systems sold in the U.S. during 1994 and 1995. In addition, according to Xerox, there are over 10,000 DocuTech printers installed with which Truecolor Systems are designed to be integrated. See "Business--Strategic Relationships."

  The Company also sells consumables comprised of standard and custom color wax-based inks, as well as spare parts used with Truecolor Systems. The Company expects that consumables will generate recurring revenue which the Company believes will increase as the installed base and usage of Truecolor Systems increase. According to CAP Ventures, typical high-speed, black-on-white printers servicing the production printing and production publishing market segments produce approximately 1.7 million and 975,000 pages per month, respectively.

  The Company was incorporated in Connecticut in May 1993. The Company's principal executive offices are located at 800 Connecticut Boulevard, East Hartford, Connecticut 06108, and its telephone number is (860) 610-4000. The Company's Internet address is www.accentcolor.com. The information contained in the Company's World Wide Web site should not be considered a part of this Prospectus.

                               INTERIM FINANCING

  On October 11, 1996, the Company sold to a group of accredited investors an aggregate principal amount of $3.45 million of its 8.70% notes (the "Interim Notes"), together with warrants to purchase 45,000 shares of Common Stock (the "Interim Financing"). The net proceeds to the Company in the amount of $2.78 million will be used for working capital and general corporate purposes. The Interim Notes will be fully repaid with a portion of the proceeds from this offering.

                                  THE OFFERING

Common Stock offered.............. 3,000,000 shares
Common Stock to be outstanding
 after this offering.............. 9,689,040 shares(1)
Use of proceeds................... For (i) the repayment of the Interim Notes and (ii) working capital and general
                                   corporate purposes, including the expansion
                                   of the Company's manufacturing,
                                   development, engineering and customer
                                   support capabilities, the commercial
                                   production of additional Truecolor Systems,
                                   the further enhancement of the Company's
                                   products and possible further debt
                                   reduction
Proposed Nasdaq National Market
 symbol........................... ACLR

--------

(1) Excludes as of November 15, 1996 (i) 1,159,503 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $3.52 per share, all of which are currently exercisable,
    (ii) 45,000 shares of Common Stock issuable upon the exercise of outstanding warrants issued in connection with the Interim Financing exercisable at the lesser of $10.00 per share or the initial public offering price set forth on the cover page hereof and (iii) 1,289,850 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's 1995 Stock Incentive Plan, with a weighted average exercise price of $3.53 per share, of which options to purchase 398,750 shares are currently exercisable. See "Management--1995 Stock Incentive Plan," "Description of Capital Stock," and Notes 5, 6 and 7 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                             FOR THE                                                        FOR THE
                           PERIOD FROM                                                    PERIOD FROM
                            INCEPTION           FOR THE                 FOR THE            INCEPTION
                          (MAY 21, 1993)      YEAR ENDED           NINE MONTHS ENDED     (MAY 21, 1993)
                             THROUGH         DECEMBER 31,            SEPTEMBER 30,          THROUGH
                           DECEMBER 31,  ----------------------  ----------------------  SEPTEMBER 30,
                               1993         1994        1995        1995        1996          1996
                          -------------- ----------  ----------  ----------  ----------  --------------
STATEMENT OF OPERATIONS
 DATA:
Sales...................   $       --    $      --   $      --   $      --   $      --     $      --
Costs and expenses:
 Costs of production....           --           --          --          --          570           570
 Research and
  development...........            19          805       3,051       2,455       5,089         8,964
 Marketing, general and
  administrative........            26          336       1,003         641       2,870         4,236
 Related party
  administrative
  expense(1)............           --           --           80         --           25           105
 Interest expense, net..           --            12          83          36         253           348
                           -----------   ----------  ----------  ----------  ----------    ----------
Net loss................   $       (45)  $   (1,154) $   (4,217) $   (3,132) $   (8,807)   $  (14,223)
                           ===========   ==========  ==========  ==========  ==========    ==========
Pro forma net loss per
 common share(2)........                             $     (.64)             $    (1.25)
                                                     ==========              ==========
Pro forma weighted
 average common shares
 outstanding(2).........                              6,416,658               6,869,504
                                                     ==========              ==========
OTHER DATA:
Number of prototype and
 pre-production
 units shipped..........           --           --            3         --           11            14
Units in backlog
 (as of period end)(3)..           --           --          --          --           30            30

                                                    SEPTEMBER 30, 1996
                                            -----------------------------------
                                                                   PRO FORMA
                                            ACTUAL  PRO FORMA(4) AS ADJUSTED(5)
                                            ------  ------------ --------------
BALANCE SHEET DATA:
Cash and cash equivalents.................. $1,406    $ 4,186       $24,846
Working capital (deficit) ................. (2,793)    (2,669)       22,689
Total assets...............................  7,687     10,687        31,005
Short-term debt............................  2,663      5,539           500
Long-term debt, less current portion.......  1,759      1,759         1,759
Total shareholders' (deficit) equity....... (2,373)    (2,249)       23,108

--------

(1) See Note 11 of Notes to Financial Statements for information concerning related party transactions.
(2) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net loss per common share.
(3) See "Business--Backlog."
(4) Gives pro forma effect to the Interim Financing completed on October 11, 1996.

(5) Pro forma as adjusted to give effect to (i) the conversion as of September 30, 1996 of all outstanding shares of the Series A Preferred Stock and the Company's outstanding Series III Debentures, including accrued interest thereon, and (ii) the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, less estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds for repayment of the Interim Notes. See "Use of Proceeds" and "Capitalization."

                                ----------------

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

  Accent Color(TM) and Truecolor(TM) are trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company and its business before purchasing any shares of Common Stock offered hereby.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES; UNCERTAINTY OF FUTURE FINANCIAL RESULTS; AUDITORS' GOING CONCERN OPINION

  The Company was formed in May 1993 and is a development stage company with a limited operating history. The Company incurred net losses of $45,000, $1,154,000, $4,217,000 and $8,807,000 for the period from inception to
December 31, 1993, the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. These losses primarily were due to the substantial research and development costs associated with the development of Truecolor Systems, all of which costs were expensed as incurred. Through September 30, 1996, no revenue had been recognized from the sale of its products. As a result of these losses, as of September 30, 1996, the Company had an accumulated deficit of $14,223,000 and total shareholders' deficit of $2,373,000. It is expected that quarterly net losses will continue through at least the fourth quarter of 1997 and that the Company will incur a net loss for 1997. There can be no assurance that the Company will be profitable thereafter or that profitability, if achieved, will be sustained. In order to support the anticipated growth of its business, the Company expects to expand its manufacturing and administrative capabilities, technical and other customer support functions, and research and product development activities. The anticipated increase in the Company's operating expenses caused by this expansion could have a material adverse effect on the Company's operating results if revenue does not increase at an equal or greater rate. Also, the Company's expenses for these and other activities are based in significant part on its expectations regarding future revenue and are fixed to a large extent in the short term. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfalls.

  The Company's independent accountants have included in their report an explanatory paragraph relating to the Company's ability to continue as a going concern. This explanatory paragraph includes the following language: "The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company and has a net working capital and shareholders' deficit due to recurring net losses which raises substantial doubt about the Company's ability to continue as a going concern. The Company's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty." There can be no assurance regarding the Company's ability to continue as a going concern. The report of the Company's independent accountants on the Company's financial statements for the year ending December 31, 1996 may also contain an explanatory paragraph relating to the Company's ability to continue as a going concern. See "Potential Need for Additional Funding For Operating and Capital Requirements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements.

UNCERTAINTY OF MARKET DEVELOPMENT; ACCEPTANCE OF ACCENT COLOR'S PRODUCTS

  The digital, high-speed printing market has traditionally relied mainly on black-on-white print. There can be no assurance that a market for high-speed, variable data color printing will develop or achieve significant growth. The failure of such market to develop or achieve significant growth would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's products are currently designed for the digital, high-speed production printing and production publishing market segments. There can be no assurance that the Company will be successful in developing or marketing its existing or future products or that, if any such products achieve market acceptance, such acceptance will be sustained. The Company also plans to further enhance its products and is investing substantial capital and other resources in the development of such enhancements. The Company plans to devote substantial resources to improve technology in the areas of ink jet printhead width and higher print resolution. In addition, the Company's customers have requested advanced paper handling functionality, particularly duplex printing (the ability to print on both sides of a page). There can be no assurance that the Company's Truecolor Systems or enhancements will be a preferable alternative to existing products or that they will not be rendered obsolete or noncompetitive by products offered by other companies. Any quality, durability or reliability problems with the Company's products, regardless of materiality, or any other actual or perceived problems with any Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, the Company's products will achieve market acceptance. A failure of any of the Company's products to achieve market acceptance for any reason could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the announcement by the Company or its OEM customers or competitors of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS; REVENUE CONCENTRATION

  The Company anticipates that sales of its Truecolor Systems and consumables to a limited number of customers will account for substantially all of the Company's revenue. As of September 30, 1996, the Company had contracts with only two customers, Xerox and IBM, and was negotiating a contract with Oce. Generally, the Company's customers are required to provide non-binding forecasts of future orders. There can be no assurance that these customers will purchase a significant volume of the Company's products. A substantial difference between forecast orders and actual orders by any one of its customers, or the failure of its customers to purchase a significant volume of the Company's products, could have a material adverse effect on the business, financial condition and results of operations of the Company. There can be no assurance that the Company's OEM customers, including Xerox, IBM and Oce, will not compete with the Company in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Marketing, Product Support, Service and Training."

DEPENDENCE ON THIRD PARTY MARKETING, DISTRIBUTION AND SUPPORT

  A significant element of the Company's marketing strategy is to form alliances with third parties for the marketing and distribution of its products. To this end, the Company has recently entered into multi-year agreements with Xerox (the "Xerox Agreement") and IBM (the "IBM Agreement"), and is currently negotiating an agreement with Oce, for the marketing, distribution and support of the Company's products. The Company's contracts with Xerox and IBM are for terms of three years with each of Xerox and IBM having the right to terminate its contract in certain circumstances, such as a material breach of the contract by Accent Color or the Company's bankruptcy or insolvency. For a further description of the terms of these contracts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "Business--Strategic Relationships." There can be no assurance that (i) the Company will be successful in maintaining such alliances or forming and maintaining other alliances, (ii) the Company will be able to satisfy its contractual obligations with its OEM customers or (iii) the Company's OEM customers will devote adequate resources to market and distribute the Company's products successfully. Any disruption in the Company's relationships with Xerox, IBM or Oce, or any future customer of the Company, may have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Accent Color's Strategy," "--Strategic Relationships" and "--Marketing, Product Support, Service and Training."

  As a result of its relationships with its OEM customers, the Company's ability to interact with end users of Truecolor Systems and observe their experience with the Company's products may be limited. The Company also does not have control over the marketing, distribution and support efforts of its OEM customers. This may result in a delay by the Company in the recognition and correction of any problems experienced by the OEM customers or the end users. Failure of the Company to respond to customer and end-user preferences or experience with its products, or a failure by the Company's OEM customers to market and support the Company's products successfully, could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, the Company's OEM customers will control the timing of the introduction of the Company's products, including its existing products. Consequently, the timing of the introduction of the Company's products may be delayed for reasons unrelated to the Company and its products, such as delays in the introduction of products offered by the OEM customers with which the Company's products are integrated. Further, before introducing the Company's products, the Company's OEM customers require that those products complete and satisfy extensive testing requirements. Any failure in completing and satisfying those testing requirements may delay introduction of the Company's products. Delays in the introduction of the Company's products could have a significant adverse effect on the Company's business, financial condition and results of operations. Further, third-party distribution provides the Company with less information regarding the amount of inventory that is in the process of distribution. This lack of information may reduce the Company's ability to predict fluctuations in revenue resulting from a surplus or a shortage in its distribution channels and contribute to volatility in the Company's financial results, cash flow and inventory. See "Business--Marketing, Product Support, Service and Training."

DEPENDENCE ON SPECTRA

  The Company is dependent on Spectra, a wholly owned subsidiary of Markem, Inc. ("Markem"), as its sole source supplier of ink jet printheads and the hot melt, wax-based inks included in and used by Truecolor Systems. Spectra has agreed to supply the Company with ink jet printheads and wax-based inks under a supply agreement, subject to a number of conditions. The Company's reliance on Spectra involves several risks, including a potential inability to obtain an adequate supply of required printheads or inks, and reduced control over the quality, pricing and timing of delivery of these items. Because the production of printheads is specialized and requires long lead times, there can be no assurance that delays or shortages of printheads will not occur. To date, Spectra has only produced a limited number of ink jet printheads. Accordingly, there can be no assurance that Spectra will be able to provide a stable source of supply of these components. As the Company increases the production of Truecolor Systems, it will become more reliant upon Spectra's ability to manufacture and deliver ink jet printheads as required. In May 1996, Spectra was acquired by Markem, a manufacturer and marketer of printing systems, some of which utilize Spectra printheads, for use in industrial marking applications. There can be no assurance that Markem's requirements for Spectra printheads will not materially interfere with the Company's ability to obtain Spectra printheads. Any interruption in the Company's ability to obtain Spectra printheads could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the Company and Spectra are devoting substantial resources to improve technology in the areas of ink jet printhead width and print resolution. There can be no assurance that, if such improvements are made, Spectra will be able to produce printheads embodying such improvements for the Company in sufficient quantities at an acceptable price, or at all. Any inability to incorporate such improvements or produce printheads embodying them could have a material adverse effect on the Company's business, financial condition and results of operations.

  Spectra, itself, is also reliant upon licenses granted to it by third parties. The Spectra agreement allows, in certain instances, the Company to utilize Spectra's technology to either manufacture wax-based inks or ink jet printheads itself or arrange for their manufacture by third parties utilizing such technology. There can be no assurance, however, that, if necessary, the Company would be able to manufacture ink jet printheads and wax-based inks itself or negotiate with third parties for the timely manufacture of ink jet printheads or supply of wax-based inks on acceptable terms or at all. Furthermore, the use of Spectra's technology may require the consent of certain other licensors to Spectra, and there is no assurance that the Company will be able to obtain any such consents on acceptable terms or at all.

  Spectra has granted the Company the exclusive right to supply products including Spectra printheads in the worldwide market for printing color on the output from specified high-speed, black-on-white printers from

Xerox, IBM, Oce and certain other parties through December 31, 2002. To maintain such exclusive rights, the Company is required to purchase a minimum number of ink jet printheads each year, to continue to purchase its wax-based ink requirements from Spectra and to make certain payments. There can be no assurance that the Company will be able to meet the minimum purchase requirements or make these payments. The Company's agreement with Spectra requires quarterly payments of $250,000 through 1997 to maintain the exclusivity rights. These specified payments, together with similar payments from other Spectra customers (which vary in amount from customer to customer), are used by Spectra to fund ink jet printhead development, the results of which are available to participating customers. After 1997, the Company must make additional quarterly payments of $250,000 to continue to benefit from the development efforts funded by Spectra's customers. There is no assurance that the Company will be able to continue such required payments or that the research and development will be beneficial to the Company. The Company is also negotiating an agreement with Spectra to aid in the funding of the expansion of Spectra's manufacturing of ink jet printheads for the Company. Any disruption in the Company's relationship with Spectra, or in Spectra's relationship with its licensors, may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing and Assembly" and "--Subcontractor and Supplier Arrangements."

DEPENDENCE ON MAJOR SUBCONTRACTORS AND SUPPLIERS

  The Company relies on subcontractors and suppliers to manufacture, subassemble and perform certain testing of some modules and parts of Truecolor Systems. Currently, the Company's ink jet printheads are manufactured solely by Spectra. The Company currently performs the final assembly and testing of various Truecolor System components and of each complete Truecolor System. The Company plans to eventually outsource the full assembly and testing of Truecolor Systems. The inability to develop relationships with, or the loss of, subcontractors or suppliers, or the failure of its subcontractors or suppliers to meet the Company's price, quality, quantity and delivery requirements, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Dependence on Spectra," "Business--Manufacturing and Assembly" and "--Subcontractor and Supplier Arrangements."

DEVELOPMENT RISKS

  The Company is at an early stage of development. The Company's products are in various stages of development, and no revenue has been recognized from the sale of its products. The Company has developed and plans to market new products and new applications of technology and, accordingly, is subject to risks associated with such ventures. The Company has delivered prototype and pre-production Truecolor Systems and is entering the production phase for these systems. Truecolor Systems are currently undergoing extensive testing by Xerox and IBM. The probability of success of the Company must be considered in light of the expenses and delays frequently encountered in connection with the operation of a new business, the development and production of new products and the development of practical production techniques for the products. See "Limited History of Product Manufacturing" and "Business--Manufacturing and Assembly."

  The Company considers the enhancement of its present products to be the Company's first development priority. Many of these enhancements are contemplated in the Company's contracts with Xerox and IBM. The Company plans to devote substantial resources to improve its technology in the areas of printhead width and print resolution. In addition, the Company's customers have requested advanced paper handling functionality, particularly duplex printing (the ability to print on both sides of a page). There can be no assurance, however, that the Company will be successful in developing enhancements for its products or that these enhancements will prove to be desirable to end users or that the Company will be able to obtain the necessary components for contemplated product enhancements. Failure to develop enhancements to its existing products, particularly the enhancements contemplated by the agreements with Xerox and IBM, could have a material adverse effect on the market acceptance of the Company's products and could result in the termination of the Company's relationship with Xerox or IBM. As a result, any such failures could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Accent Color's Strategy."

LIMITED HISTORY OF PRODUCT MANUFACTURING

  To date, the Company has manufactured only limited quantities of Truecolor Systems for evaluation in commercial applications. To be profitable, the Company's products must be manufactured in sufficient quantities and at acceptable costs. Future production in sufficient quantities may pose technical and financial challenges for the Company. The Company has limited manufacturing history, and no assurance can be given that the Company will be able to reduce its current product costs to an acceptable level and to make a successful transition to high-volume production. The failure to manufacture its products at acceptable costs and to make such a successful transition could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Dependence on Major Subcontractors and Suppliers" and "Business--Manufacturing and Assembly."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS

  The Company's quarterly operating results are likely to vary significantly in the future based upon a number of factors, including the volume, timing, delivery and acceptance of customer orders, the introduction and market acceptance of new products offered by the Company and its OEM customers or competitors, changes in the pricing policies of the Company or its OEM customers or competitors, the level of product and price competition, the relative proportion of printer and consumables sales, the timely availability of sufficient volume of sole source components, fluctuations in research and development expenditures, the availability of financing arrangements for certain of the Company's customers, general economic conditions, as well as other factors. Additionally, because the purchase of a printing system and peripherals involves a significant capital commitment, the sales cycle for the Company's products is susceptible to delays and lengthy acceptance procedures associated with large capital expenditures. Historically, there has existed seasonality in the purchase of major equipment such as the Company's Truecolor Systems, with many companies experiencing higher sales in the fourth calendar quarter. The Company expects such seasonality to apply to the purchase of its systems and has already seen such seasonality reflected in forecasts provided by Xerox and IBM. Furthermore, due to the Company's high average sales price and low unit volume, a delay in the sale of, or the recognition of revenue from the sale of, a few units could have a material adverse effect on the results of operations for a fiscal quarter.

  Quarterly revenue and operating results depend primarily on the volume, timing, shipping and acceptance of orders during the quarter, which are difficult to forecast due to the length of the sales cycle. To date, the Company has not recognized any revenue from the sale of its products. The Company also has not produced or shipped any production versions of its Truecolor Systems. Consequently, the Company has no experience with the rate of customer and end-user acceptance of its products or the volume or nature of warranty claims relating to its products. The Company's current policy is to recognize revenue upon customer acceptance. Until such time that the Company gains sufficient experience regarding customer acceptance of, and warranty claims regarding, its products, the Company intends to recognize revenue at the expiration of the applicable warranty periods. As a result, the Company expects a difference between timing of shipments and the recognition of related revenue, which may be substantial and inconsistent. There can be no assurance that the timing of revenue recognition will not result in significant fluctuations in the Company's quarterly operating results. A significant portion of the Company's operating expenses are relatively fixed in the short term, and planned expenditures are based on sales forecasts. Sales forecasts by the Company's customers are generally not binding. If revenue levels are below expectations, operating results may be disproportionately affected because only a small portion of the Company's expenses vary with revenue in the short term, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will experience or sustain any revenue growth or profitability. Further, it is possible that in some future quarters the Company's revenue or operating results will be below the expectations of securities analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.

NEED FOR ADDITIONAL FUNDING FOR OPERATING AND CAPITAL REQUIREMENTS

  The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its existing cash resources, availability under the Xerox Loan and cash from operations, will be sufficient to finance its operations, repay certain indebtedness and make capital expenditures through the third quarter of 1997.

  Based on its current operating plan, the Company anticipates that additional financing will be required to finance its operations, debt repayments and capital expenditures during the second half of 1997. The Company's currently anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. Further, the Company's business plan may change, or unforeseen events may occur, requiring the Company to raise additional funds. The amount of funds required by the Company will depend on many factors, including the extent and timing of sales of Truecolor Systems, future product costs, the timing and cost associated with the expansion of the Company's manufacturing, development, engineering and customer support capabilities, the timing and cost of the Company's product development and enhancement activities, the amount of funds raised in this, offering and the Company's operating results. Until the Company generates cash flow from operations which (together with the net proceeds from the sale of Common Stock offered hereby, the Company's existing cash resources and availability under the Xerox Loan) will be sufficient to satisfy its cash requirements, the Company will need to seek alternative means for financing its operations, capital expenditures and debt repayments or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, obtaining a line of credit, or obtaining additional debt or equity financing. If additional financing is required, the Company's current intention is to lease, rather than purchase, capital equipment and to obtain a line of credit or other debt financing. There can be no assurance that, if and when needed, additional financing will be available, or available on acceptable terms. The inability to obtain additional financing or generate sufficient cash from operations could require the Company to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of its products, or otherwise to curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company raises funds through the sale of additional equity securities, the Common Stock offered hereby may be further diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT WARRANTY; LIMIT ON PRICES FOR SPARE PARTS

  The Company warrants its Truecolor Systems to be free of defects in workmanship and materials for 90 days from installation at the location of the end user. Furthermore, under the IBM Agreement, the Company has agreed to provide spare parts for its products to IBM at prices which will yield a monthly parts cost per Truecolor System not to exceed a specified amount. There can be no assurance that the Company will not experience warranty claims or parts failure rates in excess of those which it has assumed in pricing its products and spare parts. Any such excess warranty claims or spare parts failure rates could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, pursuant to the terms of the Xerox Agreement, the Company is obligated to repurchase from Xerox any Xerox inventory of spare parts and consumables which become obsolete as a result of changes to Truecolor Systems. There can be no assurance that the Company's obligations to repurchase such obsolete inventory will not have a material adverse effect on the Company's business, financial condition or results of operations. The Company has not produced or shipped any production versions of its Truecolor Systems. Consequently, the Company currently has no experience with the volume or nature of warranty claims relating to its products. See "Significant Fluctuations in Quarterly Results" and "Business-- Strategic Relationships."

DEPENDENCE ON A SINGLE PRODUCT LINE

  The Company anticipates that it will derive substantially all of its revenue in the foreseeable future from sales of Truecolor Systems, related consumables and spare parts. If the Company is unable to generate sufficient sales of Truecolor Systems due to market conditions, manufacturing difficulties or other reasons, it may not be able to continue its business. Similarly, if purchasers of Truecolor Systems were to purchase wax-based ink or spare parts from suppliers other than the Company, the Company's business, results of operations and financial condition could be materially adversely affected. Dependence on a single product line makes the Company particularly vulnerable to the successful introduction of competitive products. See "Rapid Technological Change Requires Ongoing Product Development Efforts" and "Business--Competition."

RAPID TECHNOLOGICAL CHANGE REQUIRES ONGOING PRODUCT DEVELOPMENT EFFORTS

  The high-speed printer industry is characterized by evolving technology and changing market requirements. The Company's future success will depend on a number of factors, including its ability to continue to develop and manufacture new products and to enhance existing products. Consequently, the Company considers the enhancement of its products to be a development priority. Certain enhancements of its existing products are required by the Company's contracts with Xerox and IBM. Additionally, in a new and evolving market, customer preferences can change rapidly and new technology could render existing technology obsolete. Failure by the Company to respond adequately to changes in its target market, to develop or acquire new technology or to successfully conform to market preferences could have a material adverse effect on the business, financial condition and results of operations of the Company. The failure by the Company to anticipate or respond adequately to competitive and technological changes could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Research and Development" and "--Competition."

LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY AND RISKS OF THIRD-PARTY CLAIMS

  The Company's ability to compete effectively will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. The Company relies, in part, on proprietary technology, know-how and trade secrets related to certain aspects of its principal products and operations but there can be no assurance that others, including the Company's OEM customers, may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company generally requires its OEM customers, suppliers, employees and independent contractors to enter into nondisclosure agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its products through nondisclosure agreements or other protection, its business could be materially adversely affected. The U.S. Patent and Trademark Office has issued a Notice of Allowance with respect to an initial patent application filed by the Company related to the Company's color printing apparatus. In addition, the Company has filed applications for two additional patents related to certain enhancements of the Truecolor Systems. There can be no assurance, however, as to the degree of protection offered by this notice, or as to the likelihood that pending patent applications will be issued. There can be no assurance that potential competitors, many of which may have substantially greater resources than the Company and may have made substantial investments in competing technologies, do not currently have or will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products or will not intentionally infringe on the Company's patents if and when issued. Moreover, no assurance can be given that Accent Color's technology does not conflict with existing enforceable patents. Although patents may be issued to Accent Color as a result of patent applications it has filed, Accent Color's technology may fall within the scope of existing enforceable patents. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the U.S. There can be no assurance that these protections will be adequate.

  The Company has an exclusive right to supply products including Spectra's ink jet printheads in the worldwide market for printing color on the output from specified high-speed, black-on-white printers marketed by Xerox, IBM, Oce and certain other parties through December 31, 2002. To the extent that wax-based inks and ink jet printheads purchased from Spectra are covered under patents or licenses, the Company relies on Spectra's rights under such patents and licenses and Spectra's willingness and ability to enforce its patents and maintain its licenses. There can be no assurance that Spectra will be willing or able to enforce its patents and maintain its licenses and any such unwillingness or inability could have a material adverse effect on the Company's business, financial condition and results of operations. See "Dependence on Spectra."

  Although the Company believes that its products and technology do not infringe any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. See "Business--Intellectual Property."

DIFFICULTIES IN MANAGING RAPID GROWTH

  Since inception, the Company has experienced rapid growth, which has placed a significant strain on the Company's (i) administrative, operational and financial personnel, (ii) management information systems, (iii) manufacturing operations and (iv) other resources. Certain of the Company's senior managers have recently joined the Company, and the Company may increase the number of its senior managers. In addition, the Company's future development plans anticipate additional management, operating and financial resources. For example, the Company intends to significantly increase production capacity, create new marketing programs, hire additional personnel and develop further enhancements to the Company's products. The Company has recently hired additional accounting and finance personnel and has made improvements to its operating, accounting, financial control and reporting systems. However, further improvements in these systems are needed and will continue to be needed in order to manage anticipated growth in revenue and assets, including receivables and inventories. There can be no assurance that the Company will be able to successfully implement its business strategy, that operations will generate sufficient cash flow, or that adequate financing will be available on acceptable terms to fund continuing growth, or that management will successfully manage continued growth. The failure to manage growth effectively may have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Accent Color's Strategy."

DEPENDENCE ON KEY PERSONNEL

  The business of the Company is substantially dependent on the capabilities and services of a number of key technical and managerial personnel, including Richard J. Coburn, its Chairman, and Norman L. Milliard, its President and Chief Executive Officer. Mr. Coburn has an employment agreement with the Company which has a term that expires in 1998. Mr. Milliard entered into a three-year contract with the Company in 1994 which is automatically extended each year for one year unless Mr. Milliard or the Company gives notice prior to the year end. Messrs. Coburn and Milliard may terminate the employment relationship with the Company at any time with no penalty other than the loss of future compensation. The loss of the services of Messrs. Coburn or Milliard or other key personnel could have a material adverse effect on the business of the Company. The Company maintains, and is the named beneficiary of, keyman life insurance policies on Messrs. Coburn and Milliard in the amount of $1,000,000 each. There can be no assurance, however, that the Company will continue such insurance coverage or that such amount is sufficient. The Company's future success will further depend on both its ability to retain key personnel and its ability to attract qualified personnel. Competition for qualified personnel is intense, and there can be no assurance that the Company will be successful in hiring or retaining them. The inability of the Company to retain key personnel or attract qualified personnel may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Personnel" and "Management."

COMPETITION

  The Company expects to encounter varying degrees of competition in the markets in which it intends to compete. The Company competes, in significant part, on the basis of advanced proprietary technology in the areas of paper handling, ink jet color printing and interface software which allows the Company's products to print variable data, in multiple standard and custom colors at high speeds.

  Competition in the markets for the Company's products is highly fragmented. The Xerox 4890 (a similar product is also marketed by Xerox as the DocuTech 390HC) is a spot color printer which prints in black and one color per job (out of a limited palette). It is capable of printing 92 pages per minute but does not offer custom colors. BESTE Bunch Systems markets a color offset press used as a downstream add-on to an Oce or IBM high-speed, black-on-white printer. While providing color logos and fixed data, it does not offer variable data, requires longer time to set up, and is more labor intensive. It also requires additional processes of negative production and plate making. There are full-process color printers available which have relatively high per page print costs and operate at much lower speeds than those required by typical production printing, making them impractical for high-speed print jobs. In addition, many of the companies that may compete with the Company in the future have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition than the Company.

  In addition to direct competition from other firms utilizing high-speed color technologies, there exists potential direct competition from firms improving technologies used in low-speed to medium-speed color printers and indirect competition from firms producing pre-printed forms.

  Products or product improvements based on new technologies could be introduced by other companies with little or no advance notice. Manufacturers of high-speed, black-on-white printers may also, in time, develop comparable or more effective color capability within their own products which may render the Company's products obsolete. There can be no assurance that the Company will be able to compete against future competitors successfully or that competitive pressures faced by the Company will not have a material adverse effect upon its business, financial condition and results of operations. See "Business--Competition."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or be sustained after this offering or that purchasers of the Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of market prices of the Common Stock after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including quarterly variations in operating results, announcements of technological innovations or new products by the Company or its OEM customers or competitors, changes in general economic conditions or financial estimates by securities analysts and other events or factors. In addition, the stock market has experienced large price and volume fluctuations that often have been unrelated to the operating performance of specific companies or market sectors. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

IMMEDIATE AND FUTURE DILUTION

  Purchasers of the Common Stock offered hereby will experience immediate and substantial ($6.61 per share) dilution in net tangible book value per share of the Common Stock from the initial public offering price. Additional dilution will occur upon the exercise of outstanding stock options and warrants. Furthermore, the Company may issue additional shares of its capital stock from time to time in such amounts and for such consideration as it deems appropriate. Such issuance could also be dilutive to investors in the Common Stock offered hereby. See "Dilution" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  Sales of a substantial number of shares of Common Stock into the public market following this offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this offering, the Company will have a total of 9,689,040 shares of Common Stock outstanding, of which the 3,000,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933 (the "Securities Act") by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,689,040 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 and Rule 701 as promulgated under the Securities Act (the "Restricted Shares"). Of the 6,689,040 Restricted Shares, 414,000 shares may be currently sold under Rule 144(k). An additional 2,745,312 shares will become eligible for sale 90 days after completion of this offering pursuant to Rule 144. The remaining 3,529,728 shares will be eligible for sale upon the expiration of their respective two-year holding periods subject to the conditions of Rule 144. The Securities and Exchange Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would permit earlier resale of shares of Common Stock currently subject to holding periods under Rule 144. No assurance can be given concerning whether or when the proposal will be adopted. Furthermore, substantially all of the 6,689,040 Restricted Shares are subject to lock-up agreements expiring 180 days following the date of this Prospectus. Such agreements provide that Cowen & Company may, in its sole discretion and at any time without notice, release all or a portion of the shares subject to these lock-up agreements. Upon the expiration of the lock-up agreements, 3,418,216 of the 6,689,040 Restricted Shares may be sold pursuant to Rule 144, subject in some cases to certain volume restrictions imposed thereby. Certain existing stockholders have rights to include shares of Common Stock owned by them in future registrations by the Company for the sale of Common Stock or to request that the Company register their shares under the Securities Act. On a date after 180 days following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,500,000 shares of Common Stock issued or issuable under its 1995 Stock Incentive Plan. Of the 1,500,000 shares issuable under its 1995 Stock Incentive Plan, 1,289,850 shares were subject to outstanding options as of November 15, 1996, of which 584,000 options were exercisable within 180 days following the date of this Prospectus. Shares covered by such registration statements will be eligible for sale in the public market after the effective date of such registration. See "Management--1995 Stock Incentive Plan" and "Shares Eligible for Future Sale."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

  The principal purposes of this offering are to repay certain indebtedness, to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to public equity markets. As of the date of this Prospectus, the Company has no specific plans for the use of a substantial portion of the net proceeds of this offering. The Company expects to use such unallocated proceeds for working capital and other general corporate purposes. Consequently, the Board of Directors and management of the Company will have significant flexibility in applying the net proceeds of this offering. See "Use of Proceeds."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  The Company intends to have its products marketed worldwide and therefore may enter into contracts with foreign companies. International sales are subject to certain inherent risks, including unexpected changes in regulatory requirements, tariffs and other trade barriers, fluctuations in exchange rates, credit risks, government controls, political instability, longer payment cycles, increased difficulties in collecting accounts receivable and potential adverse tax consequences. There can be no assurance that these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL REGULATION

  The Company is subject to regulation under various federal, state and local laws relating to the environment and to employee safety and health. These environmental regulations relate to the generation, storage, transportation, disposal and emission of various substances into the environment. The Company cannot predict the environmental legislation or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws, may require additional expenditures by the Company, some or all of which may be material. The Company believes it is currently in compliance in all material respects with applicable regulations relating to the environment and to employee safety and health.

POTENTIAL ADVERSE IMPACT OF ANTI-TAKEOVER PROVISIONS ON MARKET PRICE OF SHARES

  The Company's Restated Certificate of Incorporation contains provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote. In addition, the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock which, if issued, could dilute and adversely affect various rights of the holders of shares of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

  The Company is subject to the Connecticut Stock Corporation Act (the "Connecticut Act"), some provisions of which prohibit a publicly held Connecticut corporation from engaging in a "business combination" (including the issuance of equity securities which have an aggregate market value of 5% or more of the total market value of the outstanding shares of the Company) with an "interested shareholder" (as defined in the Connecticut Act) for a period of five years from the date of the shareholder's purchase of stock unless approved in a prescribed manner. The application of this statute could prevent a change of control of the Company. Generally, approval is required by the Board of Directors and by a majority of the non-employee directors of the Company and by 80% of the outstanding shares of the Company and two-thirds of the voting power of shares other than shares held by the interested shareholder. There can be no assurance that these provisions will not prevent the Company from entering into a business combination that otherwise would be beneficial to the Company. The Connecticut Act also requires that any action of the stockholders of the Company taken by written consent without a meeting must be unanimous. See "Description of Capital Stock."

DIFFICULTY OF SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENT

  Peter Teufel, a director of the Company who does not reside in the U.S., may not be subject to service of process within the U.S. Furthermore, since many of the assets of this director are located outside the U.S., any judgment obtained against him in the U.S. may not be enforceable outside the U.S.

BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS

  The completion of the offering made by this Prospectus will provide significant benefits to the current shareholders of the Company, including certain of its directors and officers. The Company intends to use approximately $3.5 million of the net proceeds of this offering to repay indebtedness, including accrued interest, outstanding under promissory notes held by certain persons who hold warrants to purchase shares of Common Stock of the Company. See "Use of Proceeds." The completion of this offering will also create a public market for the Common Stock and thereby is expected to increase the market value of the investment by current shareholders in the Company. Upon the closing of this offering, assuming an initial public offering price of $9.00 per share, the difference between the aggregate purchase price paid or payable by the Company's current securityholders for shares of Common Stock held by them or subject to options or warrants held by them and the aggregate market value of such shares will be approximately $58.5 million. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby, after deducting estimated underwriting discounts and commissions and offering expenses, are estimated to be approximately $24.1 million ($27.9 million if the Underwriters' over-allotment option is exercised in full), based on an assumed initial public offering price of $9.00 per share. The principal purposes of this offering are to repay certain indebtedness, to increase the Company's equity capital, to create a public market for the Common Stock and to facilitate future access by the Company to the public equity markets.

  The Company intends to use approximately $3.5 million to repay all of the indebtedness, including accrued interest, outstanding under its Interim Notes, which were issued in the Interim Financing. These notes bear interest at the rate of 8.70% per annum (excluding any debt discount) and are required to be repaid upon the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company intends to use the remainder of the net proceeds from this offering for working capital and general corporate purposes, including the expansion of the Company's manufacturing, development, engineering and customer support capabilities, the commercial production of additional Truecolor Systems and the further development and enhancement of the Company's products, including enhancements in the areas of printhead width, print resolution and paper handling capabilities. The Company may also use a portion of the remaining net proceeds to further repay outstanding indebtedness. Except as stated above, the Company has not determined the amounts it plans to expend with respect to each of the expected uses or the timing of such expenditures. As a consequence, management will have the discretion to allocate the net proceeds from this offering to such uses. The amounts actually expended for each use may vary significantly depending on a number of factors, including the amount and timing of future revenue, the amount of cash generated or used by the Company's operations, the progress of the Company's product development efforts and technological advances.

  Pending applications of the proceeds as described above, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest bearing securities.

                                DIVIDEND POLICY

  The Company has never declared nor paid any cash dividends on its Common Stock or Preferred Stock. The Company currently intends to retain all earnings to finance operations and therefore does not anticipate declaring or paying cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1996, the capitalization of the Company (i) on an actual basis, (ii) on a pro forma basis to give effect to the Interim Financing and (iii) on a pro forma as adjusted basis to give effect to the conversion as of September 30, 1996 of all outstanding shares of Series A Preferred Stock and the Company's outstanding Series III Debentures, including accrued interest thereon, and the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, less estimated underwriting discounts and commissions and offering expenses, and the application of the net proceeds for repayment of the Interim Notes. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere herein.

                                                       SEPTEMBER 30, 1996
                                                  ------------------------------
                                                                      PRO FORMA
                                                  ACTUAL   PRO FORMA AS ADJUSTED
                                                  -------  --------- -----------
                                                     (DOLLARS IN THOUSANDS)
Short-term debt, net of debt discount of $28,
 $602 and $0(1).................................. $ 2,663   $ 5,539    $   500
                                                  =======   =======    =======
Long-term debt, less current portion.............   1,759     1,759      1,759
                                                  -------   -------    -------
Shareholders' equity:
  Preferred Stock, no par value, 500,000 shares
   authorized, 324,360 (actual), 324,360 (pro
   forma) and 0 (pro forma as adjusted) shares
   issued and outstanding........................   1,431     1,431        --
  Common Stock, no par value, 25,000,000 shares
   authorized, 4,719,840 (actual), 4,719,840 (pro
   forma), and 9,679,758
   (pro forma as adjusted) shares issued and
   outstanding(2)................................  10,419    10,543     38,124
Accumulated deficit.............................. (14,223)  (14,223)   (15,016)
                                                  -------   -------    -------
Total shareholders' (deficit) equity.............  (2,373)   (2,249)    23,108
                                                  -------   -------    -------
Total capitalization............................. $  (614)  $  (490)   $24,867
                                                  =======   =======    =======

--------

(1) Includes accrued interest expense of $194,000, $194,000 and $0 for actual, pro forma and pro forma as adjusted, respectively.

(2) Excludes as of September 30, 1996 (i) 1,159,503 shares of Common Stock issuable upon the exercise of outstanding warrants, all of which are currently exercisable, and (ii) 1,289,850 shares of Common Stock issuable upon the exercise of stock options outstanding under the Company's 1995 Stock Incentive Plan, of which options to purchase 388,750 shares are currently exercisable. Also excludes (i) 45,000 shares of Common Stock issuable upon the exercise of outstanding warrants issued in connection with the Interim Financing exercisable at the lesser of $10.00 per share or the initial public offering price set forth on the cover page hereof. See "Management--1995 Stock Incentive Plan," "Description of Capital Stock," and Notes 5, 6 and 7 of Notes to Financial Statements.

                                   DILUTION

  The Company had a net negative tangible book value of ($3,807,000), or ($0.81) per share of Common Stock, as of September 30, 1996. Net tangible book value per share is defined as the amount of total tangible assets less total liabilities, less the carrying value of the Series A Preferred Stock, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after September 30, 1996, other than to give effect to (i) this offering (assuming an initial public offering price of $9.00 per share), after deduction of the estimated underwriting discounts and commissions and offering expenses, (ii) the conversion of all outstanding shares of the Series A Preferred Stock into Common Stock and (iii) the conversion of the Series III Debentures, including accrued interest thereon, into Common Stock, the adjusted net tangible book value per share after this offering as of September 30, 1996 would have been $23,104,000, or $2.39 per share. This amount represents an increase in net tangible book value of $2.44 per share to existing shareholders and dilution of $6.61 per share to new investors. Dilution is determined by subtracting adjusted net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of Common Stock in this offering. The following table illustrates this per share dilution.

Assumed initial public offering price per share..................         $9.00
  Net negative tangible book value per common share as of
   September 30, 1996............................................ ($0.81)
  Increase attributable to the conversion of Series A Preferred
   Stock and the conversion of Series III Debentures, including
   accrued interest thereon......................................   0.76
  Increase per common share attributable to this offering........   2.44
                                                                  ------
Adjusted net tangible book value per common share after this
 offering........................................................          2.39
                                                                          -----
Dilution per share to new investors..............................         $6.61
                                                                          =====

  The following table summarizes, on a pro forma as adjusted basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company (after giving effect to the conversion of all outstanding shares of the Series A Preferred Stock into Common Stock and the conversion of the Series III Debentures, including accrued interest thereon, into Common Stock), the total consideration paid, and the average price per share paid by existing shareholders and to be paid by the new investors, at the assumed initial public offering price of $9.00 per share, before deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.

                                                                         AVERAGE
                                   SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                   ----------------- -------------------   PER
                                    NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                   --------- ------- ----------- ------- -------
Existing shareholders............. 6,679,758    69%  $15,086,000    36%   $2.26
New investors..................... 3,000,000    31    27,000,000    64     9.00
                                   ---------   ---   -----------   ---
  Total........................... 9,679,758   100%  $42,086,000   100%
                                   =========   ===   ===========   ===

  The foregoing computations exclude (i) 1,159,503 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $3.52 per share, all of which are currently exercisable,
(ii) 45,000 shares of Common Stock issuable upon the exercise of outstanding warrants issued in connection with the Interim Financing exercisable at the lesser of $10.00 per share or the initial public offering price set forth on the cover page hereof and (iii) 1,289,850 shares of Common Stock issuable upon the exercise of outstanding stock options under the Company's 1995 Stock Incentive Plan with a weighted average exercise price of $3.53 per share, of which options to purchase 398,750 shares are currently exercisable as of November 15, 1996. To the extent that such options and warrants are exercised in the future, there will be further dilution to new investors. See "Management--1995 Stock Incentive Plan," "Description of Capital Stock" and
Note 6 of Notes to Financial Statements.

  The issuance of any additional shares of Common Stock or other securities of the Company would have a dilutive effect upon the percentage security ownership in the Company which any holder of shares of Common Stock has currently or could attain by purchase of shares in this offering. Depending upon the consideration received by the Company for issuance of any additional securities, such issuance also may have a dilutive effect on the shareholders' equity in the Company.

                            SELECTED FINANCIAL DATA
               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

  The following table sets forth selected financial data of the Company. The data should be read in conjunction with the Financial Statements of the Company, including the Notes thereto, and other financial information included herein. The statements of operations data for the period ended December 31, 1993, the years ended December 31, 1994 and December 31, 1995, the nine months ended September 30, 1996 and the related balance sheet data are derived from the audited financial statements of the Company, which financial statements have been audited and reported upon by Price Waterhouse LLP, independent accountants. The statement of operations data for the nine months ended September 30, 1995 is derived from unaudited financial statements, which in the opinion of the Company's management reflect all the adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Earnings per share data are presented on a pro forma basis only.

                             FOR THE                                                        FOR THE
                           PERIOD FROM                                                    PERIOD FROM
                            INCEPTION           FOR THE                 FOR THE            INCEPTION
                          (MAY 21, 1993)      YEAR ENDED           NINE MONTHS ENDED     (MAY 21, 1993)
                             THROUGH         DECEMBER 31,            SEPTEMBER 30,          THROUGH
                           DECEMBER 31,  ----------------------  ----------------------  SEPTEMBER 30,
                               1993         1994        1995        1995        1996          1996
                          -------------- ----------  ----------  ----------  ----------  --------------
STATEMENT OF OPERATIONS
 DATA:
Sales...................   $       --    $      --   $      --   $      --   $      --     $      --
Costs and expenses:
 Costs of production....           --           --          --          --          570           570
 Research and
  development...........            19          805       3,051       2,455       5,089         8,964
 Marketing, general and
  administrative........            26          336       1,003         641       2,870         4,236
 Related party
  administrative
  expense(1)............           --           --           80         --           25           105
                           -----------   ----------  ----------  ----------  ----------    ----------
                                    45        1,142       4,134       3,096       8,554        13,875
                           -----------   ----------  ----------  ----------  ----------    ----------
Other (income) expense:
 Interest expense.......           --            12          83          36         322           417
 Interest income........           --           --          --          --          (69)          (69)
                           -----------   ----------  ----------  ----------  ----------    ----------
                                   --            12          83          36         253           348
                           -----------   ----------  ----------  ----------  ----------    ----------
Net loss................   $       (45)   $  (1,154) $   (4,217) $   (3,132) $   (8,807)   $  (14,223)
                           ===========   ==========  ==========  ==========  ==========    ==========
Pro forma net loss per
 common share(2)........                             $     (.64)             $    (1.25)
                                                     ==========              ==========
Pro forma weighted
 average common shares
 outstanding(2).........                              6,416,658               6,869,504
                                                     ==========              ==========
OTHER DATA:
Number of prototype and
 pre-production units
 shipped................           --           --            3         --           11            14
Units in backlog
 (as of period end)(3)..           --           --          --          --           30            30
                                                               DECEMBER 31,
                                                     ----------------------------------  SEPTEMBER 30,
                                                        1993        1994        1995          1996
                                                     ----------  ----------  ----------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................   $      --   $      165  $        1    $    1,406
Working capital (deficit).........................          (24)        (86)     (1,862)       (2,793)
Total assets......................................            1         246         728         7,687
Short-term debt...................................          --          --           50         2,663
Long-term debt, less current portion..............          --          --        2,020         1,759
Total shareholders' deficit.......................          (24)        (57)     (3,164)       (2,373)

--------

(1) See Note 11 of Notes to Financial Statements for information concerning related party transactions.
(2) See Note 2 of Notes to Financial Statements for the computation of pro forma net loss per common share.
(3) See "Business--Backlog."

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this Prospectus. This Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere herein.

OVERVIEW

  Accent Color was formed in 1993 initially to develop a high-speed, color printer to attach to a Xerox 4135 or Xerox 4635 cut sheet, high-speed, black-on-white production printer. Development and testing of a prototype began in January 1994 and was first announced at the On-Demand Trade Show (a major printing industry trade show) in May 1994. In November 1994, a "proof-of-concept" Truecolor System was shown at the Xplor International Global Electronic Document Systems Conference ("Xplor") (the primary production printing industry trade show). After Xplor in November 1994, IBM approached the Company and requested that the Company develop a version of its Truecolor System to work in conjunction with the IBM 3900 continuous form production printing system.

  During 1995, the Company began negotiations with Xerox, IBM and Siemens Nixdorf Printing Systems USA, Inc. (which was acquired by an affiliate of Oce in 1996) to enter into formal development relationships. During the same period, the Company accelerated its engineering and development activities as its efforts were focused on designing and building the next generation prototypes which were demonstrated at Xplor in November 1995 in the Xerox, IBM and Accent Color exhibits and in the Xerox DocuTech Print Center. In March 1995, the Company and IBM entered into a letter of intent for the purchase of three prototype systems, which were delivered in September 1995 (one system) and February 1996 (two systems). Subsequently, the Company agreed to upgrade two of the prototypes at no additional cost to IBM. One of the upgraded prototypes was delivered during the three months ended September 30, 1996, and the second upgraded prototype is currently anticipated to be delivered in the fourth quarter of 1996. In August 1995, the Company and Xerox entered into a memorandum of understanding for the purchase of two prototype systems, which were delivered in October and November 1995. In November 1995, the Company and Oce (then Siemens Nixdorf Printing Systems USA, Inc.) entered into a memorandum of understanding for the purchase of two prototype systems which were delivered in June 1996. Through September 30, 1996, the Company had received $1.5 million from the delivery of seven prototype systems to Xerox, IBM and Oce. Through September 30, 1996, $914,000 had been offset against research and development expense, with respect to such prototype systems.

  During 1996, the Company has focused on refining the Truecolor System design and preparing for the commencement of commercial production in the fourth quarter of this year. In February 1996, a Product Development and Distribution Agreement was signed with Xerox, and in April 1996, the Company entered into a Product Purchase Agreement with IBM. During the three months ended September 30, 1996, the Company shipped seven pre-production systems to its customers, one of which was an upgrade for a prior prototype. At Xplor in October 1996, the Company demonstrated its Truecolor Systems, as well as certain enhancements planned for production in 1997.

  Pursuant to the Xerox Agreement and IBM Agreement, Xerox and IBM are expected to submit purchase orders for shipments of production systems approximately four to six months prior to the expected shipment date. The Company expects most orders will be shipped within four months of the receipt of purchase orders. As a result, the Company believes that backlog cannot be considered a meaningful indicator of future financial performance. Revenue is expected to be recognized upon customer acceptance. Through September 30, 1996, the Company had received approximately $787,400 in deposits from Xerox and IBM for future deliveries of Truecolor Systems.

  Accent Color also sells related consumables and spare parts. Currently, the only consumables sold by the Company are wax-based inks, which it acquires from Spectra. The sale of consumables is expected to generate recurring revenue which the Company believes will continue to increase as the installed base and usage of Truecolor Systems increase. Accent Color does not expect to derive significant revenue from maintenance of installed Truecolor Systems because maintenance typically will be provided by its OEM customers. See "Risk Factors--Uncertainty of Market Development; Acceptance of Accent Color's Products," "--Dependence on Spectra" and "--Competition."

  Accent Color expenses all research and development costs as they are incurred, including costs associated with the manufacture of prototypes. Accent Color produced the proof-of-concept and prototype Truecolor Systems principally during 1994, 1995 and the first six months of 1996, which resulted in significant research and development expenses for those periods. In July 1996, the Company began manufacturing pre-production Truecolor Systems for delivery to customers. As a result, it began to allocate to costs of production the manufacturing and other expenses associated with the production of pre-production Truecolor Systems. Accent Color expects increases in research and development expenses due to further enhancements to current and new products, although such increases will be offset during the remainder of 1996 and 1997 by the absence of costs associated with the manufacture of prototype and pre-production systems which had previously been expensed. See "Business--Research and Development."

  Accent Color's marketing, general and administrative expenses have increased to support the Company's anticipated revenue growth and manufacturing activities. In 1996, in anticipation of the production and sale of Truecolor Systems, the Company expanded its accounting and other administrative functions to support its manufacturing activities. The Company's strategy is to distribute its products solely through its OEM customers. Accordingly, marketing expense is attributable primarily to the development and support of the OEM customers and is anticipated to be lower, in both dollar amounts and as a percentage of revenue, than it would be if the Company established and maintained a direct sales force. The Company incurs marketing expenses in connection with product promotional activities and certain indirect marketing activities in conjunction with its OEM customers. As a result, the Company believes that marketing, general and administrative expenses will continue to increase.

  As of September 30, 1996, the Company had approximately $13.8 million in federal net operating loss carryforwards which may be utilized by the Company to offset any taxable profits in future periods. These carryforwards expire in years 2008 through 2010. In December 1994, a change in ownership of the Company occurred which limits the annual amount of certain federal net operating loss carryforwards which may be used by the Company. The change in ownership of the Company that may result from this offering may further limit the Company's ability to use its net operating loss carryforwards. See Note 9 of Notes to Financial Statements.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  The Company recognized no revenue for the nine months ended September 30, 1996 (the "1996 Period") and for the nine months ended September 30, 1995 (the "1995 Period"). During the 1996 Period, the Company's efforts were directed at designing, developing, testing and manufacturing prototype and pre-production systems. During the 1995 Period, the Company's efforts were directed at designing, developing, testing and manufacturing prototype systems.

  Costs of production of $570,000 incurred during the 1996 Period consist of the start-up manufacturing expenses related to the Company's preparation for commercial production of its Truecolor Systems.

  Research and development expenses primarily consist of the cost of personnel and equipment needed to conduct the Company's research and development efforts, including manufacturing prototype systems. Research and development expenses for the 1996 Period increased by $2.6 million, or approximately 104%, to $5.1 million from $2.5 million for the 1995 Period. This increase in research and development expenses reflects additional expenses associated with the development, manufacturing and testing of prototype systems, the increase in engineering and production personnel, and purchases of components for pre-production systems.

  Marketing, general and administrative expenses primarily consist of (i) the marketing cost in connection with product promotional activities and certain indirect marketing activities in conjunction with the Company's OEM customers and (ii) general and administrative costs related to the salaries of the Company's executive, administrative and financial personnel, and associated costs. Marketing, general and administrative expenses for the 1996 Period increased by $2.3 million to $2.9 million from $641,000 for the 1995 Period. This increase in marketing, general and administrative expenses was primarily attributable to the hiring of additional service, marketing and administrative personnel to support the Company's anticipated revenue growth and manufacturing activities.

  Related party administrative expense reflects financial advisory fees paid to an investment banker who was a director of the Company. The Company had $25,000 and $0 for the 1996 Period and 1995 Period, respectively.

  Interest expense for the 1996 Period increased by $286,000 to $322,000 from $36,000 for the 1995 Period. This increase in interest expense for the 1996 Period was primarily attributable to increased indebtedness outstanding in the 1996 Period resulting from the issuance of the Series III Debentures in October 1995 and the 8.00% Subordinated Debentures (the "Series IV Debentures") in February 1996 and borrowings under the Xerox Loan beginning in 1996. See "Liquidity and Capital Resources." Interest income for the 1996 Period was $69,000, and the Company had no interest income for the 1995 Period.

 Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 31, 1994

  The Company generated no revenue for 1995 and 1994.

  Research and development expenses for 1995 increased by $2.2 million to $3.0 million from $805,000 for 1994. This increase in research and development expenses for 1995 primarily reflects additional expense associated with the development, manufacturing and testing of prototype systems and the related increase in research and development personnel. Research and development expenses were offset by $614,000 and $0 for 1995 and 1994, respectively, resulting from customer payments under research and development agreements.

  Marketing, general and administrative expenses for 1995 increased by $664,000 or approximately 198% to $1.0 million from $336,000 for 1994. This increase in marketing, general and administrative expenses was primarily the result of adding personnel as the Company expanded overall operations and support functions.

  Related party administrative expense was $80,000 for 1995 and $0 for 1994, reflecting payment of financial advisory fees to an investment banker who was a director of the Company.

  Interest expense for 1995 increased by $71,000 to $83,000 from $12,000 for 1994. Interest expense in 1995 related to the Series III Debentures. Interest expense in 1994 related to the Series I and Series II Debentures. See "Liquidity and Capital Resources." The Company had no interest income for 1995 and 1994.

 Fiscal Year Ended December 31, 1994 Compared to the Period Ended December 31, 1993

  The Company generated no revenue for 1994 and for the period from inception of the Company on May 21, 1993 through December 31, 1993 (the "1993 Period").

  Research and development expenses for 1994 increased by $786,000 to $805,000 from $19,000 for the 1993 Period. This increase in research and development expenses for 1994 primarily reflects additional expense associated with the increase in the number of research and development personnel as the Company's efforts to design and develop its prototype systems increased. The 1993 Period research and development expenses were primarily due to the purchases of molds and components for prototype systems.

  Marketing, general and administrative expenses for 1994 increased by $310,000 to $336,000 from $26,000 for the 1993 Period. This increase in marketing, general and administrative expenses was primarily attributable to the hiring of additional personnel to support the Company's expanded development and marketing operations.

  The Company had no related party administrative expense for the 1994 and 1993 Periods.

  Interest expense for 1994 was $12,000 and the Company had no interest expense for the 1993 Period. The Company had no interest income for 1994 and for the 1993 Period.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary capital needs have been to fund the design, development and production of "proof-of-concept," prototype and pre-production models of the Truecolor System. The Company's primary sources of funding have been private placements of equity and debt securities, borrowings and customer sponsored research and development payments.

  In January and August 1994, the Company issued approximately $360,000 in principal amount of 8.00% Convertible Subordinated Debentures (the "1994 Debentures"). The 1994 Debentures bore interest at the annual rate of 8.00% (excluding debt discount).

  Between September 1994 and February 1995, the Company sold 235,000 shares of its Series A Preferred Stock for an aggregate purchase price of $1,175,000. In September 1994, at the time of the first closing of the private placement of Series A Preferred Stock, all 1994 Debentures, including accrued interest thereon, were converted into shares of Series A Preferred Stock.

  Between April 1995 and October 1995, the Company sold the Series III Debentures, together with warrants to purchase an aggregate of 530,919 shares of Common Stock, for net proceeds of $1,668,443. During 1995, the Company converted $50,000 of accounts payable, which arose in 1995, to Series III Debentures together with warrants to purchase 13,635 shares of Common Stock. The Series III Debentures have a term of two years and bear interest at the annual rate of 8.00% (excluding debt discount). At the closing of this offering, the Series III Debentures, including accrued interest thereon, will convert automatically into shares of Common Stock.

  In February 1996, the Company sold the Series IV Debentures, together with warrants to purchase 110,454 shares of Common Stock, for total proceeds of $405,000. The Series IV Debentures had a term of six months and bore interest at the annual rate of 8.00% (excluding debt discount). On August 29, 1996, the Company repaid all principal of and accrued interest on the Series IV Debentures.

  In March 1996, the Company entered into a loan and security agreement (the "Xerox Loan") with Xerox pursuant to which Xerox agreed to lend the Company up to $3,000,000 (including $500,000 advanced in January 1996 under a short term promissory note). Borrowing availability under the Xerox Loan is based on the Company's achievement of certain development and manufacturing milestones. The Xerox Loan bears interest at the annual rate of 8.00%, with interest payable quarterly, and terminates on April 1, 1998. As part of the Xerox Loan, Xerox received warrants to purchase 375,000 shares of Common Stock. As of September 30, 1996, the Company had borrowed $2,350,000 under the Xerox Loan, the maximum amount then available. The currently outstanding principal on the Xerox Loan is required to be repaid in installments of $500,000 on July 1, 1997, $500,000 on October 1, 1997, $1,000,000 on January 2, 1998 and $350,000
on April 1, 1998. See "Business--Strategic Relationships."

  From April through June 1996, the Company sold an aggregate of 2,625,000 shares of Common Stock for gross proceeds of $10,500,000.

  As of September 30, 1996, the Company had $1,406,000 in cash and cash equivalents and a working capital deficit of $2,793,000. The Company invests cash in excess of its short-term requirements in short-term, investment-grade, interest bearing securities.

  On October 11, 1996, the Company sold an aggregate principal amount of $3.45 million of its 8.70% notes (the "Interim Notes"), together with warrants to purchase 45,000 shares of Common Stock (the "Interim Financing"). The net proceeds to the Company of approximately $2.78 million will be used for working capital and general corporate purposes. The Interim Notes will be repaid with a portion of the proceeds from this offering.

  Under the Spectra Agreement, the Company is obligated to pay $250,000 per calendar quarter through 1997 in order to maintain certain exclusive rights. After 1997, the Company must continue to make quarterly payments to continue to benefit from the development efforts funded by Spectra's customers. The Company currently anticipates making such payments over the term of the Spectra Agreement. See "Business--Subcontractor and Supplier Arrangements."

  The Company's capital expenditures for the nine months ended September 30, 1996 were approximately $2.1 million. The Company has currently budgeted approximately $1.5 and $6.6 million for capital expenditures for the last three months of 1996 and for the fiscal year ending December 31, 1997, respectively. The Company's currently planned capital expenditures are primarily for expansion of the Company's manufacturing capabilities.

  The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its existing cash resources, availability under the Xerox Loan and cash from operations, will be sufficient to finance its operations, repayment of indebtedness and capital expenditures through the third quarter of 1997. Based on the Company's current operating plan, the Company's primary requirements for cash through 1997 will be for the repayment of indebtedness, the expansion of its manufacturing, development, engineering and customer support capabilities, the commercial production of additional Truecolor Systems and the further development and enhancement of the Company's products. As part of its expansion during 1997, the Company currently expects
(i) to hire approximately 50 additional manufacturing, development, engineering and customer support employees, (ii) to acquire inventories of modules, components and wax-based inks for Truecolor Systems and (iii) to invest in additional printhead manufacturing capacity. The Company's currently planned research and development activities are focused on developing (i) wider ink jet printheads for greater color coverage per page, (ii) advanced paper handling functionality particularly duplex printing (the ability to print on both sides of the page) and (iii) higher resolution ink jet printheads. There can be no assurance, however, that the Company will be successful in developing enhancements for its products or that these enhancements will prove to be desirable to end users. Failure to develop enhancements to its existing products, particularly the enhancements contemplated by the agreements with Xerox and IBM, could have a material adverse effect on the market acceptance of the Company's products and could result in the termination of the Company's relationship with Xerox or IBM. As a result, any such failures could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Accent Color's Strategy."

  Based on its current operating plan, the Company anticipates that additional financing will be required to finance its operations, debt repayments and capital expenditures during the second half of 1997. The Company's currently anticipated levels of revenue and cash flow are subject to many uncertainties and cannot be assured. Further, the Company's business plan may change, or unforeseen events may occur, requiring the Company to raise additional funds. The amount of funds required by the Company will depend on many factors, including the extent and timing of sales of Truecolor Systems, future product costs, the timing and cost associated with the expansion of the Company's manufacturing, development, engineering and customer support capabilities, the timing and cost of the Company's product development and enhancement activities, the amount of funds raised in this offering and the Company's operating results. Until the Company generates cash flow from operations which (together with the net proceeds from the sale of Common Stock offered hereby, the Company's existing cash resources and availability under the Xerox Loan) will be sufficient to satisfy its cash requirements, the Company will need to seek alternative means for financing its operations, capital expenditures and debt repayments or postpone or eliminate certain investments or expenditures. Potential alternative means for financing may include leasing capital equipment, obtaining a line of credit, or obtaining additional debt or equity financing. If additional financing is required, the Company's current intention is to lease, rather than purchase, capital equipment and to obtain a line of credit or other debt financing. There can be no assurance that, if and when needed, additional financing will be available, or available on acceptable terms. The inability to obtain additional financing or generate sufficient cash from operations could require the Company to reduce or eliminate expenditures for capital equipment, research and development, production or marketing of its products, or otherwise to curtail or discontinue its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, if the Company raises funds through the sale of additional equity securities, the Common Stock offered hereby may be further diluted. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INFLATION

  Although certain of the Company's expenses increase with general inflation in the economy, inflation has not had a material impact on the Company's financial results to date.

                                   BUSINESS

THE COMPANY

  Accent Color designs, manufactures and sells innovative, high-speed, spot color printing systems ("Truecolor Systems") for integration with digital, high-speed, black-on-white printers and sells related consumables. Spot color printing involves the use of color to enhance traditional black-on-white documents by accenting critical information, such as a balance due on a billing statement, or by printing graphics, such as a company logo. The Company believes its Truecolor Systems are the first, and only, printers capable of cost-effectively printing or highlighting variable data in multiple standard and custom colors with the speed and functionality of existing high-speed, black-on-white printers. Truecolor Systems are designed to address what the Company believes is a substantial, unfulfilled demand for spot color printing in the production printing and production publishing segments of the digital printing market. Accent Color's strategy is to rapidly penetrate these global markets through strategic relationships with major OEMs, including Xerox, IBM and Oce.

  Truecolor Systems are designed to print spot color in high-speed, high-volume applications at a low incremental cost per page without diminishing the speed or performance of the high-speed, black-on-white host printer or affecting the end user's existing operational methods. Truecolor Systems are capable of printing up to 310 pages per minute, utilizing up to eight different colors, including custom colors, to print or highlight fixed or variable data. Truecolor Systems combine the Company's proprietary paper handling technology with patented ink jet technology from Spectra. The Company holds an exclusive right to supply products which include Spectra ink jet printheads to print color on the black-on-white output from specified high-speed printers from Xerox, IBM, Oce and certain other parties through the year 2002. In connection with their arrangements with the Company, Xerox and IBM are adapting their existing high-speed, black-on-white printers for integration with the Company's Truecolor Systems.

  The Company intends to market its Truecolor Systems to OEMs of high-speed, black-on-white printers. According to CAP Ventures, a printing industry market research firm, the 1995 year-end installed base of digital, high-speed, black-on-white printers in the U.S. was approximately 22,400 and the installed base of these printers is projected to grow at a five-year CAGR of approximately 11% to 37,100 systems by the year 2000. In addition, approximately 4,800 digital, high-speed, black-on-white printers were sold in the U.S. in 1995. Revenue from new system sales, supplies and service exceeded $3.6 billion in 1995 and is expected to grow at a five-year CAGR of approximately 12% to $6.4 billion by the year 2000. This growth is further driven by the number of pages printed per year, which is projected to grow at a five-year CAGR of approximately 13% by the year 2000.

  To facilitate access to its target markets, the Company has entered into agreements with Xerox and IBM, and has entered into a memorandum of understanding with Oce, which the Company expects to result in an agreement during late 1996. Xerox, IBM and Oce intend to market, sell and service Truecolor Systems under their respective corporate logos and product identifications. Accent Color expects to substantially reduce or eliminate the cost and time required to develop and maintain a direct sales and service organization or distribution channel of its own by using the existing sales and distribution channels of Xerox, IBM and Oce. According to Dataquest, a market research firm, Xerox (excluding its DocuTech systems), IBM and Oce accounted for approximately 80% of the high-speed, black-on-white printing systems sold in the U.S. during 1994 and 1995. In addition, according to Xerox, there are over 10,000 DocuTech printers installed with which Truecolor Systems are designed to be integrated. See "Strategic Relationships."

  The Company also sells consumables comprised of standard and custom color wax-based inks, as well as spare parts used with Truecolor Systems. The Company expects that consumables will generate recurring revenue which the Company believes will increase as the installed base and usage of Truecolor Systems increase. According to CAP Ventures, typical high-speed, black-on-white printers servicing the production printing and production publishing market segments produce approximately 1.7 million and 975,000 pages per month, respectively.

INDUSTRY OVERVIEW

  The proliferation of computer technology and information in digital form continues to be the primary driver behind the growing market for digital, high-speed printing systems. Convenient, flexible and cost-efficient, digital printing systems receive textual and graphical computer-generated images, including information that may vary from page to page, and print those images directly without any of the pre-production steps associated with conventional printing technologies.

  Speed of printed output and color capabilities segment the digital printing systems market. According to CAP Ventures, the 1995 year-end installed base of digital, high-speed (more than 80 pages per minute), black-on-white printers in the U.S. was approximately 22,400 and the installed base of those printers is projected to grow at a five-year CAGR of approximately 11% to approximately 37,100 systems by the year 2000. In addition, approximately 4,800 digital, high-speed, black-on-white printers were sold in the U.S. in 1995. Revenue from new system sales, supplies and service exceeded $3.6 billion in 1995 and is expected to grow at a five-year CAGR of approximately 12% to $6.4 billion by the year 2000. Total pages printed by high-speed, black-on-white printers in the U.S. was 366 billion in 1995 and is projected to grow at a five-year CAGR of approximately 13% to 687 billion by the year 2000.

  Digital, high-speed, black-on-white printing systems are generally used in the production printing and production publishing market segments. CAP Ventures estimates that the installed base of digital, high-speed, black-on-white printing systems and new printer sales with respect to these market segments were as follows:


                                   U.S. INSTALLED  U.S. NEW U.S. PAGES
                                        BASE        SALES    PRINTED
                                   (DECEMBER 1995)  (1995)  (1995)(1)

                                       (UNITS)     (UNITS)  (BILLIONS)
       High-Speed, Black-on-White
        Systems
         Production Printing           13,168       3,251     265.3
         Production Publishing          9,270       1,594     100.7
                                       ------       -----     -----
       Total                           22,438       4,845     366.0
                                       ======       =====     =====

  -----------------------------------------------------------------------

  (1) One page equals one 8 1/2" x 11" image.

  The production printing segment is characterized by corporate data centers and commercial printers which process large print runs from computer database applications. Production printing customers are typically grouped by application such as (i) billing (banks, credit card companies, utilities, telecommunications companies), (ii) statements and policy documents (insurance companies, banks, financial institutions) and (iii) marketing documents (direct mail houses, commercial printers, quick printers). A typical installation will have several high-speed, black-on-white printers connected to a mainframe or a networked system of computers. According to CAP Ventures, the typical high-speed, black-on-white printer servicing this segment produces approximately 1.7 million pages per month. In addition to high-speed and high-volume printing capability, low cost per page is a key driver for this segment. The Company believes that this segment is dominated by the Xerox 4635, the IBM 3900 and the Oce Pagestream printing systems.

  Production publishing systems are widely located in industrial, educational and commercial organizations, as well as in commercial printing firms and "quick printers," all of which require traditional publishing capabilities combined with quick turnaround time for lower volume applications. Production publishing systems are able to print, collate and assemble complete documents and are used for producing short-run periodicals, journals, booklets and reports without the delay and set-up costs associated with traditional offset printing. According to CAP Ventures, the typical high-speed, black-on-white printer servicing this segment produces approximately 975,000 pages per month. Print-on-demand, characterized by fast response, cost effectiveness and limited run lengths, is a key driver for this segment. The Company believes that the Xerox DocuTech has a major portion of this market segment.

  Research has shown that the use of color in printed communications can lead to substantial benefits including increased response rates (direct mail), shorter response times (billing) and reduced error rates (billing). Color helps organize and differentiate information, resulting in better recognition, retention and recall. This often results in reduced service calls and a higher level of customer satisfaction for end users employing color in documents. To obtain these benefits, spot color typically is used for logos, highlight bars, signatures, personalization and identifying critical data, such as the amount owed and due date on a billing statement. Today, pre-printed forms are used to provide some of these document features. However, there is an associated cost, inflexibility and inconvenience related to the procurement, storage, handling and use of pre-printed forms.

  Despite the potential benefits of color in these applications and the general trend toward increased color usage on lower-speed printers in the overall market for digital printing systems, CAP Ventures estimates that less than 10% of these production markets are currently served by solutions offering spot color printing capability of any kind. The Company believes that this is due primarily to the lack of existing solutions which meet the requirements of both cost and performance, including the ability to add variable color data, provide custom color capability and use multiple colors per print run. Existing spot color solutions are limited by one or more of the following factors: (i) the ability to print only a single color per print run,
(ii) the lack of custom color capability, (iii) slow print speed, (iv) the lack of variable data capability, (v) the high cost per page and (vi) large physical space requirements. As a result, the Company believes that there is a substantial, unfulfilled demand for spot color printing in a wide range of applications for both high-speed production printing systems and high-speed production publishing systems.

THE ACCENT COLOR SOLUTION

  Accent Color develops and manufactures its Truecolor Systems for integration with high-speed, black-on-white printers. Truecolor Systems are designed to address the spot color printing needs of the high-speed production printing and production publishing markets. The Company believes its Truecolor Systems are the first, and only, printers capable of cost-effectively adding variable data in multiple standard or custom colors with the speed and functionality of existing high-speed, black-on-white printers. Key benefits of Truecolor Systems include:

  High Performance. High-speed, black-on-white printers currently utilized in the production printing and production publishing markets operate at speeds generally more than 80 pages per minute and in many cases exceeding 300 pages per minute. The Company's proprietary paper handling system enables Truecolor Systems to operate at or above the operating speed of the printers with which they are integrated. Truecolor Systems are designed to operate in demanding printing environments which typically require high reliability, high speeds and high volumes over long periods of time.

  Integration with Major OEM Systems. Truecolor Systems are designed to be integrated with existing high-speed, black-on-white printing systems. In connection with their arrangements with the Company, Xerox and IBM are adapting their existing high-speed, black-on-white printers for integration with the Company's Truecolor Systems. The Company currently expects that its arrangement with Oce will require similar adaptations to Oce's printing systems. According to Dataquest, Xerox (excluding its DocuTech systems), IBM and Oce accounted for approximately 80% of the high-speed, black-on-white printing systems sold in the U.S. during 1994 and 1995. In addition, according to Xerox, there are over 10,000 DocuTech printers installed with which Truecolor Systems are designed to be integrated.

  Variable Data Capability. Truecolor Systems are designed to print or highlight text and print graphics either of which may vary from page to page (variable data), such as names, numerical data, dates or other critical information, in up to eight standard or custom colors per page. This variable data color capability has the potential added benefit of reducing or eliminating the cost and inconvenience associated with the procurement, storage, handling and use of pre-printed forms.

  Low Incremental Cost. The Company estimates that the incremental cost to the end user of a Truecolor System, including equipment cost, consumables and service, will be approximately $0.005 per page, assuming approximately 1.4 square inches of color coverage per page. Truecolor Systems also provide the potential benefit of reducing or eliminating the cost and inconvenience associated with the procurement, storage, handling and use of pre-printed forms. Moreover, Truecolor Systems are designed to accept a wide range of standard print media, including inexpensive papers chosen from a range of weights (and some labels), without adversely affecting print quality.

  Standard and Custom Color Capability. The Company believes that its ability to provide the end user with a palette of 14 standard colors and a wide spectrum of user specified custom colors to match the end-user's logo and other color requirements will address a largely unfulfilled demand in the digital, high-speed production printing and production publishing market segments.

  Wax-based Ink Advantages. Each Truecolor System incorporates eight drop-on-demand, ink jet printheads which use hot melt, wax-based inks. The use of wax-based inks is an important feature of Accent Color's solution in that the print quality of wax-based inks does not vary with paper absorbency or other paper characteristics. In contrast, the print quality of printers using water-based and oil-based inks may vary with different paper characteristics. Moreover, wax-based inks used in Truecolor Systems are sold in blocks which are non-toxic and easy to handle.

ACCENT COLOR'S STRATEGY

  The Company's objective is to become the leading provider of spot color printing solutions to the digital, high-speed production printing and production publishing market segments. The Company believes there is a substantial, unfulfilled demand for spot color printing in a wide range of applications for both production market segments. The Company's strategy combines the following key elements:

  Leverage Strategic Relationships. A cornerstone of the Company's strategy is to establish relationships with the principal OEMs in the Company's target markets. The goals of these relationships are to (i) rapidly penetrate the market represented by both the existing installed base and new sales of high-speed, black-on-white printers, (ii) substantially reduce or eliminate the cost and time required for the Company to develop and maintain a direct sales and service organization of its own, (iii) quickly gain credibility and market acceptance by meeting the technical requirements set by Xerox, IBM, Oce and other OEM customers and (iv) integrate the Company's Truecolor Systems with certain hardware and supporting software marketed by these OEMs. To that end, the Company has entered into agreements with Xerox and IBM and has entered into a memorandum of understanding with Oce for the resale and service of Truecolor Systems and related products. According to Dataquest, Xerox (excluding its DocuTech systems), IBM and Oce accounted for approximately 80% of the high-speed, black-on-white printing systems sold in the U.S. during 1994 and 1995. In addition, according to Xerox, there are over 10,000 installed DocuTech printers with which Truecolor Systems are designed to be integrated. See "Strategic Relationships."

  Capitalize on Technology. The Company has identified patented, ink jet technology developed or licensed by Spectra as being capable of providing critical performance characteristics for its high-speed, spot color solution. The Company has an exclusive right to supply products which include Spectra ink jet printheads to print color on the black-on-white output from specified high-speed printers marketed by Xerox, IBM, Oce and certain other parties through the year 2002. Truecolor Systems also incorporate the Company's proprietary paper handling technology and proprietary communications software developed by the Company in conjunction with Xerox and IBM. See "Business-- Subcontractor and Supplier Arrangements--Spectra."

  Continue Product Innovation. The Company intends to strengthen its competitive position by continually enhancing the capabilities of its products, focusing primarily on (i) increasing color coverage on a page using wider ink jet printheads, (ii) enhancing dots-per-inch image resolution and
(iii) providing duplex printing (the ability to print on both sides of a page). These enhancements are designed to address identified end-user demand for systems that enable the development of applications that incorporate more color on a page. In addition, the

Company intends to leverage its technological expertise to expand the breadth of applications of its color printing process and to develop new product offerings.

  Generate Recurring Revenue from the Installed Base of Truecolor Systems. A key element of the Company's strategy is to generate revenue from the sale of consumables, principally wax-based ink, and spare parts for Truecolor Systems. The Company expects that consumables will generate recurring revenue which the Company believes will increase as the installed base and usage of Truecolor Systems increase. In addition, the Company expects that routine service and maintenance provided by OEM customers will result in sales of spare parts for Truecolor Systems. Accent Color expects that such consumables and spare parts will be purchased exclusively through the Company.

  Leverage Manufacturing Expertise. The Company intends to leverage manufacturing expertise by combining the benefits of outsourcing with the quality assurance of internal final assembly and testing. The Company intends to utilize subcontractors and suppliers to subassemble and perform certain testing of major modules of Truecolor Systems. The Company currently performs final assembly and testing to complete the manufacturing process, including extensive print quality testing on a variety of papers and applications. The Company plans to eventually outsource the full assembly and testing of Truecolor Systems. This strategy will allow the Company to rapidly increase production while reducing the cost of large capital investments and hiring additional skilled labor.

TRUECOLOR SYSTEMS

  Truecolor Systems are designed to provide spot color printing capability in high-speed, high-volume applications at a low incremental cost per page without diminishing the speed or performance of the high-speed, black-on-white host printer or affecting the end user's existing operational methods. The Company has approached spot color printing as a post-processing step to the existing high-speed, black-on-white printing systems. Working together with each of Xerox and IBM, the Company designed its Truecolor Systems to be integrated with Xerox and IBM printers. Both Xerox and IBM are adapting their existing high-speed, black-on-white printers for integration with the Company's Truecolor Systems.

  Truecolor Systems are designed to attach to the output side of high-speed, black-on-white printers and to connect via interface hardware and software being jointly developed by Accent Color and each of its OEM customers. These interfaces will allow the host printer to control all print job operations, including the processing of images ultimately printed by Truecolor Systems.

  Shown below are graphical illustrations of typical configurations for both cut sheet and continuous form versions of the Truecolor Systems attached to the respective high-speed, black-on-white host printers. The Truecolor 135 is a cut sheet system that attaches directly to either the Xerox 4635 production printing system or the DocuTech 135 production publishing system. Shown below is the Truecolor 135 attached to the DocuTech 135 Production Publisher.

                                   [GRAPHIC]

The Truecolor 390 is a continuous form system that attaches directly to the IBM 3900 printing system:


                                   [GRAPHIC]

  The Company's Truecolor Systems consist of a proprietary paper handling system, ink jet printhead assemblies utilizing standard and custom color wax-based inks, ink reservoirs and a control system. Accent Color has designed and developed most of the hardware and interface software for Truecolor Systems.

  Paper Handling System. The paper handling system is a critical component of Truecolor Systems. The system receives cut sheet pages or continuous form paper from the high-speed, black-on-white printer, registers and aligns the pages or forms in the transport and, after printing, forwards color accented pages to appropriate finishing equipment. An advanced capability of the paper handling system used in a Truecolor System is the ability to move and position continuous form paper at high printing speeds without using tractor holes to constrain the paper. Truecolor Systems are currently able to print faster than the high-speed, black-on-white printers with which they are integrated.




                                   [GRAPHIC]

  Ink Jet Printheads. Truecolor Systems contain eight drop-on-demand, ink jet printheads. These printheads have the ability to accurately place hot melt, wax-based ink droplets onto specified locations on paper at densities of 240 or 300 dots per inch. Each printhead is supplied by an off-head ink reservoir module containing one color of ink which is maintained at a precise temperature. The ink jet printheads are positioned automatically by commands from the host printer at the start of a job. Printheads may be aligned to print larger images.

  Currently, Truecolor ink jet printheads are each capable of printing color up to a width of 0.4 inches, allowing the system's eight ink jet printheads to cover up to 29% of a page. At Xplor in October 1996, Accent Color demonstrated ink jet printheads each capable of printing color up to a width of approximately 1.1 inches allowing the system to cover up to 78% of a page.

  Wax-based Inks. The ink jet printheads in Truecolor Systems use hot melt, wax-based inks, which offer three primary advantages over water-based or oil-based inks. First, wax-based inks do not dry, but rather immediately change from a liquid to a solid state without emitting by-products into the air. In contrast, water-based or oil-based inks, which have relatively long drying times, are generally less suitable for high-speed printing. Second, wax-based inks do not distort the paper, while water-based and oil-based inks sometimes dry differently, distorting the paper, particularly when there is significant ink coverage. Third, the print quality of wax-based inks does not vary with paper characteristics (such as absorbency), while print quality using water-based and oil-based inks may vary.

  Ink Reservoirs. Truecolor Systems, in their standard configuration, contain four wax-based ink reservoirs. Each reservoir contains only one standard or custom color wax-based ink. A single reservoir can supply up to four ink jet printheads and is designed to hold enough wax-based ink for eight hours of normal operation. If a sensor detects a low level of ink, the operator is notified and is able to refill the reservoir while the Truecolor System continues to operate, thus minimizing downtime. The number of reservoirs within the system may optionally be increased to eight. Larger configurations are feasible with external reservoir modules.

  Paper Options and Print Quality. Truecolor Systems are designed to accept a wide range of print media, including standard and inexpensive papers and some labels, chosen from a range of weights without adversely affecting print quality. In contrast, many process color digital printing systems require relatively expensive special papers. Current versions of Truecolor Systems print at 240 or 300 dots per inch to provide compatibility with existing high-speed, black-on-white printers and their supporting software systems.

  The Control System. The control system consists of three integrated computers which use software developed by Accent Color. The first computer operates the user interface. The second computer receives image data from the high-speed, black-on-white printer, and prepares this data for printing. The third computer controls the paper handling system, manages the temperature control and the position of the ink jet printheads and receives data from all system sensors.

  The Truecolor System's control system is directly linked to and operates in coordination with a computer within the host high-speed, black-on-white printer. The control system receives image data and control signals from the host printer which initiate the print cycle and regulate paper motion and image positioning. The Truecolor/host printer software interface enables Truecolor Systems to accurately print fixed and variable, color text and graphic images at speeds up to 310 pages per minute.

TRUECOLOR PRODUCT LINE

  The Company offers both cut sheet and continuous form versions of Truecolor Systems which are currently expected to be marketed under the corporate logos and product identifications of the Company's customers. The current versions of Truecolor Systems include the Truecolor 135 and the Truecolor 390. The Company expects that Truecolor Systems will be priced to the Company's OEM customers in the range of $75,000 to $105,000, depending on model and options.

  The Truecolor 135 attaches directly to either the Xerox 4635 cut sheet production printing system or the Xerox DocuTech 135 production publishing system. Although the Truecolor 135 is designed to print at higher speeds, it is currently configured to print at the speed of the Xerox 4635 and DocuTech 135 (up to 135 pages per minute) in as many as eight colors at 300 dots per inch resolution. The Truecolor 135 is designed to print up to 3,240,000 pages per month and can handle paper sizes from 7.0 to 14.0 inches wide, 6.0 to 17.0 inches long and paper weights from 16 to 42 pound bond.

  The Truecolor 390 attaches directly to the IBM 3900 continuous form production printing system. Although the Truecolor 390 is designed to print at higher speeds, it is currently configured to print at the speed of the IBM 3900 (up to 310 pages per minute) in as many as eight colors at 240 dots per inch resolution. The Truecolor 390 is designed to print up to 5,600,000 pages per month and can handle paper sizes from 6.5 to 18.0 inches wide, 6.0 to 17.0 inches long and paper weights from 16 to 42 pound bond.

                           TRUECOLOR SYSTEM FEATURES


       FEATURES           TRUECOLOR 135                  TRUECOLOR 390

      Host
       Printer     Xerox 4635 or                IBM 3900
                   Xerox DocuTech 135
      Paper
       Handling    Cut sheet                    Continuous form
      Speed        135 pages per minute         310 pages per minute
      Resolution   300 dots per inch            240 dots per inch
      Ink
       Reservoirs  4 standard, 8 optional       4 standard, 8 optional
      Paper Width  7.0 to 14.0 inches           6.5 to 18.0 inches
      Paper
       Length      6.0 to 17.0 inches           6.0 to 17.0 inches
      Paper
       Weights     16 to 42 pound bond          16 to 42 pound bond
      Paper Type   Pre-printed or blank sheets, Pre-printed or blank, fanfold
                    some labels                  or roll-fed forms, some labels
      Maximum
       Usage       3.2 million pages per month  5.6 million pages per month

    -------------------------------------------------------------------

CONSUMABLES AND SPARE PARTS

  The Company's product offering includes consumables, such as standard and custom color wax-based ink, and spare parts. Spot color printing with Truecolor Systems requires the consumption of significant quantities of wax-based ink and the replacement of certain parts that are subject to normal wear and tear. The Company expects that sales of consumables will generate recurring revenue which the Company believes will increase as the installed base and usage of Truecolor Systems increase.

  Consumables. The wax-based ink used in the Truecolor Systems is sold in six kilogram packages containing 60 individual wax-based ink blocks to the Company's OEM customers. The Company purchases its wax-based ink from Spectra. As long as the Company purchases its wax-based inks exclusively from Spectra, Spectra is prohibited, through its agreement with the Company, from knowingly supplying the wax-based ink directly to the Company's customers. Similarly, Xerox and IBM are currently prohibited from purchasing wax-based ink from sources other than the Company, subject to certain conditions, such as the Company's inability to supply the necessary amount of wax-based ink or maintain competitive pricing. See "Strategic Relationships."

  Spare Parts. The Company expects that periodic preventive maintenance and repair will need to be performed on Truecolor Systems and will include the replacement of damaged or worn parts which are expected to be supplied exclusively by Accent Color to the OEM customer. These replacement parts are produced by subcontractors and suppliers according to the Company's design specifications. See "Manufacturing and Assembly" and "Subcontractor and Supplier Arrangements."

STRATEGIC RELATIONSHIPS

  The Company has entered into agreements with Xerox, covering both Xerox's High End Systems Printing Group and its Production Publishing Systems Group (which markets the DocuTech family of products), and with IBM. The Company has also entered into a memorandum of understanding with Oce. Under these arrangements, Xerox, IBM and Oce intend to market, distribute and support Truecolor Systems under their respective brand names. These agreements are significant in several respects. First, according to Dataquest, Xerox (excluding its DocuTech systems), IBM and Oce accounted for approximately 80% of the high-speed, black-on-white printers sold in the U.S. during 1994 and 1995. Second, the Company's products are designed to be fully integrated with certain hardware and supporting software products marketed by Xerox, IBM and Oce. Third, Accent Color expects that market acceptance of its Truecolor Systems will be accelerated since sales and service will be provided by the large, well-established sales and service organizations of Xerox, IBM and Oce.

  Xerox Corporation. In February 1996, the Company and Xerox, on behalf of itself and its international affiliates, Rank Xerox Limited, Fuji Xerox Co., Ltd. and Xerox Canada, Inc., entered into a Product Development and Distribution Agreement. The Xerox Agreement has a three-year term with successive 12-month renewals unless one party gives six months notice not to renew. The Xerox Agreement will allow the Company to leverage what it believes is the largest sales and service operation in the digital printing industry. Xerox's High End System Printing Group has a major market position for cut sheet, high-speed printers. The Company has been informed that Xerox's Production Publishing Systems Printing Group intends to utilize Truecolor Systems to provide spot color printing to the Production Publishing market segment. During the initial term of the agreement, Xerox is obligated to purchase all of its requirements for consumables (standard and custom color wax-based inks) and spare parts from the Company. If the Company is unable to perform its obligations under the agreement, after a cure period, the Xerox Agreement affords Xerox certain backup manufacturing rights, including the right to have Truecolor Systems manufactured by a third party using the Company's intellectual property and know-how, provided that, once the Xerox Loan has been paid in full, Xerox would be required to pay a royalty to the Company for the right to manufacture the systems. The Xerox Agreement also requires the Company to warrant its products against manufacturing defects for 90 days after initial installation.

  In addition to the Xerox Agreement, the Company has entered into a loan agreement with Xerox which provides for advancements of up to $3.0 million based on the achievement of certain milestones and subject to certain conditions, of which approximately $2.35 million was outstanding as of September 30, 1996. The Xerox Agreement contains clauses imposing limitations on the Company's right to develop cut sheet systems for a third party as long as the Xerox Loan is outstanding or for the initial term of the Xerox Agreement whichever term is longer. In addition, as long as the Xerox Loan is outstanding or for the initial term of the Xerox Agreement whichever term is longer, Xerox will enjoy certain exclusive distribution rights with respect to the sale of the Truecolor 135 and any other cut sheet Truecolor Systems for use with printers with speeds of 30 pages per minute or more, or copiers with speeds of 50 copies per minute or more. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 5 of Notes to Financial Statements.

  International Business Machines Corporation. IBM's products are used in corporate data centers and other high-speed printing applications. In April 1996, the Company and IBM entered into the IBM Agreement. This agreement is for a term of three years with IBM having the right to renew it for two additional one-year terms. The Company has been informed that Truecolor Systems will be IBM's first product targeted at spot color applications in high-speed printing. The integration of color into IBM's AFP (Advanced Function Printing) protocol and the use of the Truecolor System as an integrated post-processing device attached to the IBM 3900 high-speed, black-on-white printer are expected to be marketed worldwide by IBM's international operations.

  Under the IBM Agreement, IBM has committed to purchase consumables from the Company for one year from the date of general availability of Truecolor Systems to IBM customers and, if certain conditions concerning competitive pricing are met, thereafter as well. The IBM Agreement also requires the Company to warrant its products against manufacturing defects for 90 days after initial installation. Furthermore, under the IBM Agreement, the Company has agreed to provide spare parts for its products to IBM at prices which will yield a monthly parts cost per Truecolor System not to exceed a specified amount. There can be no assurance that the Company will not experience warranty claims or parts failure rates in excess of those which it has assumed in pricing its products and spare parts. Any such excess warranty claims or spare parts failure rates could have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors--Product Warranty; Limit on Prices for Spare Parts." If the Company is unable to perform its obligations under the agreement, after a cure period, the IBM Agreement affords IBM certain backup manufacturing rights, including the right to manufacture, or have a third party manufacture, the Company's Truecolor Systems. This right to manufacture is limited to the specific types of units not properly delivered and may be terminated if the Company is thereafter able to deliver the units in question in compliance with the terms of the IBM Agreement. In consideration of favorable payment terms, including the payment of a 20% deposit upon orders, the Company has granted to IBM a second priority lien against the Company's inventory in an amount not to exceed the total deposits received.

  Oce Printing Systems USA, Inc. In 1996, Oce van der Grinten N.V., purchased the high-speed printing systems business from Siemens Nixdorf Informationssysteme AG. At that time, the Company had already established an initial relationship with Siemens Nixdorf Printing Systems L.P. to provide Truecolor Systems for Siemens' high-speed printing products. In October 1996, the Company entered into a memorandum of understanding with Oce. The Company is currently negotiating a definitive contract for the development and production of Truecolor Systems to be integrated with Oce's Printing Systems. There can be no assurance that a definitive contract will be executed or that Oce will become a customer. See "Risk Factors--Dependence on a Limited Number of Customers; Revenue Concentration."

MARKETING, PRODUCT SUPPORT, SERVICE AND TRAINING

  Accent Color has adopted a third-party distribution strategy that employs OEM customers to address the global market. OEM customers purchase Truecolor Systems for integration with their high-speed, black-on-white printing systems and currently expect to market them for both installed printers and new printers under their corporate logos and product identifications. The goals of these relationships are to (i) rapidly penetrate the market represented by both the existing installed base and new sales of high-speed, black-on-white printers, (ii) substantially reduce or eliminate the cost and time required for the Company to develop a direct sales and service organization of its own,
(iii) quickly gain credibility and market acceptance by meeting the technical requirements set by Xerox, IBM, Oce and other OEM customers and (iv) integrate the Company's Truecolor Systems with certain hardware and supporting software marketed by these OEM customers. The Company may enter into relationships with other OEM customers covering additional segments of the digital, high-speed printing market.

  The Company generally expects to receive monthly or quarterly, non-binding, rolling forecasts of future orders for its products from its OEM customers. The forecasts will usually cover the subsequent 12 months. The Company will plan its future activities, in part, on the basis of these forecasts, but there can be no assurance that the OEM customers will, in fact, place orders corresponding to these forecasts. OEM customers are expected to place actual orders by submitting purchase orders, generally on a monthly basis, which cover product requirements from four to six months from the date of the purchase order.

  Accent Color intends to provide support for the sales and marketing activities of its OEM customers including Xerox, IBM and Oce. This will include technical advice, as required, regarding the optimal use of Truecolor Systems in demanding applications, and participation in the formulation of marketing initiatives to position and promote Accent Color's products against any perceived or emerging competitors. The Company expects to benefit from this interaction by receiving timely feedback on end-user needs and desires which will drive product enhancement and new product development. Xerox and IBM will also distribute wax-based inks provided by Accent Color through their existing supply channels. Accent Color currently expects to provide sales support to meet the end user requests to create custom colors using the Company's wax-based inks.

  Xerox and IBM will also distribute spare parts provided by Accent Color for Truecolor Systems and will provide field service through their established service organizations. This will provide end users with the first three levels of customer support coverage, consisting of on site field service for installation and maintenance, central technical support at a national and international level and extensive stocking of spare parts to ensure adequate responsiveness. In exceptional circumstances, Accent Color's technical support group will assist Xerox and IBM to resolve unusual maintenance situations, should the need arise via 7-day/24-hour telephone coverage. In addition, Xerox and IBM will also provide training for their internal organizations and end users. To support this activity, Accent Color has undertaken training course development and will provide a limited number of initial training classes to the education and training organizations of Xerox and IBM.

MANUFACTURING AND ASSEMBLY

  The Company's manufacturing strategy has been to design a product based upon a relatively small number of discrete modules that can be subassembled and tested by other parties. Other than the patented ink jet printheads supplied by Spectra, the Company believes these modules can be readily procured on competitive terms. Approximately 75% of these modules are common across the continuous form and cut sheet versions of

Truecolor Systems in order to achieve economies of scale while reducing design time, expediting time-to-market and minimizing support requirements. Initially, final assembly and testing, including extensive print quality testing on a variety of papers and applications, will be done by the Company prior to shipment until the product reaches full production. The Company's strategy is to begin to subcontract the full assembly and final testing to turnkey manufacturers once full production is reached.

  The Company is currently in discussions with two large manufacturing companies to be the primary turnkey manufacturers of the Truecolor Systems. The Company believes that these companies have both the manufacturing and quality assurance capabilities to satisfy the Company's supplier qualification process which initially qualifies and monitors ongoing performance to the Company's cost, quality and schedule requirements. The Company expects to implement a formal quality control program to inspect parts received from subcontractors to determine whether they comply with Company specifications. The Company intends to monitor adherence to these procedures through site visits and direct supervision.

  The Company has made product assurance and quality a priority in its business strategy. In pursuit of this goal, the Company intends to apply for ISO 9001 registration in 1997. In preparation for this, the Company has adopted a formal approach to documentation control, manufacturing and business process definition and is implementing an integrated business system software package to manage key processes. Accent Color also subjects the component modules and each complete Truecolor System to extensive testing during assembly. An important part of the testing involves printing tests in which the Company uses a variety of paper grades and test patterns designed to verify accuracy, color and other quality characteristics.

SUBCONTRACTOR AND SUPPLIER ARRANGEMENTS

  The Company has many suppliers, subcontractors and subassemblers who participate in the manufacture, subassembly and testing of various parts and modules of Truecolor Systems. Accent Color's arrangements with its subcontractors and suppliers generally provide for the purchase of modules or parts on a purchase order basis with the provision of purchase forecasts by the Company. The Company believes that, with the exception of the ink jet printheads, alternative subcontractors and suppliers are available for the manufacture and supply of the components of Truecolor Systems. The Company's principal criteria for the selection of subcontractors includes product quality, production and testing capacity, and cost. Accent Color also considers the financial strength, size and experience of potential subcontractors.

  Spectra. The Company has contracted with Spectra for its supply of ink jet printheads, associated equipment and wax-based ink for use in Truecolor Systems. Spectra currently supplies and licenses hot melt, wax-based ink jet printing products to several companies for different applications in non-competing discrete markets. Spectra has granted the Company an exclusive right to supply products which include Spectra printheads to print color on the black-on-white output from specified high-speed printers marketed by Xerox, IBM, Oce and certain other OEM customers. Spectra, in turn, holds licenses for the use of certain related patented technology. The Spectra agreement allows the Company, in certain instances, to utilize Spectra's technology to either manufacture wax-based inks or ink jet printheads itself or arrange for their manufacture by third parties utilizing such technology. There can be no assurance, however, that, if necessary, the Company would be able to manufacture ink jet printheads and wax-based inks itself or negotiate with third parties for the timely manufacture of ink jet printheads or supply of wax-based inks on acceptable terms or at all. Furthermore, the use of Spectra's technology may require the consent of certain other licensors to Spectra, and there is no assurance that the Company will be able to obtain any such consents on acceptable terms or at all.

  The Company's agreement with Spectra establishes the terms for the development and supply of Spectra's ink jet printheads and associated equipment for use in the Company's products. This agreement restricts Spectra from knowingly selling wax-based inks or ink jet printheads to customers of the Company for use in the Company's products and from knowingly working with any other company on the development of a color printing module for the markets in which the Company operates. This agreement expires December 2002, with the Company holding an option to renew for an additional seven years. To maintain the exclusive rights to such products which include Spectra printheads, the Company is required to purchase a minimum number of ink jet printheads each year, to continue to purchase its wax-based ink requirements from Spectra and to make certain payments. There is no assurance that the Company will be able to meet the minimum purchase requirements or make these payments. The Company's agreement with Spectra requires quarterly payments of $250,000 through 1997 to maintain the exclusivity rights. These specified payments, together with similar payments from other Spectra customers (which vary in amount from customer to customer), are used by Spectra to fund ink jet printhead development, the results of which are available to participating customers. After 1997, the Company must make additional quarterly payments of $250,000 to continue to benefit from the development efforts funded by Spectra's customers. There is no assurance that the Company will be able to continue such required payments or that the research and development will be beneficial to the Company. The Company is also negotiating an agreement with Spectra to aid in the funding of the expansion of Spectra's manufacturing of ink jet printheads for the Company. Any disruption in the Company's relationship with Spectra, or in Spectra's relationship with its licensors, may have a material adverse effect on the Company's business, financial condition and results of operations.

RESEARCH AND DEVELOPMENT

  The Company considers the enhancement of its present products to be its research and development priority. Consequently, the Company currently devotes a significant portion of its resources to product development. The Company plans to commit substantial resources to enhance its technology in the areas of (i) wider ink jet printheads for greater color coverage per page, (ii) advanced paper handling functionality, particularly duplex printing (the ability to print on both sides of a page) and (iii) higher resolution ink jet printheads. Certain enhancements are required under the Company's contracts with Xerox and IBM. The Company also plans to devote resources to assure the quality and performance of its Truecolor Systems. The Company anticipates it will need to increase its research and development spending and hire additional personnel as the Company's business expands in the future.

  Accent Color considers its on-going efforts in engineering, research and development to be a key component of its strategy. The Company believes that its future success will depend in part on its ability to continue to enhance its existing products and to develop new products. The Company's research and development activities consist of both long-term efforts to develop and enhance products and services and short-term projects to make modifications to respond to the immediate needs of its OEM customers.

  The Company spent approximately $805,000, $3.1 million and $5.1 million on engineering, research and development in the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, respectively. As of November 14, 1996, Accent Color had 44 employees engaged in engineering, research and development.

BACKLOG

  The Company measures backlog based on purchase orders for Truecolor Systems that have not yet been shipped. A substantial amount of the Company's backlog can be modified or cancelled prior to 30 days before shipment without penalty, except for the recovery of the Company's actual costs. Any failure of the Company to meet an agreed-upon schedule could lead to the cancellation of the related order. The timing of purchase orders and modifications to such purchase orders may result in substantial fluctuations in backlog from period to period. Accordingly, the Company believes that backlog cannot be considered a meaningful indicator of future financial performance.

  As of September 30, 1996, the Company's backlog was approximately $3.1 million. Approximately 10% of the Company's backlog is expected to be shipped to OEM customers during the current fiscal year. As of September 30, 1995, the Company had no backlog.

COMPETITION

  The Company believes there is no other product currently marketed that is capable of cost-effectively printing variable data in multiple standard or custom colors with the functionality of existing high-speed, black-on-white printers. At the present time, there exist digital, low-speed color printers, offset color presses and high-speed printers that can print in only one color at a time.

  Suppliers to the market compete on the basis of speed, print quality, functionality, reliability, cost per page and color variety. The Company competes, in significant part, on the basis of advanced proprietary technology in the areas of paper handling, ink jet color printing and interface software which allows the Company's products to print variable data, in multiple standard or custom colors at high speeds. Products or product improvements based on new technologies could be introduced by other companies with little or no advance notice.

  Competition in the markets for the Company's products is highly fragmented. The Xerox 4890 (a similar product is also marketed by Xerox as the DocuTech 390HC) is a spot color printer which prints in black and one color per job (out of a limited palette). It is capable of printing 92 pages per minute but does not offer custom colors. BESTE Bunch Systems markets a color offset press used as a downstream add-on to Oce or IBM high-speed, black-on-white printers. While it is capable of providing color logos, it does not print variable data, requires a longer time to set up and requires specialized skills. The use of this offset press also requires additional processes of negative production and plate making. Fully installed, the footprint can exceed 30 square feet, making it impractical for many existing data center installations. In addition, there are production full process color systems available which operate at print speeds of up to 70 pages per minute, including the Xeikon DCP-1 and the Xerox DocuColor 40. These systems have relatively high print costs per page and operate at much lower speeds than typical production printing requires, making them impractical for high-speed print jobs.

  In addition to direct competition from other firms utilizing high-speed color technologies, there exists potential direct competition from firms improving technologies used in low-speed to medium-speed color printers and indirect competition from firms producing pre-printed forms. Manufacturers of high-speed, black-on-white printers may also, in time, develop comparable or more effective color capability within their own products which may render the Company's products obsolete.

INTELLECTUAL PROPERTY

  The Company's ability to compete effectively will depend, in part, on the ability of the Company to maintain the proprietary nature of its technology. The Company relies, in part, on proprietary technology, know-how and trade secrets related to certain aspects of its principal products and operations, but there can be no assurance that others, including the Company's OEM customers, may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company generally requires its OEM customers, its suppliers and its employees to enter into nondisclosure agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its products through nondisclosure agreements or other protection, its business could be materially adversely affected. The U.S. Patent and Trademark Office has issued a Notice of Allowance with respect to an initial patent application relative to the Company's color printing apparatus. In addition, the Company has filed applications for two additional patents relative to certain enhancements of Truecolor Systems. There can be no assurance, however, as to the degree of protection offered by this notice, or as to the likelihood that pending patent applications will be issued. There can be no assurance that potential competitors, many of which may have substantially greater resources than the Company and may have made substantial investments in competing technologies, do not currently have or will not obtain patents that will prevent, limit or interfere with the Company's ability to make and sell its products or will not intentionally infringe on the Company's patents if and when issued. Moreover, no assurance can be given that Accent Color's technology does not conflict with existing enforceable patents. Although patents may issue to Accent Color as a result of patent applications it has filed, Accent Color's technology may fall within the scope of existing enforceable patents. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the U.S. There can be no assurance that these protections will be adequate.

  The Company has an exclusive right to supply products which include Spectra's ink jet printheads to print color on the black-on-white output from specified high-speed printers marketed by Xerox, IBM, Oce and certain other parties. There can be no assurance that Spectra will be willing or able to enforce its patents or maintain licenses pertaining to such technology. To the extent that wax-based inks and ink jet printheads purchased from Spectra are covered under patents or licenses, the Company relies on Spectra's rights under such patents and licenses and Spectra's willingness and ability to enforce its patents and maintain its licenses. There can be no assurance that Spectra will be willing or able to enforce its patents and maintain its licenses and any such unwillingness or inability could have a material adverse effect on the Company's business, financial condition and results of operations.

  Although the Company believes that its products and technology do not infringe on any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. Such a judgement could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. See "Business--Intellectual Property."

FACILITIES

  The Company's facilities are located at 800 Connecticut Boulevard in East Hartford, Connecticut and presently consist of approximately 51,000 square feet. The Company presently intends to exercise an option to lease an additional 15,000 square feet at this facility. The Company believes that, with the exercise of this option, these facilities will meet the Company's needs for the next 12 months. The Company leases this facility under a lease that expires in 2000.

PERSONNEL

  As of November 14, 1996, the Company employed 118 individuals, of whom 44 employees were engaged in engineering and research, 29 employees in manufacturing and operations, 11 employees in marketing and sales efforts, 15 employees in quality assurance, and 19 employees were working in an administrative capacity. In addition, the Company had also engaged 11 independent contractors, of which three were engaged in engineering and research, six in manufacturing and operations and two in administration. The Company's employees are not represented by a collective bargaining organization, and the Company has never experienced a work stoppage. The Company believes that its relationship with its employees is good.

  The Company's future success will further depend on both its ability to retain key personnel and its ability to attract qualified personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be successful in hiring or retaining them. The inability of the Company to retain key personnel or attract qualified personnel may have an adverse effect on the Company's business financing conditions and results of operations. See "Risk Factors--Dependence on Key Personnel."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings. The Company has received a claim asserted by a former investment banker for the Company for compensation in the form of commissions and warrants to purchase Common Stock. The Company estimates that its liability regarding this matter would not exceed approximately $162,000 and warrants to purchase approximately 35,000 and 600 shares of Common Stock at exercise prices of $4.40 per share and the lesser of $11.00 per share or 110% of the initial public offering price set forth on the cover page hereof, respectively. While the Company intends to contest certain aspects of this claim, it does not, in any event, believe that this claim will have any material adverse effect on its financial position.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

                                                                       DIRECTOR
  NAME                          AGE              POSITION              CLASS(1)
  ----                          ---              --------              --------
Richard J. Coburn..............  65 Chairman of the Board                  3
Norman L. Milliard.............  54 President, Chief Executive             3
                                     Officer and Director
Stephen K. Henn................  33 Vice President, Chief Financial
                                     Officer and Treasurer
Martyn R. Jones................  40 Vice President
Richard Hodgson(2).............  79 Director                               2
Willard F. Pinney, Jr.(3)......  53 Secretary and Director                 3
Raymond N. Smith(2)............  66 Director                               2
Robert H. Steele(2)(3).........  57 Director                               1
Peter Teufel(3)................  46 Director                               1

--------
(1) The Company's Board of Directors is divided into three classes. One class of directors is elected each year at the annual meeting of stockholders for a term of office expiring after three years. Each director will serve until the expiration of his term and thereafter until his successor is duly elected and qualified.
(2) Member of the Audit Committee.
(3) Member of the Executive Compensation Committee.

  Richard J. Coburn has been Chairman of the Board since May 1996 and is a co-founder of the Company. Mr. Coburn served as President of the Company from May 1993 until May 1996 and served as Chief Executive Officer of the Company from May 1993 until August 1996. From 1991 until 1993, Mr. Coburn worked as an independent consultant to development stage companies. Mr. Coburn was a co-founder of KCR Technology, Inc., a manufacturer of high-speed, black-on-white printers, and served in various roles, both consulting and managerial, including President from 1977 to 1991. Mr. Coburn was also the founder of Coburn Technology, Inc., a developer of a xerographic printer product for word processing, the rights to which were sold to Wang Laboratories, Inc., and served as its President from 1974 to 1977. From 1968 to 1974, Mr. Coburn was President of Scan-Optics, Inc., a manufacturer of data capture equipment. Prior to 1968, Mr. Coburn had served in various engineering management positions in aerospace over a 14 year period. Mr. Coburn is also a director and co-founder of Scan-Optics, Inc. Mr. Coburn received his degree in engineering from Yale University.

  Norman L. Milliard has been President of the Company since May 1996, has been Chief Executive Officer of the Company since August 1996 and was elected a director of the Company in 1995. Mr. Milliard served as Vice President of the Company from January 1994 until May 1996. From 1988 through 1993, Mr. Milliard served as head of the Special Product Group at AEG Schneider Automation, Inc. (formerly Modicon, Inc.), an industrial automation company, and as the Director of Engineering and Operations for KCR Technology, a manufacturer of high-speed, black-on-white printers, from 1982 to 1988. Mr. Milliard founded two companies in the electronic music field and holds a number of patents in both the printing and electronic music fields. Mr. Milliard received his degree in physics, with honors, from The Citadel, the Military College of South Carolina.

  Stephen K. Henn has been Chief Financial Officer and Treasurer of the Company since September 1995 and has been Vice President since May 1996. From 1993 to 1995, Mr. Henn was an attorney at Murtha, Cullina, Richter and Pinney. From 1992 to 1993, Mr. Henn was Chief Financial Officer and Manager of Finance and Administration at Chester Precision Company, a precision parts manufacturer for the auto industry. From 1991 to 1992, Mr. Henn was Controller, Treasurer and Chief Financial Officer of the Schiavone Corporation, a real estate and transportation firm. From 1988 to 1991, Mr. Henn served as Vice President and Treasurer of CompuDyne Corporation, an engineering services company, and Treasurer of Corcap, Inc., a diversified holding company and the parent corporation of CompuDyne. Mr. Henn was a member of the Board of Directors of

Corcap, Inc. from 1989 to 1994. Mr. Henn received his degree in economics from the University of Chicago and his JD from the University of Connecticut.

  Martyn R. Jones has been Vice President of the Company in charge of Sales, Marketing and Service since May 1996. He served as Director of Marketing from November 1995 to May 1996. From 1993 to 1995, Mr. Jones served as Director of Strategic Planning and Industry Marketing for AEG Schneider Automation, Inc., an industrial automation company. Mr. Jones held a variety of marketing and sales support positions within AEG Schneider's U.S. and European operations from 1984 to 1992. Mr. Jones received his degree in electrical engineering and electronics from the University of Manchester Institute of Science and Technology (UK).

  Richard Hodgson became a director of the Company in 1996 and is Chairman of the Audit Committee. Since 1980, Mr. Hodgson has been a director of McCowan Associates, Inc., an investment management firm, where he is currently in charge of technology investment strategies. Mr. Hodgson had previously been Corporate Senior Vice President of ITT Corporation, a hotels, gaming, entertainment and information publishing company, where he was worldwide Product Group Manager for the Engineered Products Group. Prior to joining ITT in 1968, Mr. Hodgson was President and CEO of Fairchild Camera, where he initiated Fairchild's entry into the semiconductor industry. Mr. Hodgson is a co-founder and a Director Emeriti (not active) of Intel Corporation, a manufacturer of microprocessor, communications and semiconductor products, and is also a director of IBIS Technology Corp., I-Stat Corp., the Aegis Fund and Continental Capital Corp. Mr. Hodgson received his degree in engineering from Stanford University and his MBA from Harvard University.

  Willard F. Pinney, Jr. has been Secretary of the Company since December 1993 and became a director of the Company in 1996. Mr. Pinney has been a partner since 1973 in the Connecticut law firm of Murtha, Cullina, Richter and Pinney, which serves as counsel to the Company. He received his degree in political science from Yale University and his JD, with honors, from the University of Michigan Law School.

  Raymond N. Smith, a co-founder of the Company, has been a director since its inception and was Chairman from its inception through April 1996. Mr. Smith, currently retired, was involved in a variety of sales and management roles in various real estate development concerns from 1971 to 1992. Mr. Smith was President of FMS Properties of Naples, Florida, a developer and builder of retirement communities, from 1983 to 1992. From 1966 to 1970, Mr. Smith was National Sales Manager, Large Scale Systems for Control Data Systems, Inc., a global systems integrator, and from 1960 to 1965, was an account manager for IBM. Mr. Smith attended the United States Military Academy at West Point and the Executive MBA Program at the University of Chicago.

  Robert H. Steele became a director of the Company in 1996 and is Chairman of the Executive Compensation Committee. Since 1992, Mr. Steele has been Senior Vice President of John Ryan Company, a banking services company, and director of Merlin Retail Banking Center since 1992. Mr. Steele was President of RHS Consulting, Inc., a business consulting firm, in 1991. From 1985 to 1990, Mr. Steele was Chairman and Chief Executive Officer of Dollar Dry Dock Bank of New York, for which a receiver was appointed in 1992. Mr. Steele also served as President and CEO of Norwich Savings Society. Mr. Steele is a former U.S. Congressman from the State of Connecticut and currently serves as a director of Moore Medical Corp., a pharmaceutical distributor, Scan-Optics, Inc., a manufacturer of data capture equipment and NLC Insurance Companies. Mr. Steele received his undergraduate degree from Amherst College and his Master's Degree from Columbia University and holds an honorary Doctor of Laws from Sacred Heart University.

  Peter Teufel became a director of the Company in 1994. Mr. Teufel is Managing Director of The Kaizen Institute of Europe, a management consulting firm, which he co-founded in 1992. From 1979 through 1992, Mr. Teufel was employed with Canon Inc., a manufacturer of cameras, business machines and precision optical equipment, where he served as Vice President from 1989 to 1992. Mr. Teufel is a mechanical engineering graduate of the Technical Institute at Giessen and an industrial engineering graduate of the Technical Institute at Darmstadt.

  The Board of Directors has appointed a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for executive officers of the Company, and an Audit Committee, which reviews the results and scope of any audits and other services provided by the Company's independent auditors.

  Executive officers of the Company are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee currently consists of Messrs. Pinney, Steele and Teufel. Decisions concerning executive compensation are made by the Board of Directors, primarily upon the recommendation of the Compensation Committee. During the year ended December 31, 1995, none of the executive officers of the Company served on the compensation committee of any other entity. There are no family relationships among executive officer or directors of the Company. Messrs. Pinney, Smith and Teufel have been parties to certain transactions with the Company. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth information concerning compensation for services in all capacities to the Company for the fiscal year ended December 31, 1995 of (i) the chief executive officer and (ii) the Company's other most highly compensated executive officers whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                 ANNUAL           LONG-TERM
                                             COMPENSATION(1) COMPENSATION AWARDS
                                             --------------- -------------------
                                                                 SECURITIES
                                                                 UNDERLYING
    NAME AND PRINCIPAL POSITION      YEAR(2)   SALARY ($)     OPTIONS/ SARS (#)
    ---------------------------      ------- --------------- -------------------
Richard J. Coburn...................  1995       108,958               --
 Chairman                             1994        71,042               --
                                      1993           --                --
Norman L. Milliard..................  1995       133,958           120,000
 President and Chief                  1994        86,042               --
 Executive Officer                    1993           --                --
Raymond N. Smith(3).................  1995       108,958               --
                                      1994        71,042               --
                                      1993           --                --

--------
(1) The aggregate amount of Other Annual Compensation in the form of perquisites and other personal benefits for each of the Named Executive Officers did not equal or exceed the lesser of $50,000 or 10% of such individual's total salary and bonus for the fiscal year.
(2) The Company was formed in May 1993 and commenced operations in January 1994. Messrs. Coburn and Smith received no salary in 1993. Mr. Milliard joined the Company in January 1994.
(3) Until April 30, 1996, Mr. Smith was Chairman of the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table contains information concerning the stock option grants made to each of the Named Executive Officers in fiscal 1995. No stock appreciation rights were granted during such year.

                                         INDIVIDUAL GRANT
                         -------------------------------------------------
                                                                               POTENTIAL
                                                                            REALIZABLE VALUE
                                                                           AT ASSUMED ANNUAL
                         NUMBER OF    % OF TOTAL                             RATES OF STOCK
                         SECURITIES    OPTIONS                             PRICE APPRECIATION
                         UNDERLYING   GRANTED TO                           FOR OPTION TERM(2)
                          OPTIONS    EMPLOYEES IN  EXERCISE OR  EXPIRATION ------------------
                          GRANTED    FISCAL YEAR  BASE PRICE(1)    DATE     5%($)    10%($)
                         ----------  ------------ ------------- ---------- -------- ---------
Richard J. Coburn.......      --          0%          $ --           --         --        --
Norman L. Milliard......   75,000(3)     18%           1.19      2/28/05     56,129   142,242
                           45,000(4)     11%           3.67      10/9/00     45,586   100,734
Raymond N. Smith........      --          0%            --           --         --        --

--------
(1) All options were granted at the fair market value on the date of grant as determined by the Board of Directors.
(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect the Company's estimates or projections of future Common Stock prices. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.
(3) Represents incentive stock options that vest ratably on each of February 28, 1996, 1997 and 1998.
(4) Represents non-qualified stock options which are currently exercisable.

AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1995

  None of the Named Executive Officers exercised stock options during the year ended December 31, 1995. The following table provides information regarding the number of shares underlying both exercisable and unexercisable stock options as of December 31, 1995 and the values of unexercised "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying share exceeds the option exercise price per share.

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                      OPTIONS            IN-THE-MONEY OPTIONS
                               AT DECEMBER 31, 1995     AT DECEMBER 31, 1995(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
            ----             ----------- ------------- ----------- -------------
Richard J. Coburn...........      --           --       $    --      $    --
Norman L. Milliard..........   70,000       50,000       435,100      390,500
Raymond N. Smith............      --           --            --           --

--------

(1) There was no public market for the Common Stock at December 31, 1995. Accordingly, these values have been calculated based on the assumed initial offering price of $9.00, less the applicable exercise price.

DIRECTORS' REMUNERATION; ATTENDANCE

  Members of the Board of Directors of the Company received no compensation for their service as directors in 1995. The Company adopted a directors' compensation package in May 1996, whereby all outside directors receive a monthly retainer of $500 and a per meeting fee of $500 for each meeting of the Board of Directors and any committee meetings attended in person by such director. The Company also reimburses directors for reasonable travel expenses incurred in order to attend meetings.

  Under its 1995 Stock Incentive Plan, the Company established a stock incentive program for non-employee directors, whereby each received an initial option to purchase 30,000 shares of Common Stock and will receive an option to purchase an additional 5,000 shares of Common Stock on the date of the annual meeting of the Board each year for four years beginning in 1997 as long as the director remains in office. These options are exercisable at the fair market value of the shares on the date of grant. Under this program, on May 3, 1996, the following directors each received options to purchase 30,000 shares at an exercise price of $4.00 per share: Richard Hodgson, Willard F. Pinney, Jr., Raymond N. Smith, Robert H. Steele and Peter Teufel.

  The Board of Directors met two times during the previous fiscal year and acted by the unanimous written consent of its members on three occasions. No director attended fewer than 75% of the total number of meetings of the Board.

EMPLOYMENT AGREEMENTS

  Richard J. Coburn and Norman L. Milliard have entered into employment agreements (the "Employment Agreements") with the Company effective January 1994. Mr. Coburn's agreement has a five-year term that expires at the end of 1998. Mr. Milliard's agreement has a three-year term which is automatically extended each year for an additional one year, subject to termination before the extension by either party. If the Employment Agreements are terminated by the Company without "cause" as defined therein, Mr. Coburn would be entitled to receive his base salary and payment of health benefits for a period of one year and Mr. Milliard would be entitled to receive his base salary and payment of health benefits for a period of two years and would become fully vested in any outstanding options. Mr. Coburn's current base salary is $120,000, and Mr. Milliard's current base salary is $140,000.

  The Employment Agreements restrict Messrs. Coburn and Milliard from directly or indirectly competing with the Company through the participation in the development of any product related to the Company's product or processes during the term of the agreement and for a period of two years thereafter. The Employment Agreements do not otherwise restrict Messrs. Coburn and Milliard from pursuing other business interests that do not directly compete with the Company.

1995 STOCK INCENTIVE PLAN

  In January 1995, the Board of Directors and shareholders of the Company adopted the 1995 Stock Incentive Plan (the "Stock Plan"). Pursuant to the Stock Plan, the Board of Directors or a committee thereof may grant options or other awards for up to 1,500,000 shares of Common Stock. The Stock Plan is designed to give directors, officers and employees of the Company and other persons an expanded opportunity to acquire Common Stock in the Company or receive other long-term incentive remuneration in order that they may participate in the Company's growth and be motivated to remain with the Company and promote its further development and success.

  The Plan includes provisions for granting both "incentive stock options" intended to qualify for certain federal tax advantages and "non-statutory options" which do not qualify for such tax advantages. Qualified incentive stock options may be granted only to eligible persons who are full-time employees of the Company while non-statutory options may be granted to any persons, including directors, consultants and advisors of the Company who, in the sole opinion of the Board of Directors or a committee thereof are, from time to time, responsible for the management or growth of all or part of the business of the Company.

  The purchase price under each incentive stock option shall be as determined by the Board of Directors or a committee thereof but shall not be less than 100% of the fair market value of the shares subject to such option on the date of grant, provided that such option price shall not be less than 110% of such fair market value in the case of any stock option granted to a principal shareholder. The purchase price per share of Common Stock deliverable upon the exercise of non-statutory options shall be determined by the Committee, but shall not be less than 85% of the fair market value of the Common Stock on the date of grant.

  Each option granted under the Stock Plan shall become exercisable on such date or dates and in such amount or amounts as the Board of Directors or a committee thereof shall determine. To date, all incentive stock options granted to employees are exercisable with respect to not more than one-third of the shares subject thereto after the expiration of one year following the date of its grant, and are exercisable as to an additional one-third of such shares after the expiration of each of the succeeding two years, on a cumulative basis, so that such option, or any unexercised portion thereof, shall be fully exercisable on the third anniversary of the date of its grant. To date, all non-statutory options are exercisable immediately upon grant.

  As of November 15, 1996, incentive stock options to purchase 942,600 shares of Common Stock and non-statutory options to purchase 347,250 shares of Common Stock have been granted. All such options have been granted to full-time employees of the Company, except for (i) options granted to non-employee directors, as described above, (ii) an option granted in January 1995 to Murtha, Cullina, Richter and Pinney, counsel to the Company, entitling it to purchase 30,000 shares of the Company's Common Stock for a period of five years at an exercise price of $1.19 per share (the fair market value per share) and (iii) an option granted in April 1996 to a consultant of the Company entitling him to purchase 2,250 shares of Common Stock of the Company for five years at an exercise price of $4.00.

                             CERTAIN TRANSACTIONS

  On May 1, 1996, Raymond N. Smith, a director of the Company, entered into a consulting agreement with the Company under which he will perform services for the Company in consideration for a quarterly retainer of $21,250. The consulting agreement requires, among other things, that Mr. Smith be available for up to 25 hours per month to provide general business and management advice. In addition to general advisory services, the Company anticipates using Mr. Smith in certain sales and marketing capacities.

  Willard F. Pinney, Jr. is a partner at the law firm of Murtha, Cullina, Richter and Pinney. Mr. Pinney is also Secretary, director and a shareholder of the Company. Murtha, Cullina, Richter and Pinney received an option to purchase 30,000 shares of Common Stock of the Company in 1995 prior to Mr. Pinney becoming a director. This option was granted to Murtha, Cullina, Richter and Pinney in recognition of its willingness to modify its traditional billing practices in order to accommodate the Company's ability to pay for legal services provided during its formative stage.

  Walter R. Keay served as a director of the Company from 1993 through 1995. Mr. Keay is a principal in the investment banking firm of Knickerbocker Securities, Inc. ("Knickerbocker"). The Company and Knickerbocker entered into a Letter Agreement dated January 11, 1994 and a Sales Agency Agreement in April 1994, both relating to a private offering of Preferred Stock of the Company. The Company also entered into a Corporate Finance Consulting Agreement with Knickerbocker in September 1994 and a Sales Agency Agreement relating to the Company's Series III Debentures. Lastly, the Company entered into a Termination Agreement dated March 29, 1996 which terminated all of the above agreements. In 1995, Knickerbocker received a warrant to purchase 15,500 shares of the Company's Series A Preferred Stock exercisable at $5.50 per share, which will be converted into a warrant to purchase 65,100 shares of Common Stock at $1.31 per share. In 1996, Knickerbocker received $275,000 and a warrant to purchase 15,000 shares of the Company's Common Stock, exercisable at $3.67 per share, pursuant to the above relationships.

  During February 1996, the Company completed a private placement of 8.00% subordinated debentures (the "Series IV Debentures") for net proceeds of $405,000, of which $240,000 was issued to Peter Teufel. The Series IV Debentures are non-convertible and bear interest at 8.00% (excluding debt discount), due August 31, 1996. In addition, each holder received detachable warrants (the "Series IV Warrants") to purchase Common Stock equal to the Series IV Debentures' principal amount divided by $3.67. The Series IV Warrants issued to Mr. Teufel are exercisable into 65,454 shares of Common Stock at an exercise price of $3.67 per share and expire on February 28, 2001.

  Richard Hodgson, a director of the Company, invested $250,000 in the Interim Financing, for which he received a note in the aggregate principal amount of $287,500 and a warrant to purchase 3,750 shares of Common Stock.

  Elizabeth Steele, the wife of Robert H. Steele, a director of the Company, invested $100,000 in the Interim Financing and received a note in the aggregate principal amount of $115,000 and a warrant to purchase 1,500 shares of Common Stock.

                   PRINCIPAL SHAREHOLDERS AND KEY PERSONNEL

  The following table sets forth certain information as of November 15, 1996 regarding the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                               PERCENTAGE OF
                                                 NUMBER OF      COMMON STOCK
                                                   SHARES    ------------------
                                                BENEFICIALLY PRIOR TO AFTER THE
             NAME AND ADDRESS(1)                  OWNED(2)   OFFERING OFFERING
             -------------------                ------------ -------- ---------
Peter Teufel(3)(4)............................     661,713     9.8%      6.8%
Raymond N. Smith(3)...........................     615,969     9.2%      6.3%
Dr. Klaus Werding(5)..........................     585,981     8.6%      6.0%
 73 Langasse Strasse
 Wetzlar, Germany 6330
Richard J. Coburn.............................     441,969     6.6%      4.6%
Orbis Pension Trustees, Ltd...................     375,000     5.6%      3.9%
 1 Connaught Place
 London, W2 2DY, England
Norman L. Milliard(6).........................     205,000     3.0%      2.1%
Willard F. Pinney, Jr.(3)(7)..................      74,796     1.1%       *
Robert H. Steele(3)(8)........................      47,109      *         *
Richard Hodgson(3)............................      30,000      *         *
All directors and officers of the Company as a
 group (9 persons)(9).........................   2,161,556    30.5%     21.4%

--------
*  Less than 1%.
(1) The address of all persons who are executive officers or directors of the Company is in care of the Company, 800 Connecticut Boulevard, East Hartford, Connecticut 06108.

(2) Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days of November 15, 1996 ("currently exercisable options") are treated as outstanding only for purposes of determining the amount and percent owned by such person or group. The number of shares of Common Stock deemed outstanding prior to this offering consists of (i) 4,719,840 shares of Common Stock outstanding as of November 15, 1996, (ii) 1,362,312 shares of Common Stock issuable upon the conversion of all outstanding shares of Series A Preferred Stock as of the date of this Prospectus and (iii) 606,888 shares of Common Stock issuable upon the conversion of the Company's outstanding Series III Debentures upon the closing of this offering.
(3) Includes 30,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(4) Includes 65,454 shares of Common Stock subject to currently exercisable warrants.
(5) Includes 156,003 shares of Common Stock subject to currently exercisable warrants.

(6) Includes 70,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan.
(7) Includes 30,000 shares of Common Stock subject to currently exercisable options granted to Murtha, Cullina, Richter and Pinney, counsel to the Company, of which Mr. Pinney is a partner.
(8) Includes 8,184 shares of Common Stock owned by Mr. Steele's spouse, as to which he disclaims beneficial ownership.
(9) Includes 335,000 shares of Common Stock subject to currently exercisable options granted pursuant to the 1995 Stock Incentive Plan and 65,454 shares of Common Stock subject to currently exercisable warrants.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value, and 500,000 shares of Preferred Stock, no par value. The following statements are brief descriptions of the securities of the Company, including summaries of certain provisions in the Company's Restated Certificate of Incorporation, its Bylaws and the laws of the State of Connecticut and are qualified in their entirety by reference to such documents, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

  As of November 15, 1996 there are 6,689,040 shares of Common Stock outstanding (including 1,362,312 shares of Common Stock issuable upon the automatic conversion of 324,360 outstanding shares of Series A Preferred Stock as of the date of this Prospectus and 606,888 shares of Common Stock issuable upon the automatic conversion of outstanding Series III Debentures and accrued interest thereon as of the closing of this offering). In addition, 1,204,503 shares of Common Stock are reserved for issuance upon exercise of certain outstanding warrants, all of which are currently exercisable, and 1,289,850 shares of Common Stock are reserved for issuance upon exercise of stock options granted under the Company's 1995 Stock Incentive Plan.

  Holders of Common Stock are entitled to receive ratably such dividends as may be declared on the Common Stock by the Company's Board of Directors out of funds legally available therefor, subject to the prior rights of holders of Preferred Stock. See "Dividend Policy." All of the outstanding shares of Common Stock are, and the shares to be issued pursuant to this offering will be, when issued, fully paid and non-assessable. Holders of Common Stock are entitled to one vote for each share held of record with respect to the election of directors and other matters submitted for a vote of shareholders. Holders of shares of Common Stock are not entitled to cumulative voting. In the event that any shares of Preferred Stock are issued and outstanding, holders of Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock may be convertible and such holders of Preferred Stock vote together with holders of Common Stock as a single class on the election of directors and all other matters submitted for a vote of shareholders, except as otherwise provided by law. Accordingly, subject to the voting rights of holders of Preferred Stock, as such rights may exist from time to time, shareholders casting a plurality of the votes cast by shareholders entitled to vote in an election of directors may elect all of the directors standing for election.

  Upon the liquidation, dissolution or winding up of the Company, the shareholders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any class of Preferred Stock outstanding from time to time. Shareholders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of shareholders of Common Stock are subject to the rights of the shareholders of Preferred Stock.

PREFERRED STOCK

  There are no shares of Preferred Stock outstanding as of the date of this prospectus and no outstanding rights to acquire shares of Preferred Stock. All shares of Preferred Stock previously issued by the Company have been converted automatically upon the date hereof into shares of Common Stock and any previously outstanding rights to acquire Preferred Stock shall, hereafter, constitute rights to purchase only shares of Common Stock. All such converted shares of Preferred Stock are deemed to be authorized and unissued and may be reissued. Consequently, the Board of Directors is authorized to issue up to 500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, voting rights, privileges and restrictions of each such series, including dividend rights, conversion rights, redemption rights and liquidation preferences, all without further vote or action by the stockholders of the Company. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of holders of Common Stock. Holders of any series of Preferred Stock which shall have the right to convert into shares of Common Stock, shall have as many votes for each share of Preferred Stock held as the number of shares of Common Stock into which such share of Preferred Stock may be converted with respect to all matters submitted to shareholders. Such holders shall vote together with the holders of Common Stock, as a single class, except as otherwise provided by law. Pursuant to Connecticut law, the holders of Preferred Stock and the holders of Common Stock are entitled to vote as separate classes with respect to certain mergers, sales of all or substantially all of the assets of the Company and certain amendments to the Restated Certificate of Incorporation of the Company which affect or are detrimental to the particular class.

ANTI-TAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation contains provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company issued and outstanding and entitled to vote. In addition, since the Board of Directors is authorized to issue shares of Common Stock and Preferred Stock any such issuance could dilute and adversely affect various rights of the holders of shares of Common Stock and, in addition, could be used to discourage an unsolicited attempt to acquire control of the Company.

  The Company is subject to the Connecticut Stock Corporation Act (the "Connecticut Act"), some provisions of which prohibit a publicly held Connecticut corporation from engaging in a "business combination" (including the issuance of equity securities which have an aggregate market value of 5% or more of the total market value of the outstanding shares of the Company) with an "interested shareholder" (as defined in the Connecticut Act) for a period of five years from the date of the shareholder's purchase of stock unless approved in a prescribed manner. The application of this section could prevent a change of control of the Company. Generally, approval is required by the Board of Directors and by a majority of the non-employee directors of the Company and by 80% of the outstanding shares of the Company and two-thirds of the voting power of shares other than shares held by the interested shareholder. There can be no assurance that these provisions will not prevent the Company from entering into a business combination that otherwise would be beneficial to the Company. The Connecticut Act also requires that any action of the stockholders of the Company taken by written consent without a meeting must be unanimous.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 9,689,040 shares of Common Stock outstanding. Of these shares, the 3,000,000 shares to be sold in this offering will be freely tradeable in the public market without restriction under the Securities Act, unless they are purchased by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act.

SALES OF RESTRICTED SHARES

  The remaining 6,689,040 shares are "restricted securities" as defined by Rules 144 or 701 (the "Restricted Shares"). Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Of the 6,689,040 Restricted Shares, 414,000 shares may be currently sold under Rule 144(k). An additional 2,745,312 shares will become eligible for sale 90 days after completion of this offering pursuant to Rule 144. The remaining 3,529,728 shares will be eligible for sale upon the expiration of their respective two-year holding periods subject to the conditions of Rule 144. Substantially all of the Restricted Shares are subject to the lock-up agreements described below. Upon the expiration of the lock-up agreements, 3,418,216 of the 6,689,040 Restricted Shares may be sold pursuant to Rule 144, subject in some cases to certain volume restrictions imposed thereby.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 96,890 shares, based on the number of shares to be outstanding after this offering) or the average weekly trading volume in the public market during the four calendar weeks preceding the filing of the seller's Form 144, provided certain requirements regarding availability of public information concerning the Company, manner of sale and notice of sale are satisfied. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Rule 144 also provides that affiliates who are selling shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities with the exception of the holding period requirement. The two- and three-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted securities from the issuer or an affiliate of the issuer and may include the holding period of a prior owner who is not an affiliate of the issuer. The Commission has proposed certain amendments to Rule 144 that would reduce by one year the holding periods required for shares subject to Rule 144 to become eligible for resale in the public market. This proposal, if adopted, would increase the number of shares of Common Stock eligible for immediate resale following expiration of the lock-up agreements described below. No assurance can be given concerning whether or when the proposal will be adopted by the Securities and Exchange Commission.

  Securities issued in reliance on Rule 701 are also Restricted Shares and, beginning approximately 90 days after the date of this Prospectus, may be resold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and may be resold by affiliates under Rule 144 without compliance with its two-year holding period requirement. Outstanding options to purchase 398,750 shares of Common Stock were fully vested as of November 15, 1996, substantially all of which are subject to 180-day lock-up agreements.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock issued or issuable under the Stock Plan. The registration statements are expected to be filed as soon as practicable after the period ending 180 days after the date of this Prospectus and will become effective immediately upon filing. Shares covered by the registration statements will be eligible for resale in the public market after the effective date of the registration statements.

  As of the consummation of this offering, holders of 4,892,040 shares of Common Stock will have rights to require the Company in certain circumstances to register such shares for sale under the Securities Act. See "--Registration Rights."

  Prior to this offering there has been no public market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales or the availability for sale of such shares will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial numbers of shares in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through a sale of its equity securities. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

LOCK-UP AGREEMENTS

  The executive officers and directors of the Company and certain stockholders and option holders, who, upon the closing of this offering, will beneficially own an aggregate of 5,242,695 shares of Common Stock and options and warrants to purchase 2,322,234 shares of Common Stock have agreed that they will not, without the prior written consent of Cowen & Company, sell, offer, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

  The Company has granted several registration rights applicable, as of the date hereof, to an aggregate of 4,892,040 shares of Common Stock. These rights apply to (i) shares of Common Stock received by former holders of Preferred Stock on the automatic conversion of their shares of Preferred Stock on the date of this Prospectus, (ii) shares of Common Stock held by former holders of the Company's Series III Debentures converted automatically upon the closing of this offering, (iii) shares of Common Stock received upon the exercise of warrants initially issued to the holders of Series III Debentures, the holders of Series IV Debentures, former placement agents to the Company and the holders of the Interim Notes, (iv) shares of Common Stock which may be acquired by Xerox Corporation upon the exercise of its warrant to purchase Common Stock and (v) shares of Common Stock sold by the Company to certain investors. In general, each of these registration rights is set forth in and governed by a registration rights agreement which provides the holders of such rights with the opportunity to require the Company, on one occasion, (and for certain shareholders, two occasions) to register their shares for public sale (a "required registration right"). However, no registration is permitted for at least six months following this offering or within six months of any other registration of shares for sale by the Company or its stockholders. These registration rights agreements also provide for certain incidental or "piggy-back" rights entitling holders of such rights to request the registration of their shares for public sale together with shares of Common Stock for which the Company may elect to file a registration statement. Each required registration right may only be exercised by holders of a majority of the shares then entitled to registration pursuant to such right and the Company would then be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its Common Stock either for its own account or for the account of other shareholders, the Company is required to notify the holders of piggy-back rights and, subject to certain limitations, to include in such registration shares of Common Stock requested to be included therein by such holders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of all of these registrations.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Cowen & Company and Janney Montgomery Scott Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of such Underwriter below:

                                                                     NUMBER OF
                                                                     SHARES OF
   UNDERWRITER                                                      COMMON STOCK
   -----------                                                      ------------
   Cowen & Company.................................................
   Janney Montgomery Scott Inc. ...................................
                                                                     ---------
     Total.........................................................  3,000,000
                                                                     =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain closing certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all of the shares of Common Stock being offered hereby (other than those covered by the over-allotment option described below) if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such price
less a concession not in excess of $   per share. The Underwriters may allow,
and such dealers may re-allow, a concession not in excess of $   per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted the Underwriters an option exercisable for up to 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 3,000,000 shares of Common Stock offered hereby.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company, the Company's executive officers and directors and certain other stockholders and option holders of the Company have agreed that they will not, without the prior written consent of Cowen & Company, sell, offer, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale--Lock-up Agreements."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in such negotiations are the prevailing market conditions, the market prices of securities of publicly traded companies engaged in activities similar to those of the Company, the Company's financial and operating history and condition, estimates of the business potential of the Company, the present state of the Company's development, and other factors deemed relevant. The estimated initial public offering range set forth on the cover hereof is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares offered hereby and certain other legal matters will be passed upon for the Company by Murtha, Cullina, Richter and Pinney of Hartford and New Haven, Connecticut. Certain legal matters will be passed upon for the Underwriters by Testa, Hurwitz and Thibeault, LLP of Boston, Massachusetts.

  Willard F. Pinney, Jr., a partner of Murtha, Cullina, Richter and Pinney, is Secretary and Director and a shareholder of the Company. Mr. Pinney holds 14,796 shares of Common Stock of the Company and, as a director of the Company, options to purchase 30,000 shares of Common Stock. Murtha, Cullina, Richter and Pinney holds an option to purchase 30,000 shares of Common Stock of the Company. See "Certain Transactions" for a description of each of these options.

                                    EXPERTS

  The financial statements of the Company as of September 30, 1996, December 31, 1995 and 1994 and for the period ended September 30, 1996, the two years ended December 31, 1995 and 1994 and for the period from inception (May 21, 1993) through December 31, 1993 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, exhibits, annexes and schedules thereto, the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibits. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to furnish to its shareholders annual reports containing consolidated Financial Statements audited by an independent public accounting firm. In addition, the Company intends to furnish stockholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-2
Balance Sheets as of December 31, 1994, 1995 and September 30, 1996 and
 pro forma September 30, 1996 (unaudited)................................. F-3
Statements of Operations for the period from inception (May 21, 1993)
 through December 31, 1993 and for the years ended December 31, 1994 and
 1995, for the nine months ended September 30, 1995 (unaudited), for the nine months ended September 30, 1996 and for the period from inception
 (May 21, 1993) through September 30, 1996................................ F-4
Statements of Cash Flows for the period from inception (May 21, 1993)
 through December 31, 1993 and for the years ended December 31, 1994 and
 1995, for the nine months ended September 30, 1995 (unaudited), for the nine months ended September 30, 1996 and for the period from inception
 (May 21, 1993) through September 30, 1996................................ F-5
Statement of Changes in Shareholders' Deficit for the period from incep-
 tion (May 21, 1993) through December 31, 1995 and for the nine months ended September 30, 1996................................................. F-6
Notes to Financial Statements............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Accent Color Sciences, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in shareholders' deficit present fairly, in all material respects, the financial position of Accent Color Sciences, Inc. (a development stage company) at September 30, 1996, December 31, 1995 and 1994, and the results of its operations and its cash flows for the nine months ended September 30, 1996, the years ended December 31, 1995 and 1994, the period from inception (May 21, 1993) through December 31, 1993, and for the period from inception (May 21, 1993) through September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company and has a net working capital and shareholders' deficit due to recurring net losses which raises substantial doubt about the Company's ability to continue as a going concern. The Company's plans in regard to these matters are also described in
Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Price Waterhouse LLP

Hartford, CT

November 1, 1996

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                      PRO FORMA
                                  DECEMBER 31,                      SEPTEMBER 30,
                              ----------------------  SEPTEMBER 30,     1996
                                 1994        1995         1996        (NOTE 2)
                              ----------  ----------  ------------- -------------
                                                                     (UNAUDITED)
           ASSETS
 Current assets:
   Cash and cash equiva-
    lents...................  $  164,881  $      967   $ 1,406,053   $ 1,406,053
   Accounts receivable......         --          --        651,854       651,854
   Due from officer (Note
    11).....................         --          --         25,500        25,500
   Inventories (Notes 2 and
    4)......................         --          --      2,301,021     2,301,021
   Prepaid expenses and
    other assets (Note 2)...      52,390       8,857       843,158       721,464
                              ----------  ----------   -----------   -----------
     Total current assets...     217,271       9,824     5,227,586     5,105,892
 Fixed assets, net (Notes 2
  and 3)....................      25,306     488,060     2,455,149     2,455,149
 Other assets, net (Note
  2)........................       3,260     230,231         4,027         4,027
                              ----------  ----------   -----------   -----------
     Total assets...........  $  245,837  $  728,115   $ 7,686,762   $ 7,565,068
                              ==========  ==========   ===========   ===========
 LIABILITIES AND SHAREHOLD-
         ERS' DEFICIT
 Current liabilities:
   Notes payable (Note 5)...  $      --   $   50,000   $   500,000   $   500,000
   Series III Debentures,
    net of discount (Note
    5)......................         --          --      1,968,284           --
   Obligation under capital
    leases (Note 8).........         --          --         47,253        47,253
   Accounts payable.........     123,638     916,517     2,460,249     2,460,249
   Accrued expenses.........     156,188     334,820       756,947       562,460
   Due to officers (Note
    11).....................      23,068      20,711           --            --
   Customer advances and de-
    posits (Note 2).........         --      550,000     1,387,400     1,387,400
   Deferred revenue (Note
    2)......................         --          --        900,000       900,000
                              ----------  ----------   -----------   -----------
     Total current liabili-
      ties..................     302,894   1,872,048     8,020,133     5,857,362
                              ----------  ----------   -----------   -----------
 Obligation under capital
  leases (Note 8)...........         --          --        135,688       135,688
 Long-term debt, net of dis-
  count (Note 5)............         --          --      1,758,577     1,758,577
 Series III Debentures, net
  of discount (Note 5)......         --    1,945,117           --            --
 Other long-term liabili-
  ties......................         --       74,911       145,144       145,144
                              ----------  ----------   -----------   -----------
     Total non-current lia-
      bilities..............         --    2,020,028     2,039,409     2,039,409
                              ----------  ----------   -----------   -----------
 Commitments and
  contingencies (Notes 8,
  11, 12 and 13)
 Shareholders' deficit
  (Notes 6 and 14):
   Preferred stock, no par
    value, 500,000 shares
    authorized, 249,360,
    324,360, 324,360 and
    0 shares issued and
    outstanding.............   1,090,574   1,430,634     1,430,634           --
   Common stock, no par
    value, 25,000,000 shares
    authorized, 1,797,000,
    2,094,840, 4,719,840 and
    6,679,758 shares issued
    and outstanding.........      51,300     821,291    10,419,367    13,891,078
   Deficit accumulated dur-
    ing the development
    stage...................  (1,198,931) (5,415,886)  (14,222,781)  (14,222,781)
                              ----------  ----------   -----------   -----------
     Total shareholders'
      deficit...............     (57,057) (3,163,961)   (2,372,780)     (331,703)
                              ----------  ----------   -----------   -----------
     Total liabilities and
      shareholders' deficit
      ......................  $  245,837  $  728,115   $ 7,686,762   $ 7,565,068
                              ==========  ==========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                          FOR THE PERIOD                                                     FOR THE PERIOD
                          FROM INCEPTION                                                     FROM INCEPTION
                          (MAY 21, 1993)      FOR THE YEAR           FOR THE NINE MONTHS     (MAY 21, 1993)
                             THROUGH       ENDED DECEMBER 31,        ENDED SEPTEMBER 30,        THROUGH
                           DECEMBER 31,  ------------------------  ------------------------  SEPTEMBER 30,
                               1993         1994         1995         1995         1996           1996
                          -------------- -----------  -----------  -----------  -----------  --------------
                                                                   (UNAUDITED)
Sales...................     $    --     $       --   $       --   $       --   $       --    $        --
Costs and expenses:
 Costs of production....          --             --           --           --       570,301        570,301
 Research and
  development...........       19,000        805,357    3,050,534    2,454,708    5,088,646      8,963,537
 Marketing, general
  and administrative....       26,398        336,368    1,002,869      641,426    2,870,058      4,235,693
 Related party
  administrative expense
  (Note 11).............          --             --        80,260          --        25,000        105,260
                             --------    -----------  -----------  -----------  -----------   ------------
                               45,398      1,141,725    4,133,663    3,096,134    8,554,005     13,874,791
                             --------    -----------  -----------  -----------  -----------   ------------
Other (income) expense:
 Interest expense.......          --          11,808       83,292       35,561      322,362        417,462
 Interest income........          --             --           --           --       (69,472)       (69,472)
                             --------    -----------  -----------  -----------  -----------   ------------
                                  --          11,808       83,292       35,561      252,890        347,990
                             --------    -----------  -----------  -----------  -----------   ------------
Net loss................     $(45,398)   $(1,153,533) $(4,216,955) $(3,131,695) $(8,806,895)  $(14,222,781)
                             ========    ===========  ===========  ===========  ===========   ============
Unaudited pro forma net
 loss per common share
 (Note 2)...............                              $      (.64)              $     (1.25)
                                                      ===========               ===========
Unaudited pro forma
 weighted average common
 shares outstanding
 (Note 2)...............                                6,416,658                 6,869,504
                                                      ===========               ===========


   The accompanying notes are an integral part of these financial statements.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                          FOR THE                                                           FOR THE
                                        PERIOD FROM                                                       PERIOD FROM
                                         INCEPTION                                                         INCEPTION
                                          (MAY 21,                                                         (MAY 21,
                                           1993)          FOR THE YEAR           FOR THE NINE MONTHS         1993)
                                          THROUGH      ENDED DECEMBER 31,        ENDED SEPTEMBER 30,        THROUGH
                                        DECEMBER 31, ------------------------  ------------------------  SEPTEMBER 30,
                                            1993        1994         1995         1995         1996          1996
                                        ------------ -----------  -----------  -----------  -----------  -------------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.............................    $(45,398)  $(1,153,533) $(4,216,955) $(3,131,695) $(8,806,895) $(14,222,781)
 Adjustments to reconcile net loss to
  net cash used in operating
  activities:
 Depreciation and amortization........          72         3,116      111,127       38,123      520,049       634,364
 Write-off of deferred offering
  costs...............................         --            --        47,264       47,264          --         47,264
 Options granted for services.........         --            --        18,400       18,400          --         18,400
 Debenture issued for services........         --            --        50,000       50,000          --         50,000
 Compensation expense related to
  options issued......................         --            --           --           --        16,285        16,285
 Loss on disposal of fixed assets.....         --            --         9,378          738       72,564        81,942
CHANGES IN ASSETS AND LIABILITIES:
 Accounts receivable and amount due
  from officer........................         --            --           --      (150,000)    (677,354)     (677,354)
 Inventories..........................         --            --           --           --    (2,301,021)   (2,301,021)
 Prepaid expenses and other assets....         --         (5,126)      (3,731)     (12,241)    (712,607)     (721,464)
 Accounts payable and accrued
  expenses............................      18,269       261,557      793,990      772,307    1,965,859     3,039,675
 Due to officers......................       6,082        16,986       (2,357)      (2,357)     (20,711)          --
 Customer advances and deposits.......         --            --       550,000      450,000      837,400     1,387,400
 Deferred revenue.....................         --            --           --           --       900,000       900,000
 Other long-term liabilities..........         --            --        74,911       35,571       53,947       128,858
                                          --------   -----------  -----------  -----------  -----------  ------------
 Net cash used in operating
  activities..........................     (20,975)     (877,000)  (2,567,973)  (1,883,890)  (8,152,484)  (11,618,432)
                                          --------   -----------  -----------  -----------  -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of fixed assets...         --            --           --           --         5,524         5,524
 Purchases of fixed assets............        (538)      (27,857)    (525,718)    (267,607)  (2,147,810)   (2,701,923)
 Cost of patent.......................         --         (3,359)      (1,207)      (1,207)         --         (4,566)
                                          --------   -----------  -----------  -----------  -----------  ------------
 Net cash used in investing
  activities..........................        (538)      (31,216)    (526,925)    (268,814)  (2,142,286)   (2,700,965)
                                          --------   -----------  -----------  -----------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of capital lease
  obligations.........................         --            --           --           --       (60,188)      (60,188)
 Proceeds from issuance of
  debentures..........................         --            --     1,789,333    1,549,184      393,218     2,182,551
 Proceeds from issuance of warrants...         --            --        56,631       48,978      138,032       194,663
 Proceeds from issuance of common
  stock...............................      21,800        29,500          --           --     9,460,044     9,511,344
 Proceeds from exercise of warrants...         --            --       694,960          --           --        694,960
 Net proceeds from issuance of
  preferred stock through offerings
  and conversion of debt..............         --      1,090,574      340,060      340,060          --      1,430,634
 Increase (decrease) in notes
  payable.............................         --            --        50,000       50,000      (50,000)          --
 Increase in long-term debt...........         --            --           --           --     2,223,750     2,223,750
 Deferred offering costs..............         --        (47,264)         --           --           --        (47,264)
 Repayment of debentures..............         --            --           --           --      (405,000)     (405,000)
                                          --------   -----------  -----------  -----------  -----------  ------------
 Net cash provided by financing
  activities..........................      21,800     1,072,810    2,930,984    1,988,222   11,699,856    15,725,450
                                          --------   -----------  -----------  -----------  -----------  ------------
 Net increase (decrease) in cash and
  cash equivalents....................         287       164,594     (163,914)    (164,482)   1,405,086     1,406,053
 Cash and cash equivalents at
  beginning of period.................         --            287      164,881      164,881          967           --
                                          --------   -----------  -----------  -----------  -----------  ------------
 Cash and cash equivalents at end of
  period..............................    $    287   $   164,881  $       967  $       399  $ 1,406,053  $  1,406,053
                                          ========   ===========  ===========  ===========  ===========  ============
SUPPLEMENTAL DISCLOSURE
 CASH PAID FOR:
 Interest.............................    $    --    $       --   $       --   $       --   $    86,824  $     86,824
 Income taxes.........................         --            250          250          250          250           750
 NON-CASH INVESTING ACTIVITIES:
 Capital lease obligations of $243,129
  were incurred during the nine months
  ended September 30, 1996,
  reflecting new equipment leases

   The accompanying notes are an integral part of these financial statements.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                                      DEFICIT
                                                                    ACCUMULATED
                                                                       DURING
                              COMMON STOCK        PREFERRED STOCK       THE
                          ---------------------  ------------------ DEVELOPMENT
                           SHARES     AMOUNT     SHARES    AMOUNT      STAGE         TOTAL
                          --------- -----------  ------- ---------- ------------  -----------
Proceeds from sale......      3,900 $    21,800      --  $      --  $        --   $    21,800
Net loss................        --          --       --         --       (45,398)     (45,398)
                          --------- -----------  ------- ---------- ------------  -----------
December 31, 1993.......      3,900      21,800      --         --       (45,398)     (23,598)
Stock split (Note 6)....  1,751,100         --       --         --           --           --
Conversion of debentures
 (Note 5)...............        --          --    74,360    371,804          --       371,804
Proceeds from sale......        --          --   160,000    643,770          --       643,770
Conversion of promissory
 notes (Note 11)........     42,000      50,000      --         --           --        50,000
Reclassification........        --      (20,500)     --         --           --       (20,500)
Shares issued for
 services (Note 6)......        --          --    15,000     75,000          --        75,000
Net loss................        --          --       --         --    (1,153,533)  (1,153,533)
                          --------- -----------  ------- ---------- ------------  -----------
December 31, 1994.......  1,797,000      51,300  249,360  1,090,574   (1,198,931)     (57,057)
Proceeds from sale (Note
 6).....................        --          --    75,000    340,060          --       340,060
Exercise of warrants
 (Note 5)...............    297,840     694,960      --         --           --       694,960
Options granted to
 service provider.......        --       18,400      --         --           --        18,400
Warrants issued with
 debt (Note 5)..........        --       56,631      --         --           --        56,631
Net loss................        --          --       --         --    (4,216,955)  (4,216,955)
                          --------- -----------  ------- ---------- ------------  -----------
December 31, 1995.......  2,094,840     821,291  324,360  1,430,634   (5,415,886)  (3,163,961)
Warrants issued with
 debt (Note 5)..........        --      138,032      --         --           --       138,032
Proceeds from sale (Note
 6).....................  2,625,000   9,460,044      --         --           --     9,460,044
Net loss................        --          --       --         --    (8,806,895)  (8,806,895)
                          --------- -----------  ------- ---------- ------------  -----------
September 30, 1996......  4,719,840 $10,419,367  324,360 $1,430,634 $(14,222,781) $(2,372,780)
                          ========= ===========  ======= ========== ============  ===========

   The accompanying notes are an integral part of these financial statements.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

1. FORMATION AND OPERATIONS OF THE COMPANY

  Accent Color Sciences, Inc. (the "Company") was incorporated in Connecticut in May 1993. The Company was initially formed to design, develop, test and manufacture high-speed, color printers to attach to high-speed, black-on-white printers. The Company is considered a development stage company as defined in Statement of Financial Accounting Standards No. 7.

  Development and testing of a prototype began in January 1994, with a "proof-of-concept" system developed in November 1994. During 1995, the Company began negotiations with major original equipment manufacturers ("OEMs") to enter into formal development relationships. At the same time, the Company accelerated its engineering and development activities as its efforts were focused on designing and building the next generation prototypes which were completed in 1995. Also in 1995, the Company and IBM entered into a letter of intent for the development of three prototype systems, and in August 1995, the Company and Xerox entered into a memorandum of understanding for the development of two prototype systems. In November 1995, the Company and Oce (then Siemens Nixdorf Printing Systems) executed a memorandum of understanding for the development of two prototype systems. Through September 30, 1996, the Company had received $1.5 million for the delivery of prototype machines. Through September 30, 1996, $914,000 had been offset against research and development expense.

  Management's plans for funding future operations include a private financing completed in October 1996 (Note 5) and a planned initial public offering of common stock. Additionally, the Company believes it will be successful in the sale of production units to the OEMs. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company and has a net working capital and shareholders' deficit due to recurring net losses which raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of these financial statements are as follows:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon customer acceptance. Until such time that the Company has adequate information to estimate future returns and customer acceptance, revenue will be deferred from the date of product shipment until final customer acceptance, which will be at the end of the warranty period. As of September 30, 1996, the Company has deferred revenue of $900,000 related to products shipped.

 Cash and Cash Equivalents

  Cash and cash equivalents include cash on deposit with banks, as well as investments with original maturities of less than 90 days.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Inventories

  Costs of materials purchased for specific research and development projects have been charged to research and development expense as incurred. Inventories purchased for the production of printer systems which will be sold to customers have been capitalized. Inventories are carried at the lower of cost or market, determined by the first-in, first-out method.

 Vendor Deposits

  Included in prepaid expenses and other assets at September 30, 1996 are deposits of $359,728 which represent payments in advance of receipt of goods.

 Fixed Assets

  Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, which are between three and five years. Leasehold improvements are amortized over the shorter of the term of the lease or the useful life of the asset.

 Patent

  Patent costs of $3,359, $4,566 and $4,566 at December 31, 1994, 1995 and
September 30, 1996, respectively, are capitalized as incurred and are amortized on a straight-line basis over the shorter of the legal term or estimated useful life. Accumulated amortization was $99, $338 and $539 at December 31, 1994, 1995 and September 30, 1996, respectively.

 Deferred Offering Costs

  Included in prepaid expenses and other assets at December 31, 1994 are $47,264 of offering costs which were deferred in contemplation of a Common Stock offering. The offering was not completed and such costs were expensed in 1995. At September 30, 1996, offering costs of $295,640 have been accrued and deferred in anticipation of an initial public offering of Common Stock.

 Deferred Debt Issuance Costs

  Included in other assets are deferred debt issuance costs of $0, $278,157 and $278,157 at December 31, 1994, 1995 and September 30, 1996, respectively, which are being amortized using the effective interest method over the term of the related debt. Accumulated amortization was $0, $52,154 and $156,463 at December 31, 1994, 1995 and September 30, 1996, respectively.

 Income Taxes

  The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

 Research and Development Expenditures

  Research and development expenditures are charged to expense as incurred.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Customer Advances and Deposits

  Customer Advances Under Research and Development Agreements

    Amounts advanced pursuant to customer sponsored research and development agreements are recognized as a liability until certain obligations (as defined in the agreements, including delivery and acceptance of certain test units) under the agreements have been met. Advances of $0, $550,000 and $600,000 have been deferred as of December 31, 1994, 1995 and September 30, 1996, respectively. When the obligations are met, the amounts are offset against research and development expense. Amounts offset against research and development expense were $0, $0 and $614,000 for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, respectively, and $0 (unaudited) and $300,000 for the nine months ended September 30, 1995 and 1996, respectively.

  Customer Deposits

    Based on the Company's sales contracts with certain customers, the Company is entitled to a percentage of the sales price upon receipt of certain firm purchase orders. Customer deposits of $0, $0 and $787,400 have been deferred at December 31, 1994, 1995 and September 30, 1996, respectively.

 Stock-Based Compensation

  The Company applies APB Opinion 25 and related interpretations in accounting for its Stock Incentive Plan. Additional disclosures required under Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation," are included in Note 7, Stock Incentive Plan.

 Unaudited Pro Forma Financial Data

  The outstanding 8.00% Convertible Subordinated Debentures (the "Series III Debentures"), including accrued interest (see Note 5), will convert upon the closing of a planned initial public offering of Common Stock and the Series A Convertible Voting Preferred Stock (the "Series A Preferred Stock," see Note 6 ) will convert to Common Stock upon the effectiveness of a planned initial public offering of Common Stock. The unaudited pro forma net loss per common share data included in the statements of operations for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to this conversion as if the shares were outstanding at the beginning of the respective periods, and as if the interest, amortization of discount and amortization of deferred debt financing expenses associated with the Series III Debentures were not incurred.

  In determining pro forma weighted average common shares outstanding, common share equivalents are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock options and warrants issued and Common Stock, convertible debt and convertible preferred stock sold in the twelve months preceding the initial filing date of the public offering and through the effective date have been included in the calculation as if outstanding for all periods presented using the treasury stock method and at the assumed initial public offering price of $9.00 per share.

  The unaudited pro forma balance sheet at September 30, 1996 includes the conversion of the outstanding Series III Debentures, including accrued interest and the conversion of the Series A Preferred Stock and the following:
(i) reduction in Common Stock carrying value for the amount of discount included in the carrying value of the Series III Debentures, and (ii) reduction of Common Stock carrying value for the write-off of the unamortized portion of the deferred debt issuance costs.

 Interim Financial Statements

  The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. FIXED ASSETS

                                                  DECEMBER 31,
                                                ---------------- SEPTEMBER 30,
                                                 1994     1995       1996
                                                ------- -------- -------------
   Equipment................................... $11,177 $172,160  $  560,030
   Computers...................................   9,873  164,435     777,986
   Furniture and fixtures......................   6,498   95,850     354,137
   Leasehold improvements......................     742   54,563     594,509
   Purchased software..........................     105   57,725     311,767
   Capital leases--equipment...................     --       --      243,129
                                                ------- --------  ----------
                                                 28,395  544,733   2,841,558
   Less: accumulated depreciation and
    amortization...............................   3,089   56,673     386,409
                                                ------- --------  ----------
                                                $25,306 $488,060  $2,455,149
                                                ======= ========  ==========

  Amortization expense for capital leases amounted to $0, $0 and $0 for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, respectively, and $0 (unaudited) and $26,786 for the nine months ended September 30, 1995 and 1996, respectively.

  Depreciation expense was $72, $3,017 and $53,586 for the period ended December 31, 1993 and for the years ended December 31, 1994 and 1995, respectively, and $23,579 (unaudited) and $318,976 for the nine months ended September 30, 1995 and 1996, respectively.

4. INVENTORIES

  Inventories consist of the following:

                                                                   SEPTEMBER 30,
                                                                       1996
                                                                   -------------
     Raw materials and components.................................  $1,433,949
     Work-in-process..............................................     522,602
     Finished goods...............................................     344,470
                                                                    ----------
                                                                    $2,301,021
                                                                    ==========

  No inventories were on hand at December 31, 1994 and 1995.

5. DEBT

 Convertible Subordinated Debentures

  On January 25, 1994, the Company issued $200,030 of 8.00% convertible subordinated debentures (the "Series I Debentures"). On August 15, 1994, the Company issued an additional $160,000 of the 8.00% convertible subordinated debentures (the "Series II Debentures"). On September 20, 1994, all of the debentures, including accrued interest of $11,774, were converted into 74,360 shares of the Company's Series A Preferred Stock at a rate of $5.00 per share.

 Notes Payable

  The Company issued a $50,000 note payable in May 1995. The note, which was due in July 1995, was deferred and paid in January 1996. Interest on the note accrued at 10.00%.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Series III Debentures

  On October 31, 1995, the Company completed an offering of Series III Debentures for net proceeds of $1,668,443. The entire principal balance and accrued interest is payable on August 15, 1997. During 1995, the Company converted $50,000 of accounts payable, which arose in 1995, to Series III Debentures. The Series III Debentures are convertible into Common Stock at a rate of $3.67 per share, subject to adjustment pursuant to a Common Stock offering at a lower price. The Series III Debentures are subject to mandatory conversion upon (i) the closing of an initial public offering provided such offering provides minimum net proceeds of $5,000,000 and the price at which the shares are offered is not less than 1.5 times the conversion rate, or (ii) the cumulative conversion of 70% of the outstanding debentures into Common Stock. Each holder of a Series III Debenture received a detachable warrant (the "Series III Warrants") to purchase Common Stock for an amount of shares equal to the Series III Debentures' principal amount divided by the conversion rate. Total Series III Warrants issued are exercisable into 544,554 common shares at an exercise price of $3.67 per share and expire on August 15, 1997. The Series III Warrants were valued at $56,631, and accordingly this amount was allocated to Common Stock with an equivalent discount recorded on the Series III Debentures. The discount is being amortized over the term of the debentures and amounted to $51,483 and $28,316 at December 31, 1995 and September 30, 1996, respectively.

Series IV Debentures

  During February 1996, the Company completed a private placement of 8.00% subordinated debentures (the "Series IV Debentures") for net proceeds of $405,000, of which $240,000 was issued to a director of the Company. The Series IV Debentures are non-convertible and bear interest at 8.00%. The Series IV Debentures were due on August 31, 1996, and were repaid by the Company on August 29, 1996. In addition, each holder received detachable warrants (the "Series IV Warrants") to purchase Common Stock equal to the Series IV Debentures' principal amount divided by $3.67. The Series IV Warrants were valued at $0.11 per warrant. Accordingly, $11,782 was allocated to Common Stock, with an equivalent discount recorded on the Series IV Debentures. The Series IV Warrants issued are exercisable into 110,454 shares of Common Stock at an exercise price of $3.67 per share and expire on February 28, 2001.

 Xerox Loan

  In December 1995, the Company received a commitment from a customer to lend the Company up to $3,000,000 subject to the successful completion of an OEM production agreement and satisfactory negotiations of loan terms. On January 2, 1996, the Company received $500,000 under this commitment. On February 16, 1996, the Company and the customer executed an OEM production agreement and on February 28, 1996, the Company and the customer finalized the terms of the loan. The loan provides for a maximum commitment of $3,000,000 through April 1, 1998, at an annual interest rate of 8.00%. As part of the inducement to extend such commitment, the Company agreed to issued detachable warrants up to a maximum of 375,000 shares of Common Stock at an exercise price of $3.67 per share, of which the warrant to purchase 125,000 shares expires on February 28, 1999 and the warrant to purchase 250,000 shares expires on April 19, 1999.

  As of September 30, 1996, the Company has received $2,350,000 in loan proceeds and issued detachable warrants for 375,000 shares of Common Stock. Accordingly, $126,250 was allocated to Common Stock with an equivalent discount recorded on the note. Principal installments are due as follows:
$500,000 on July 1, 1997; $500,000 on October 1, 1997; $1,000,000 on January
1, 1998; and $350,000 on April 1, 1998.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Private Financing

  On October 11, 1996, the Company completed a private financing (the "Interim Financing") resulting in net proceeds to the Company of $2.78 million upon the issuance of the Company's discounted notes in an aggregate principal amount of $3.45 million bearing interest at a rate of 8.70% per annum (excluding debt discount). Holders of the Interim Financing also received warrants to purchase an aggregate of 45,000 shares of Common Stock at an exercise price which is the lesser of $10.00 per share or the initial public offering price per share of the Common Stock offered in a planned initial public offering. The Interim Financing is repayable upon the closing of the offering contemplated hereby or otherwise on June 30, 1997. See Note 11.

  The following is a summary of the Company's debt:

                                                                     PRO FORMA
                                     DECEMBER 31,                    (NOTE 2)
                                  ------------------ SEPTEMBER 30, SEPTEMBER 30,
                                   1994      1995        1996          1996
                                  ------- ---------- ------------- -------------
                                                                    (UNAUDITED)
   Notes payable................  $   --  $   50,000  $  500,000    $  500,000
   Series III Debentures, net of
    unamortized discount of
    $51,483 and $28,316.........      --   1,945,117   1,968,284           --
   Long-term debt, net of
    unamortized discount of
    $91,423.....................      --         --    1,758,577     1,758,577
                                  ------- ----------  ----------    ----------
                                      --   1,995,117   4,226,861     2,258,577
                                  ------- ----------  ----------    ----------
     Less: current portion......      --      50,000   2,468,284       500,000
                                  ------- ----------  ----------    ----------
                                  $   --  $1,945,117  $1,758,577    $1,758,577
                                  ======= ==========  ==========    ==========

6. SHAREHOLDERS' EQUITY

 Capital Stock Transactions

  On September 15, 1994, the following changes in the Company's capital structure occurred: (i) the Company's Board of Directors declared a 450-for-1 split of the Common Stock, effective upon the amendment of the Company's Certificate of Incorporation, (ii) the authorized number of common shares was increased to 1,000,000 (unadjusted for 1996 stock split--see Note 13) and
(iii) the par value of the Common Stock was changed from $.01 to no par value.

  In January 1995, the Company's Board of Directors amended the articles of incorporation to increase the authorized shares of Common Stock from 1,000,000 to 2,000,000. In April 1996, under the consent of the Board of Directors, the number of authorized shares of Common Stock was increased from 2,000,000 shares to 25,000,000 shares and the authorized shares of Preferred Stock was increased from 350,000 shares to 500,000 shares.

 Series A Preferred Stock

  From a class of preferred stock with 500,000 authorized shares, the Company's Board of Directors designated a series consisting of 300,000 of such shares as Series A Preferred Stock. In 1994, pursuant to a

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

private placement offering (the "Preferred Stock Offering"), the Company issued 160,000 shares of Series A Preferred Stock, with net proceeds of $643,770. In February 1995, the Board of Directors increased the authorized shares of Series A Preferred Stock from 300,000 shares to 350,000 shares. In 1995 the Company issued an additional 75,000 shares of Series A Preferred Stock, with net proceeds of $340,060 (See Note 5).

  In September 1994, the Company issued to a third party vendor 15,000 shares of Series A Preferred Stock as partial payment for services rendered pursuant to a development agreement between the third party vendor and the Company. The fair market value of the stock was recorded as $75,000.

  The Series A Preferred Stock is nonredeemable, convertible and voting, with no par value. The holders shall be entitled to receive noncumulative cash dividends when and as declared by the Board of Directors. In the event of any voluntary or involuntary liquidation of the Company, the preferred shareholders shall be entitled to all unpaid dividends at the time of liquidation and $5.00 per share as a liquidating distribution prior to any liquidating distribution to the common shareholders. At the option of the preferred shareholders, their shares may be converted at any time to Common Stock at the rate of 4.2 shares of Common Stock for one share of Series A Preferred Stock. The holdings of the preferred shareholders shall automatically convert into shares of Common Stock upon the affirmative vote of holders of 70% or more of the outstanding shares of Preferred Stock or upon the effectiveness of a registration statement registering the sale by the Company of shares of Common Stock pursuant to which the Common Stock is offered publicly at a price of at least $5.00 per share and the gross proceeds to the Company and/or selling shareholders are at least $5 million.

 Warrants

  As of September 30, 1996, the Company had outstanding Common Stock purchase warrants for an aggregate of 1,060,803 shares. Stock purchase warrants for 246,714 common shares expiring August 15, 1997 are held by the Series III Debenture holders. Stock purchase warrants for 110,454 common shares expiring February 28, 2001 are held by the Series IV Debenture holders. A stock purchase warrant for 375,000 shares of Common Stock expiring on February 28, 1999, is held by a noteholder. Stock purchase warrants for 300,000 common shares expiring on June 28, 2001 are held by a placement agent and were issued in connection with the June 1996 private placement offering. The following summarizes the activity of outstanding warrants:

                                             SHARES     EXERCISE
                                              UNDER       PRICE     WARRANTS
                                             WARRANT   (PER SHARE) EXERCISABLE
------------------------------------------------------------------------------
   Outstanding at December 31, 1994........       --   $       --         --
------------------------------------------------------------------------------
     Granted to employees..................   112,500         3.67
     Granted to Series III Debenture hold-
      ers..................................   544,554         3.67
     Exercised (Note 5)....................  (297,840)        2.33
------------------------------------------------------------------------------
   Outstanding at December 31, 1995........   359,214        $3.67    359,214
------------------------------------------------------------------------------
     Granted to Series IV Debenture hold-
      ers..................................   110,454         3.67
     Granted to noteholder.................   375,000         3.67
     Granted to service providers..........    28,635         3.67
     Granted to placement agent............   300,000         4.00
     Warrants surrendered..................  (112,500)        3.67
------------------------------------------------------------------------------
   Outstanding at September 30, 1996....... 1,060,803  $3.67-$4.00  1,060,803
------------------------------------------------------------------------------

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Additionally, there are outstanding and exercisable stock purchase warrants for 8,000, 23,500 and 23,500 shares of Series A Preferred Stock at December 31, 1994, 1995 and September 30, 1996, respectively, of which a warrant to purchase 8,000 shares of Common Stock expires on September 2000 and the warrant to purchase 15,500 shares of Common Stock expires on February 22, 2001. These warrants convert to Common Stock warrants at the rate of 4.2 Common Stock warrants for one Series A Preferred Stock warrant upon the effectiveness of a registration statement as discussed above.

  In early December 1995, in order to raise cash for operations, the Company reduced the exercise price of the Series III detachable warrants from $3.67 per share to $2.33 per share (a revised fair market value as of such date) for a limited period of time (through December 15, 1995). Warrant holders exercised 297,840 shares of Common Stock for $694,960.

 Common Stock

  The Company has reserved shares of Common Stock as follows:

                                                    DECEMBER 31, SEPTEMBER 30,
                                                        1995         1996
                                                    ------------ -------------
   Conversion of Series III Debentures, including
    accrued interest..............................     564,958       597,606
   Conversion of Series A Preferred Stock.........   1,362,312     1,362,312
   Exercise of Common Stock warrants..............     359,214     1,060,803
   Exercise of Series A Preferred Stock warrants..      98,700        98,700
   Exercise of options............................     750,000     1,500,000
                                                     ---------     ---------
                                                     3,135,184     4,619,421
                                                     =========     =========

  In June 1996, pursuant to a private placement offering, the Company issued 2,625,000 shares of Common Stock for $4.00 per share. This offering resulted in net proceeds of $9,460,044 to the Company.

7. STOCK INCENTIVE PLAN

  In January 1995, the Company's Board of Directors adopted and approved the 1995 Stock Incentive Plan (the "Plan") for directors, officers, key employees and other persons. The Plan permits the granting of incentive stock options, non-statutory stock options, stock appreciation rights and restricted stock awards to purchase up to 300,000 shares of Common Stock. In April 1996, the number of shares increased to 1,500,000. Such shares have been authorized and reserved.

  Initially, options vested 20% each year, so that the options, or any unexercised portion thereof, would be fully exercisable after a period of five years following the date of their grant. Pursuant to the April 9, 1996 Board of Directors meeting, the original vesting period of five years was modified to three years with options vesting 33% each year following the date of their grant. All options previously granted are subject to this modification. Certain options granted in 1996 (347,250 included in the table below) are exercisable immediately upon their issuance. Stock options under the Plan have terms ranging from five to ten years.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The 1995 Stock Incentive Plan activity is summarized as follows:

                               FOR THE YEAR ENDED    FOR THE NINE MONTHS ENDED
                               DECEMBER 31, 1995         SEPTEMBER 30, 1996
                             ----------------------- --------------------------------
                                        WEIGHTED-                       WEIGHTED-
                                         AVERAGE                         AVERAGE
                             SHARES   EXERCISE PRICE   SHARES        EXERCISE PRICE
                             -------  -------------- --------------  ----------------
   Outstanding at beginning
    of period..............      --       $ --              301,500      $      2.58
     Granted...............  328,500       2.47           1,016,850             3.80
     Exercised.............      --         --                  --               --
     Canceled..............  (27,000)      1.19             (28,500)            3.01
                             -------                 --------------
   Outstanding at period
    end....................  301,500       2.58           1,289,850             3.53
                             =======                 ==============
   Options exercisable at
    period end.............      --         --              388,750             3.37
                             =======                 ==============
   Weighted average fair
    value of options
    granted during the pe-
    riod...................    $1.62                          $2.87
                             =======                 ==============

  The following summarizes additional information about stock options outstanding at September 30, 1996:

                                    OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                     -------------------------------------------------- ---------------------------------
                           NUMBER       WEIGHTED-AVERAGE   WEIGHTED-          NUMBER         WEIGHTED-
                       OUTSTANDING AT      REMAINING        AVERAGE       EXERCISABLE AT      AVERAGE
   EXERCISE PRICES   SEPTEMBER 30, 1996 CONTRACTUAL LIFE EXERCISE PRICE SEPTEMBER 30, 1996 EXERCISE PRICE
   ---------------   ------------------ ---------------- -------------- ------------------ --------------
        $1.19              154,500            7.42           $1.19            71,500           $1.19
         3.67              502,500            7.95            3.67           127,500            3.67
         4.00              632,850            8.20            4.00           189,750            4.00
                         ---------                                           -------
                         1,289,850                                           388,750
                         =========                                           =======

  Had compensation expense been recognized based on the fair value of the options at their grant dates, as prescribed in Financial Accounting Standard No. 123, the Company's net loss and net loss per share would have been as follows:

                                                                 NINE MONTHS
                                               YEAR ENDED           ENDED
                                            DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                            ----------------- ------------------
Net loss:
  As reported..............................    $(4,216,955)      $(8,806,895)
  Pro forma under FAS 123..................     (4,420,205)       (9,367,798)
Pro forma net loss per share:
  As reported (unaudited)..................    $      (.64)      $     (1.25)
  Pro forma under FAS 123 (unaudited)......           (.67)            (1.33)

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period: dividend yield of 0% for both periods; risk-free interest rates ranging from 5.47% to 7.80% for options granted during the year ended December 31, 1995 and 5.26% to 6.96% for options granted during the nine months ended September 30, 1996; expected volatility factors ranging from 40% to 45% for the year ended December 31, 1995 and 45% to 50% for the nine months ended September 30, 1996; and an expected option term ranging from 5 to 10 years for both periods.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Compensation of approximately $550,725 has been attributed to Common Stock options granted in August 1996. Compensation expense will be recognized over the three year vesting period, of which $16,285 was recognized as of September 30, 1996.

8. LEASES

 Operating Leases

  At September 30, 1996, the Company was committed under operating leases for equipment, vehicles and office space with initial terms of more than one year which extend through September 1998. The vehicle lease contains a fair value purchase option at the end of the lease term. During 1996, the Company entered into a new facilities lease extending through July 2000. The lease agreement provides for escalation of the lease payments over the term of the lease, however, rent expense is recognized under the straight-line method.

  Minimum lease payments under the noncancelable leases are as follows:

   1996............................................................. $  137,985
   1997.............................................................    452,184
   1998.............................................................    502,217
   1999.............................................................    598,016
   2000.............................................................    348,843
                                                                     ----------
   Total minimum obligations........................................ $2,039,245
                                                                     ==========

  Rent expense was $0 for the period from inception (May 21, 1993) through December 31, 1993, $11,315 in 1994, $108,800 in 1995 and $62,888 (unaudited)
and $312,727 for the nine months ended September 30, 1995 and 1996, respectively.

 Capital Lease Obligations

  The Company is obligated under capital leases for certain office equipment which expire on various dates through 2000. Future minimum lease payments under these leases are as follows:

   1996............................................................... $ 17,684
   1997...............................................................   67,326
   1998...............................................................   65,712
   1999...............................................................   59,699
   2000...............................................................   18,206
                                                                       --------
     Total Minimum Obligations........................................  228,627
     Less: amount representing interest...............................   45,686
                                                                       --------
     Present value of minimum lease payments..........................  182,941
     Less: current portion............................................   47,253
                                                                       --------
                                                                       $135,688
                                                                       ========

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

9. INCOME TAXES

  Deferred tax assets and liabilities are as follows:

                                           DECEMBER 31,
                                       ----------------------   SEPTEMBER 30,
                                         1994        1995         1996
                                       ---------  -----------  -----------
   Gross deferred tax assets:
     Carryforwards:
       Research tax credits........... $  60,000  $   157,000  $   183,000
       Net operating losses...........   503,000    2,133,000    5,665,000
     Other............................    15,000       55,000       99,000
                                       ---------  -----------  -----------
       Gross deferred tax assets......   578,000    2,345,000    5,947,000
                                       ---------  -----------  -----------
   Gross deferred tax liabilities.....       --        (9,000)     (26,000)
                                       ---------  -----------  -----------
   Valuation allowance................  (578,000)  (2,336,000)  (5,921,000)
                                       ---------  -----------  -----------
                                       $     --   $       --   $       --
                                       =========  ===========  ===========

  The Company has provided a valuation allowance for the full amount of deferred tax assets in excess of deferred tax liabilities since the realization of these future benefits cannot be reasonably assured as of the end of each related period. If the Company achieves profitability, the deferred tax assets may be available to offset future income taxes.

  At September 30, 1996, the Company had approximately $13.8 million of federal net operating loss carryforwards that expire in years 2008 through 2010, approximately $13.8 million of state net operating loss carryforwards that expire in years 1998 through 2000 and research and development tax credit carryforwards of approximately $183,000 that expire in years 2009 through 2010.

  As defined in the Internal Revenue Code, certain ownership changes limit the annual utilization of federal net operating loss and tax credit carryforwards. The Company experienced such an ownership change in December 1994 which limits the amount of federal net operating loss carryforwards and research tax credits that can be utilized in any one taxable year as follows:

        APPROXIMATE          APPROXIMATE RESEARCH         APPROXIMATE SECTION 382
     LOSS CARRYFORWARD      TAX CREDIT CARRYFORWARD          ANNUAL LIMITATION
     -----------------      -----------------------       -----------------------
        $1,100,000                  $60,000                      $225,000

10. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of cash, prepaid expenses, current notes payable, accounts payable, accrued expenses, accrued interest, amounts due to officers, customer advances and deposits and deferred revenue approximates fair value because of the short-term nature of those instruments.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The fair value of long-term debt is estimated based upon the current interest rates that would be offered to the Company on similar debt. The estimated fair value of the Company's debt (see Note 5) is as follows:

                                        DECEMBER 31, 1995   SEPTEMBER 30, 1996
                                        -----------------  ---------------------
                                       CARRYING    FAIR     CARRYING     FAIR
                                        AMOUNT     VALUE     AMOUNT     VALUE
                                       --------- --------- ---------- ----------
     Xerox Loan....................... $     --  $     --  $2,258,577 $2,258,577
     Series III Debentures............ 1,945,117 1,945,117        --         --

11. RELATED PARTY TRANSACTIONS

  In connection with the debt and equity offerings described in Notes 5 and 6, the Company engaged Knickerbocker Securities, Inc. ("Knickerbocker"), whose president is a shareholder and was a director of the Company during 1994 and a portion of 1995, as their investment banker. Amounts attributed to debt and equity offerings in 1993, 1994 and 1995 for Knickerbocker's services were $0, $88,000 and $214,126, respectively. The amount attributed to debt and equity offerings for the nine months ended September 30, 1995 was $231,946 (unaudited).

  The Company entered into an agreement with Knickerbocker on September 20, 1994, in which Knickerbocker would advise the Company with regard to financial matters and methods of financing for a three year period commencing on January 1, 1996 for a fee of $1,000 per month. In March 1996, the Company terminated this agreement as well as all previous agreements with Knickerbocker. Amounts expensed relating to the advisory agreement and the termination of all existing agreements were $80,260 and $25,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

  On July 31, 1994, two officers of the Company loaned $50,000 to the Company in exchange for promissory notes. The notes were converted into 42,000 shares of the Company's Common Stock on December 16, 1994.

  Amounts recorded as "Due to officers" represent compensation owed to officers for services rendered to the Company. Amounts recorded as "Due from officer" represent an advance for relocation costs.

  A member of the Company's Board of Directors is a partner with the Company's primary legal firm.

  In connection with the Interim Financing (see Note 5), a director and a director's spouse purchased $250,000 and $100,000 of the notes, and received 3,750 and 1,500 of the related warrants, respectively.

12. COMMITMENTS AND CONTINGENCIES

  On January 8, 1996, the Company signed a seven year agreement with a vendor for the supply of inks and printheads. The agreement provides the Company with worldwide rights, as defined. The Company must pay the vendor royalties and license fees upon achieving certain volume purchase levels. The agreement also includes certain exclusivity features which benefit the Company. To maintain the exclusivity rights, quarterly payments of $250,000 are required beginning January 1, 1996 and ending on October 1, 1997, and the Company must purchase all ink and printhead requirements from the vendor and purchase specified minimum amounts each year. The Company has the option to terminate the exclusive rights leaving all other aspects of the agreement unchanged. Currently, it is the Company's intent to maintain the rights.

  Effective January 1994, the Company entered into employment agreements with two of its executive officers reflecting a five year term and a three year term with an automatic three year renewal period, respectively. These agreements are subject to termination by either party, and provide for salary continuation and benefits for a

                       ACCENT COLOR SCIENCES, INC.

                      (A DEVELOPMENT STAGE COMPANY)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

specified period under certain circumstances including a change in control (as defined) of the Company. As of December 31, 1995 and September 30, 1996, if all of the employees under contract were to be terminated by the Company without cause (as defined), the Company's liability would be approximately $440,000 and $400,000, respectively.

  During 1996, the Company negotiated a product purchase agreement with a major customer. In consideration of favorable payment terms, including the payment of a 20% deposit upon orders, the Company has granted a second priority lien against its inventory up to an amount equal to deposits received.

13. LITIGATION

  In August 1996, the Company was notified of a claim by a former advisor of the Company for compensation in the form of cash and warrants. While the Company believes it has meritorious defenses against certain aspects of the claim, the ultimate resolution of the matter could result in a maximum liability of $125,000 and the issuance of warrants to purchase 35,000 shares of Common Stock at a exercise price of $4.40 per share. Management has accrued for the estimated liability.

14. STOCK SPLIT

  On October 8, 1996, as authorized by the Board of Directors, the Company split its Common Stock 3-for-1. All shares and per share conversion amounts (unless otherwise indicated) in the accompanying financial statements have been restated to reflect the 3-for-1 split.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                       AMOUNT
                                                                     ----------
Registration Fees--Securities and Exchange Commission............... $   13,086
Filing Fee--National Association of Securities Dealers..............      4,295
Transfer Agent Fees.................................................     10,000*
Cost of Printing and Engraving......................................    250,000*
Legal Fees and Expenses.............................................    350,000*
Accounting Fees and Expenses........................................    300,000*
Blue Sky Fees and Expenses..........................................     30,000*
Miscellaneous.......................................................     42,619
                                                                     ----------
  TOTAL............................................................. $1,000,000
                                                                     ==========

*Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is a Connecticut corporation. Section 33-320a of the Connecticut Stock Corporation Act ("Section 33-320a") provides that a corporation shall indemnify any director or officer of the corporation against expenses (including judgments, fines, penalties and amounts paid in settlement) incurred by him in connection with any action, suit or proceeding other than an action by or in the right of the corporation in which he is made or is threatened to be made a party by reason of having been a director or officer of the corporation, subject to certain limitations.

  For example, the corporation shall not so indemnify any person made a party to any proceeding by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, unless (1) such person, and the person whose legal representative he is, was successful on the merits in the defense of any proceeding referred to in Section 33-320a, or (2) it shall be concluded as provided in subsection (d) of Section 33-320a that such person, and the person whose legal representative he is, acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, either in the best interests of the corporation or in the best interest of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful, or (3) the court, on application as provided in subsection (e) of Section 33-320a shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified and then for such amount as the court shall determine; except that in connection with an alleged claim based upon his purchase or sale of securities of the corporation or of another enterprise, which he serves or served at the request of the corporation, the corporation shall only indemnify such person after the court shall have determined on application as provided in subsection (e) of Section 33-320a, that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine. The termination of any proceeding by judgment, order settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself create a presumption that the person did not act in good faith or in a manner which he did not reasonably believe to be in the best interests of the corporation of the participants and beneficiaries of such employee benefit plan or trust and consistent with the provisions of such employee benefit plan or trust, or, with respect to any criminal action or proceeding that he had reasonable cause to believe that this conduct was unlawful.

  Except as otherwise provided in Section 33-320a, a corporation shall indemnify any person made a party to any proceeding, by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he, or the person whose legal representative he is, is or was a shareholder, director, officer, employee or agent of the corporation, or an eligible outside party, against reasonable expenses actually incurred by him in connection with such proceeding in relation to matters as to which such person, or the person whose legal representative he is, is finally adjudged not to have breached his duty to the corporation, or where the court, on application as provided in subsection (e) of Section 33-320a shall have determined that in view of all the circumstances such person is fairly and reasonably entitled to be indemnified, and that for such amounts the court shall determine. The corporation shall not so indemnify any such person for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a proceeding, with or without court approval; or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.

  The Certificate of Incorporation of the Company includes a provision limiting the personal liability of a director to the Company or its shareholders for monetary damages for breach of duty as a director, to an amount equal to the amount of compensation received by the Director for serving the Company during the calendar year in which the violation occurred, subject to a number of exceptions, including violations involving a knowing and culpable violation of law, a breach of duty which enables a director or an associate to receive an improper personal gain, conduct showing a lack of good faith and conscious disregard of duty to the Company, a sustained and unexcused pattern of inattention, or the approval of an illegal distribution of assets of the Company to its shareholders. An associate of a director, in terms of improper personal gains, is defined as (A) any corporation or organization of which a Company director is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting stock, (B) any trust or other estate in which a Company director has at least ten percent beneficial interest or as to which a Company director serves as trustee or in a similar fiduciary capacity and (C) any relative or spouse of a Company director, or any relative of such spouse who has the same name as the Company director. In addition, the Company also maintains a directors' and officers' insurance and reimbursement policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Described below is information regarding all unregistered securities of the Company sold by the Company within the last three years.

  (a) In December 1993, prior to the commencement of its operations, the Company issued 300 shares of its original Common Stock (now 405,000 shares of Common Stock) to three individuals, Walter Keay, Norman L. Milliard and Michael Strange, who participated in the organization of the Company for aggregate consideration of $300.

  (b) In January 1994, the Company issued $200,030 of 8.00% Convertible Subordinated Debentures (the "Series I Debentures") to five individuals, including the four directors of the Company Richard J. Coburn, Walter R. Keay, Raymond N. Smith and Peter Teufel, and Klaus Werding. The Series I Debentures bore an interest rate of 8% (excluding debt discount), compounded annually, and, in September 1994, were converted into shares of the Company's Series A Convertible Voting Preferred Stock ("Series A Preferred Stock") at the rate of one share of Series A Preferred Stock for each $5 of principal and interest amount of Series I Debentures.

  (c) In August 1994, the Company issued an additional $160,000 of 8.00% Convertible Subordinated Debentures (the "Series II Debentures") to two individuals, Peter Teufel and Klaus Werding under the same terms as the Series I Debentures. In September 1994, all Series II Debentures were also converted into shares of Series A Preferred Stock at the rate of one share of Series A Preferred Stock for each $5 of principal and interest amount of Series II Debentures.

  (d) In February 1995, the Company completed an offering of Series A Preferred Stock resulting in the issuance of 250,000 shares of Series A Preferred Stock for aggregate gross proceeds of $1,250,000 or $5 per share. Knickerbocker Securities, Inc. served as placement agent with respect to this offering and received commissions in the amount of $129,250 of such gross proceeds and warrants to purchase an aggregate of 23,500 shares of Series A Preferred Stock at an exercise price of $5.50 per share.

  In connection with the offering described in the within Prospectus, all outstanding shares of Series A Preferred Stock will be automatically converted into shares of Common Stock at the rate of 4.2 shares of Common Stock for each share of Series A Preferred Stock upon the effective date of this Registration Statement and such warrants to purchase shares of Series A Preferred Stock will become warrants to purchase an aggregate of 98,700 shares of Common Stock at a price of $1.31 per share.

  (e) In October 1995, the Company completed an offering of Series III Debentures maturing in two years with interest at the annual rate of 8.00%. The Series III Debentures are convertible into Common Stock at the rate of $3.67 per share, together with accrued interest thereon, and all such Debentures and accrued interest thereon will be converted automatically into Common Stock at such rate upon the closing of the offering described in the within Prospectus. An aggregate of approximately $1.9 million in principal amount of Series III Debentures with approximate net proceeds to the Company of $1.7 million, were sold through Knickerbocker Securities, Inc., as placement agent, which received commissions in the amount of $214,126 and a warrant to purchase 15,000 shares of the Company's Common Stock at a price of $3.67 per share. Each purchaser of a Series III Debenture also received a warrant to purchase a number of shares of Common Stock equal to the principal amount of such Debenture divided by $3.67, subject to adjustment. Such warrants are exercisable for a period of two years, however, in order to induce earlier exercise, the Company offered the holders of such warrants the opportunity to exercise their warrants at a reduced price of $2.33 per share for a limited period in December 1995, and warrants were exercised in response to such offer with respect to 297,840 shares of Common Stock for proceeds to the Company in the aggregate amount of $694,960.

  (f) In February 1996, the Company issued 8.00% Subordinated Debentures (the "Series IV Debentures") to two individuals, Peter Teufel and Klaus Werding. The Series IV Debentures had a term of six months with interest at the annual rate of 8.00% per annum (excluding debt discount) and were repaid in August 1996. Each holder of Series IV Debentures also received a warrant to purchase shares of Common Stock in an amount equal to the face value of his Series IV Debenture divided by $3.67, subject to adjustment at an exercise price per share of $3.67. The Company received gross proceeds from the sale of Series IV Debentures in the amount of $405,000.

  (g) In March 1996, the Company entered into a loan facility with Xerox Corporation pursuant to which Xerox may lend the Company up to $3,000,000. The outstanding principal balance of such loan as of the date of this Registration Statement is $2,350,000. In connection with this facility, Xerox Corporation received a warrant to purchase 375,000 shares of Common Stock at an exercise price of $3.67 per share, subject to adjustment, during a period of 3 years.

  (h) In June 1996, the Company completed an offering of 2,625,000 shares of Common Stock for gross proceeds of $10,500,000 or $4.00 per share. Pennsylvania Merchant Group Ltd. served as placement agent with respect to such offering and received commissions of $840,000. In addition, the Company issued warrants to Pennsylvania Merchant Group Ltd. entitling it to purchase 131,250 shares of Common Stock for a period of five years at an exercise price of $4.00 per share. The Company issued an additional warrant for 168,750 shares of its Common Stock to Pennsylvania Merchant Group Ltd. in relation to the termination of these agreements in 1996.

  (i) In October 1996, the Company completed an offering to a group of accredited investors of discounted notes in the aggregate principal amount of $3.45 million bearing interest at 8.70% per annum (excluding debt discount) with warrants to purchase 45,000 shares of Common Stock for net proceeds of $2.78 million (the "Interim Financing"). Pennsylvania Merchant Group Ltd., served as placement agent for this offering and received commissions of $195,000.

  (j) Pursuant to the Company's 1995 Stock Incentive Plan, options have been issued to purchase an aggregate of 1,289,850 shares of Common Stock of the Corporation at exercise prices ranging from $1.19 to $4.00 per share.

  Exemption from registration pursuant to the registration requirements under the Securities Act of 1933, as amended, with respect to each of the transactions described in the preceding paragraphs is claimed pursuant to

Section 4(2) of the Securities Act of 1933, as amended and Regulation D and Rule 701 promulgated thereunder. In addition, exemption with respect to the offer and sale of certain Series I Debentures described in paragraph (a) above, Series II Debentures described in paragraph (b) and Series IV Debentures described in paragraph (f) above is claimed pursuant to Regulation S under such Act.

  The Company is relying upon the following facts with respect to the availability of such exemptions:

  The transactions described in paragraphs (a) through (i) above involve the issuance of securities to persons which the Company believed, in each case, to be "accredited investors" as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended. The transactions described in paragraphs (a), (b) and (f) involved the issuance of debt securities, with Common Stock purchase warrants, to directors of the Company and one other person associated with one of the Company's directors. Such director and his associate are non-US citizens, as certified to the Company and they were the only participants in the transactions described in paragraphs (b) and (f) above. The transactions described in paragraphs (c), (d), (h) and
  (i) above were conducted in accordance with Rule 506 of Regulation D under the Securities Act of 1933, as amended. The transactions described in paragraph (j) above involve full-time employees, non-employee directors and consultants and advisors to the Company and were compensatory in nature.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 The exhibits constituting part of this Registration Statement are as follows:

 1*     Form of Underwriting Agreement.

 3.1, 4.1* Restated Certificate of Incorporation of the Company.

 3.2, 4.2* Bylaws of the Company, as amended.

 4.3**  Specimen of Stock Certificate.

 5* Opinion of Murtha, Cullina, Richter and Pinney concerning legality of shares being registered pursuant to this Registration Statement.

 10.1* Product Development and Distribution Agreement dated February 16, 1996 between the Company and Xerox Corporation.

 10.2* Letter of Understanding dated July 2, 1996 between the Company and Xerox Corporation supplementing the Product Development and Distribution Agreement.

 10.3* Amendment to Product Development and Distribution Agreement between the Company and Xerox Corporation dated February 29, 1996.

 10.4* Loan Agreement Promissory Note dated February 29, 1996 between the Company and Xerox Corporation.

 10.5* Product Purchase Agreement dated April 16, 1996 between the Company and International Business Machines Corporation.

 10.6* Letter Agreement supplementing Product Purchase Agreement between the company and International Business Machines Corporation dated February 23, 1996.

 10.7* OEM Supply Agreement dated January 8, 1996 between the Company and Spectra, Inc.

 10.8* Amendment No. 1 to the OEM Supply Agreement dated July 12, 1996 between the Company and Spectra, Inc.

 10.9* Lease Agreement dated February 16, 1996 between the Company John Hancock Mutual Life Insurance Company.

 10.10* Memorandum of Understanding dated October 10, 1996 between the Company and Oce van der Grinten, N.V.

 10.11* Accent Color Sciences, Inc. 1995 Stock Incentive Plan.

 10.12* Employment Agreement dated December 14, 1993 between the Company and
        Norman L. Milliard.

 10.13* Amendment No. 1 to Employment Agreement between the Company and Norman
        L. Milliard dated as of January 1, 1995.

 10.14* Employment Agreement dated December 14, 1993 between the Company and
        Richard J. Coburn.

 10.15* Consulting Agreement dated August 2, 1994 between the Company and
        Peter Teufel.

 10.16* Consulting Agreement dated May 3, 1996 between the Company and Raymond
        N. Smith.

 10.17* Consulting Agreement Dated August 2, 1994 between the Company and
        Klaus Werding.

 10.18* Letter Agreement dated February 28, 1996 between the Company and
        Pennsylvania Merchant Group Ltd.

 10.19* Letter Agreement dated May 6, 1996 between the Company and
        Pennsylvania Merchant Group Ltd.

 10.20* Termination Agreement dated August 20, 1996 between the Company and
        Pennsylvania Merchant Group Ltd.

 10.21* Termination Agreement dated March 29, 1996 between the Company and
        Knickerbocker Securities, Inc.

 10.22* Form of nondisclosure agreement between the Company and its employees.

 10.23* Form of Registration Rights Agreement Relating to sale of Preferred
        Stock of the Company.

 10.24* Form of Registration Rights Agreement Relating to sale of Series III
        Debentures of the Company.

 10.25* Form of registration Rights Agreement Relating to warrants issued in connection with Series III Debentures of the Company.

 10.26* Form of Registration Rights Agreement Relating to Warrants issued in connection with Series IV Debentures of the Company.

 10.27* Form of Registration Rights Agreement Relating to sale of Common Stock of the Company.

 10.28* Registration Rights Agreement Relating to Warrants issued by the
        Company to Xerox Corporation.

 10.29* Form of Registration Rights Agreement Relating to Warrants issued pursuant to sale of Interim Notes.

 11*    Statement re: computation of per share earnings.

 15*    Letters re: unaudited interim financial information.

 23.1*  Consent of Price Waterhouse LLP.

 23.2* The consent of Messrs. Murtha, Cullina, Richter and Pinney, counsel for the Company, to the reference to their firm in the Prospectus forming a part of this Registration Statement and to the use of their opinion as Exhibit 5 to this Registration Statement is included in said opinion.

 24* Power of Attorney pursuant to which this Registration Statement has been signed on behalf of certain Directors.

 27*    Financial Data Schedule

--------
 *Previously filed

**      Filed herewith

ITEM 17. UNDERTAKINGS.

  The Undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF EAST HARTFORD, STATE OF CONNECTICUT ON THE 18TH DAY OF NOVEMBER 1996.

                                          Accent Color Sciences, Inc.
                                          (Registrant)

                                                  /s/ Norman L. Milliard
                                          By: _________________________________
                                                   NORMAN L. MILLIARD,
                                              PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

       /s/ Norman L. Milliard          President, Chief
-------------------------------------   Executive Officer        November 18,
         NORMAN L. MILLIARD             (Principal                1996
                                        Executive Officer)
                                        and Director

         /s/ Stephen K. Henn           Vice President,
-------------------------------------   Chief Financial          November 18,
           STEPHEN K. HENN              Officer and               1996
                                        Treasurer
                                        (Principal
                                        Financial and
                                        Accounting Officer)

                  *                    Director
-------------------------------------                            November 18,
          RICHARD J. COBURN                                       1996

                  *                    Director
-------------------------------------
           RICHARD HODGSON

                  *                    Director
-------------------------------------
       WILLARD F. PINNEY, JR.

                  *                    Director
-------------------------------------
          RAYMOND N. SMITH

                  *                    Director
-------------------------------------
          ROBERT H. STEELE

                  *                    Director
-------------------------------------
            PETER TEUFEL

       */s/ Norman L. Milliard
-------------------------------------                            November 18,
NORMAN L. MILLIARD, ATTORNEY-IN-FACT                              1996

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CALCULATION OF PRO FORMA EARNINGS PER SHARE

                                                                  FOR THE
                                                FOR THE          NINE MONTH
                                              YEAR ENDED        PERIOD ENDED
                                           DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                           ----------------- ------------------
Pro forma net loss (1)...................     $(4,083,000)     $ (8,560,000)
Calculation of pro forma weighted average
 common shares outstanding (2):
  Common Stock...........................       1,813,320          2,808,144
  Cheap Stock (3)........................       2,676,068          2,112,961
  Conversion of Series A Preferred
   Stock.................................       1,362,312          1,362,312
  Conversion of Series III Debentures,
   including accrued interest (4)........         564,958            586,087
                                              -----------      -------------
    Total................................       6,416,658          6,869,504
                                              ===========      =============
Pro forma net loss per share.............     $      (.64)     $       (1.25)
                                              ===========      =============

--------

(1) Adjusted to give effect to the conversion of Series III Debentures at the beginning of the period, as if the interest, the amortization of the discount and the amortization of other financing expenses were not incurred.

(2) Common share equivalents (stock options and warrants) are excluded from the computation as their effect is anti-dilutive, except that, pursuant to Securities and Exchange Common Staff Accounting Bulletin No. 83, common stock options and warrants issued and common stock and convertible debt and convertible preferred stock sold in the twelve months preceding the initial filing date of the offering's registration statement and have been included in the calculation as if outstanding for all periods presented using the treasury stock method and the assumed public offering price of $9.00 per share.

(3) See attached calculation.

(4) Included as if the conversion of the Series III Debentures occurred at the beginning of the period, including shares issued for settlement of accrued interest.

                          ACCENT COLOR SCIENCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           CALCULATION OF CHEAP STOCK

                                                     SHARES   PRICE    TOTAL
                                                    --------- ----- -----------
YEAR ENDED DECEMBER 31, 1995
Common Stock purchased--private placement.......... 2,625,000 $4.00 $10,500,000
Options issued.....................................   605,250  3.67   2,219,250
Options issued.....................................   647,850  4.00   2,591,400
Warrants issued (net of exercised).................   569,505  3.67   2,088,185
Warrants issued....................................    45,000 10.00     450,000
Placement agent warrants issued....................   300,000  4.00   1,200,000
                                                    ---------       -----------
  Total............................................ 4,792,605       $19,048,835
                                                    =========       ===========
Initial public offering price......................                 $         9
                                                                    ===========
Shares assumed repurchased.........................                   2,116,537
Less: shares assumed issued........................                   4,792,605
                                                                    -----------
Cheap stock........................................                   2,676,068
                                                                    ===========
NINE MONTHS ENDED SEPTEMBER 30, 1996
Common stock purchased--private placement.......... 1,911,696 $4.00 $ 7,646,784
Options issued.....................................   605,250  3.67   2,219,250
Options issued.....................................   647,850  4.00   2,591,400
Warrants issued (net of exercised).................   287,985  3.67   1,055,945
Warrants issued....................................    45,000 10.00     450,000
Placement agent warrants issued....................   300,000  4.00   1,200,000
                                                    ---------       -----------
                                                    3,797,781       $15,163,379
                                                    =========       ===========
Initial public offering price......................                 $         9
                                                                    -----------
Shares assumed repurchased.........................                   1,684,820
Less: shares assumed issued........................                   3,797,781
                                                                    -----------
Cheap stock........................................                   2,112,961
                                                                    ===========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY OF THE UNDERWRITERS SINCE SUCH DATE.

                              ------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Summary Financial Data...................................................   6
Risk Factors.............................................................   7
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  28
Management...............................................................  44
Certain Transactions.....................................................  49
Principal Shareholders and Key Personnel.................................  50
Description of Capital Stock.............................................  51
Shares Eligible for Future Sale..........................................  53
Underwriting.............................................................  55
Legal Matters............................................................  56
Experts..................................................................  56
Additional Information...................................................  57
Index to Financial Statements............................................ F-1

                              ------------------

 UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,000,000 Shares

                                [PASTE UP LOGO]

                          ACCENT COLOR SCIENCES, INC.

                                  COMMON STOCK

                              ------------------
                                   PROSPECTUS
                              ------------------

                                COWEN & COMPANY

                          JANNEY MONTGOMERY SCOTT INC.

                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
  1*         Form of Underwriting Agreement.
  3.1, 4.1*  Restated Certificate of Incorporation of the
              Registrant.
  3.2, 4.2*  By-laws of the Registrant, as amended.
  4.3**      Specimen certificates for shares of the Registrant's
              Common Stock.
  5*         Opinion of Murtha, Cullina, Richter and Pinney.
 10.1*       Product Development and Distribution Agreement dated
              February 16, 1996 between the Company and Xerox
              Corporation.
 10.2*       Letter of Understanding dated July 2, 1996 between the
              Company and Xerox Corporation supplementing the
              Product Development and Distribution Agreement.
 10.3*       Amendment to Product Development and Distribution
              Agreement between the Company and Xerox Corporation
              dated February 29, 1996.
 10.4*       Loan Agreement and Promissory Note dated February 29,
              1996 between the Company and Xerox Corporation.
 10.5*       Product Purchase Agreement dated April 16, 1996 between
              the Company and International Business Machines
              Corporation.
 10.6*       Letter Agreement supplementing Product Purchase
              Agreement between the Company and International
              Business Machines Corporation dated February 23, 1996.
 10.7*       OEM Supply Agreement dated January 8, 1996 between the
              Company and Spectra, Inc.
 10.8*       Amendment No. 1 to the OEM Supply Agreement dated July
              12, 1996 between the Company and Spectra, Inc.
 10.9*       Lease Agreement dated February 16, 1996 between the
              Company and John Hancock Mutual Life Insurance
              Company.
 10.10*      Memorandum of Understanding dated October 10, 1996
              between the Company and Oce van der Grinten, N.V.
 10.11*      Accent Color Sciences, Inc. 1995 Stock Incentive Plan.
 10.12*      Employment Agreement dated December 14, 1993 between
              the Company and Norman L. Milliard.
 10.13*      Amendment No. 1 to Employment Agreement between the
              Company and Norman L. Milliard dated as of January 1,
              1995.
 10.14*      Employment Agreement dated December 14, 1993 between
              the Company and Richard J. Coburn.
 10.15*      Consulting Agreement dated August 2, 1994 between the
              Company and Peter Teufel.
 10.16*      Consulting Agreement dated May 3, 1996 between the
              Company and Raymond N. Smith.
 10.17*      Consulting Agreement dated August 2, 1994 between the
              Company and Klaus Werding.

--------
 * Previously filed.

** Filed herewith.

 EXHIBIT NO.                       DESCRIPTION                         PAGE NO.
 -----------                       -----------                         --------
   10.18*    Letter Agreement dated February 28, 1996 between the
              Company and Pennsylvania Merchant Group Ltd.
   10.19*    Letter Agreement dated May 6, 1996 between the Company
              and Pennsylvania Merchant Group Ltd.
   10.20*    Termination Agreement dated August 20, 1996 between the
              Company and Pennsylvania Merchant Group Ltd.
   10.21*    Termination Agreement dated March 29, 1996 between the
              Company and Knickerbocker Securities, Inc.
   10.22*    Form of nondisclosure agreement between the Company and
              its employees.
   10.23*    Form of Registration Rights Agreement Relating to sale
              of Preferred Stock of the Company.
   10.24*    Form of Registration Rights Agreement Relating to sale
              of Series III Debentures of the Company.
   10.25*    Form of Registration Rights Agreement Relating to
              warrants issued in connection with Series III
              Debentures of the Company.
   10.26*    Form of Registration Rights Agreement Relating to
              Warrants issued in connection with Series IV
              Debentures of the Company.
   10.27*    Form of Registration Rights Agreement Relating to sale
              of Common Stock of the Company.
   10.28*    Registration Rights Agreement Relating to Warrants
              issued by the Company to Xerox Corporation.
   10.29*    Form of Registration Rights Agreement Relating to
              Warrants issued pursuant to sale of notes.
   23.1*     Consent of Price Waterhouse LLP.
   23.2*     Consent of Murtha, Cullina, Richter and Pinney (see
              Exhibit 5 above).
   24*       Power of Attorney pursuant to which this Registration
              Statement has been signed on behalf of certain
              Directors.
   27*       Financial Data Schedule.

--------
 *Previously filed.

**Filed herewith.